Exhibit 10.2

Execution Version

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

dated as of December 22, 2017

Among

HI-CRUSH PARTNERS LP

as Borrower,

ZB, N.A. DBA AMEGY BANK,

as Administrative Agent, Issuing Lender and Swing Line Lender,

IBERIABANK,

as Syndication Agent,

and

THE LENDERS NAMED HEREIN

as Lenders

$125,000,000

ZB, N.A. DBA AMEGY BANK,

AS LEAD ARRANGER AND SOLE BOOKRUNNER

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EXHIBITS:

Exhibit A	–	Form of Assignment and Acceptance
Exhibit B	–	Form of Compliance Certificate
Exhibit C	–	Form of Second Amended and Restated Guaranty
Exhibit D	–	Form of Notice of Borrowing
Exhibit E	–	Form of Notice of Continuation or Conversion
Exhibit F	–	Form of Second Amended and Restated Pledge and Security Agreement
Exhibit G-1	–	Form of Revolving Note
Exhibit G-2	–	Form of Swing Line Note
Exhibit H-1	–	U.S. Tax Certificate (For Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit H-2	–	U.S. Tax Certificate (For Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit H-3	–	U.S. Tax Certificate (For Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit H-4	–	U.S. Tax Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)

SCHEDULES:

Schedule I	– Pricing Schedule
Schedule II	– Commitments, Contact Information
Schedule III	– Additional Conditions and Requirements for New Subsidiaries
Schedule 1.1(a)	– Existing Letters of Credit
Schedule 4.1	– Organizational Information
Schedule 4.4	– Financial Condition
Schedule 4.5	– Owned and Leased Real Properties
Schedule 4.7	– Litigation
Schedule 4.10	– Environmental Condition
Schedule 4.11	– Subsidiaries
Schedule 6.1	– Existing Permitted Debt
Schedule 6.2	– Existing Permitted Liens
Schedule 6.3	– Existing Permitted Investments
Schedule 6.10	– Affiliate Transactions

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SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of December 22, 2017 (the “Agreement”) is among Hi-Crush Partners LP, a Delaware limited partnership (the “Borrower”), the Lenders (as defined below), and ZB, N.A. DBA Amegy Bank, as Administrative Agent (as defined below) for the Lenders, as Issuing Lender (as defined below) and as Swing Line Lender (as defined below).

A. The Borrower, the lenders party thereto (the “Existing Lenders”), the Issuing Lender, the Swing Line Lender and the Administrative Agent are parties to that certain Amended and Restated Credit Agreement dated as of April 28, 2014, as amended by the Consent, Waiver and First Amendment dated October 21, 2014, the Second Amendment dated as of November 5, 2015, the Third Amendment dated as of April 28, 2016, the Fourth Amendment dated as of August 31, 2016, the Fifth Amendment dated as of March 3, 2017, and the Sixth Amendment dated as of October 12, 2017 (as amended, the “Existing Credit Agreement”).

B. The Borrower, the Lenders, the Issuing Lender, the Swing Line Lender and the Administrative Agent desire to amend and restate the Existing Credit Agreement in its entirety.

In consideration of the mutual covenants and agreements herein contained, the Borrower, the Lenders, the Issuing Lender, the Swing Line Lender and the Administrative Agent hereby (a) agree that the Existing Credit Agreement is amended and restated (but not substituted or extinguished) in its entirety as set forth herein, and (b) further agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

Section 1.1. Certain Defined Terms. The following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acceptable Security Interest” means a security interest which (a) exists in favor of the Administrative Agent for its benefit and the ratable benefit of the Secured Parties, (b) is superior to all other security interests (other than the Permitted Liens), (c) ranks pari passu with any security interest granted in favor of the Term B Collateral Agent for its benefit and the ratable benefit of the secured parties under the Term B Credit Documents, (d) secures the Secured Obligations, (e) is enforceable against the Credit Party which created such security interest and (f) is perfected to the extent required by any Credit Document.

“Account Control Agreement” means, as to any deposit account of any Credit Party held with a bank, an agreement or agreements in form and substance reasonably acceptable to the Administrative Agent, among the Credit Party owning such deposit account, the Administrative Agent and such other bank governing such deposit account.

“Account Debtor” shall mean an account debtor as defined in the UCC.

“Acquisition” means the purchase by any Credit Party of (a) any business, division or enterprise or all or substantially all of any Person through the purchase of assets (but, for the avoidance of doubt, excluding (x) purchases of equipment only with no other tangible or intangible property associated with such equipment purchase, unless such purchase of equipment involves all or substantially all the assets of the seller and (y) repurchases of all or any portion of royalty interests evidenced by royalty agreements permitted by Section 6.1(n)) or (b) Equity Interests of any Person sufficient to cause such Person to become a Subsidiary of a Credit Party.

“Additional Lender” has the meaning set forth in Section 2.15(a).

“Adjusted Base Rate” means, for any day, the fluctuating rate per annum of interest equal to the greatest of (a) the Wall Street Journal Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 0.50%, and (c) the Daily One-Month LIBOR plus 1.00%. Any change in the Adjusted Base Rate due to a change in the Wall Street Journal Rate, Daily One-Month LIBOR or the Federal Funds Rate shall be effective on the effective date of such change in the Wall Street Journal Rate, Daily One-Month LIBOR or the Federal Funds Rate.

“Adjusting Lender” has the meaning set forth in Section 2.1(d).

“Administrative Agent” means Amegy in its capacity as agent for the Lenders pursuant to Article 8 and any successor agent pursuant to Section 8.7.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” means any advance by a Lender or the Swing Line Lender to the Borrower as a part of a Borrowing.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise. Notwithstanding anything to the contrary contained herein, in no event shall any portfolio company or other investment of the Sponsor (other than the Hi-Crush Proppants Entities) be deemed to be an Affiliate of the Borrower or its Subsidiaries solely as a result of the direct or indirect control by the Sponsor of such portfolio company or investment.

“Agreement” has the meaning set forth in the preamble.

“Amegy” means ZB, N.A. DBA Amegy Bank.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Anti-Money Laundering Laws” has the meaning set forth in Section 4.19(c).

“Applicable Margin” means, at any time with respect to each Type of Advance, the Letters of Credit and the Commitment Fee, the percentage rate per annum which is applicable at such time with respect to such Advance, Letter of Credit or Commitment Fee as set forth in Schedule I and subject to further adjustments as set forth in Section 2.7(c).

“Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means ZB, N.A. DBA Amegy Bank, in its capacity as lead arranger and sole bookrunner.

“Asset Coverage Ratio” means, as of the end of each fiscal quarter, the ratio of (a) the sum of, without duplication, (i) 50% of the book value of Fixed Assets as of the last day of such fiscal quarter plus (ii) 80% of the Receivables of the Credit Parties as of the close of the last Business Day of such fiscal quarter plus (iii) 50% of the Inventory of the Credit Parties as of the last day of such fiscal quarter to (b) Funded Debt as of the last day of such fiscal quarter.

“Assignment and Acceptance” means an assignment and acceptance executed by a Lender and an Eligible Assignee and accepted by the Administrative Agent, in substantially the same form as Exhibit A.

“AutoBorrow Agreement” means any agreement providing for automatic borrowing services between the Borrower and the Swing Line Lender.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Banking Services” means each and any of the following bank services provided to any Credit Party or Hi-Crush Services (so long as the Equity Interests of Hi-Crush Services is 100% directly or indirectly owned by the Permitted Holders) by any Lender (other than a Defaulting Lender) or any Affiliate of a Lender (other than a Defaulting Lender): (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” means any and all obligations of the Borrower, any other Credit Party, or Hi-Crush Services (so long as the Equity Interests of Hi-Crush Services is 100% directly or indirectly owned by the Permitted Holders), whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Banking Services Provider” means any Lender (other than a Defaulting Lender) or Affiliate of a Lender (other than a Defaulting Lender) that provides Banking Services to the Borrower or any Subsidiary.

“Base Rate Advance” means an Advance which bears interest based upon the Adjusted Base Rate.

“Borrower” has the meaning set forth in the preamble.

“Borrowing” means a Revolving Borrowing or a Swing Line Borrowing.

“Business Day” means a day (a) other than a Saturday, Sunday, or other day on which banks are required or permitted to be closed under the laws of, or are in fact closed in, Texas or New York, and (b) if the applicable Business Day relates to any Eurodollar Advances, on which dealings are carried on by commercial banks in the London interbank market.

“Canadian Sub” means Hi-Crush Canada Distribution Corp., a company incorporated under the Business Corporations Act of the Province of British Columbia.

“Capital Expenditures” for any Person and period of its determination means, without duplication, the aggregate of all expenditures and costs (whether paid in cash or accrued as liabilities during that period and including that portion of payments under Capital Leases that are capitalized on the balance sheet of such Person) of such Person during such period that, in conformity with GAAP, are required to be included in or reflected by the property, plant, or equipment or similar fixed asset accounts reflected in the balance sheet of such Person.

“Capital Leases” means, for any Person, any lease of any Property by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

“Cash Collateral Account” means a cash collateral account pledged to the Administrative Agent containing cash deposited pursuant to the terms hereof to be maintained with the Administrative Agent in accordance with Section 2.2(h).

“Casualty Event” means the damage, destruction or condemnation, including by process of eminent domain or any transfer or disposition of property in lieu of condemnation, as the case may be, of property of any Person or any of its Subsidiaries.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, state and local analogs, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.

“Certificated Equipment” means any equipment the ownership of which is evidenced by, or under applicable Legal Requirement, is required to be evidenced by, a certificate of title.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Control” means the occurrence of any of the following events:

(a) other than as a result of a Hi-Crush Proppants Event, any Person (other than the Permitted Holders) becomes the owner, directly or indirectly, of 50% or more of the Voting Securities of Hi-Crush Proppants;

(b) the Permitted Holders shall fail to, directly or indirectly, own the greater of 50.1% and a Controlling Percentage of the Equity Interests (including the Voting Securities) of the General Partner;

(c) a majority of the members of the board of directors or other equivalent governing body of the General Partner ceases to be composed of individuals that were elected directly or indirectly by the Permitted Holders; or

(d) the General Partner shall cease for any reason to be the sole general partner of the Borrower.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class” has the meaning set forth in Section 1.4.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and published interpretations thereof.

“Collateral” means (a) all property of the Credit Parties which is “Collateral” or “Mortgaged Property” (as defined in each of the Mortgages or the Security Agreement, as applicable) or similar terms used in the Security Documents and (b) all property of the Credit Parties which secures the obligations of the Credit Parties under the Term B Credit Documents.

“Commitment” means, for each Lender, the obligation of each Lender to advance to Borrower the amount set opposite such Lender’s name on Schedule II as its Commitment, or if such Lender has entered into any Assignment and Acceptance, set forth for such Lender as its Commitment in the Register, as such amount may be reduced pursuant to Section 2.1(b) or increased pursuant to Section 2.15; provided that, after the Maturity Date, the Commitment for each Lender shall be zero. The aggregate Commitment on the Effective Date is $125,000,000.

“Commitment Fees” means the fees required under Section 2.6(a).

“Commitment Increase” has the meaning set forth in Section 2.15(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a compliance certificate executed by a Responsible Officer of the Borrower or such other Person as required by this Agreement in substantially the same form as Exhibit B.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Controlled Group” means all members of a controlled group of corporations and all businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Code.

“Controlling Percentage” means, with respect to any Person, the percentage of the outstanding Voting Securities (including any options, warrants or similar rights to purchase such Equity Interest) of such Person having ordinary voting power which gives the direct or indirect holder of such Equity Interest the power to elect a majority of the board of directors (or other applicable governing body), or directors holding a majority of the votes of the board of directors (or other applicable governing body) of such Person.

“Convert,” “Conversion,” and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.3(b).

“Covenant Cure Payment” has the meaning set forth in Section 7.7.

“Credit Documents” means this Agreement, the Subordination Agreements, the Intercreditor Agreement, the Notes, the Letters of Credit, the Letter of Credit Applications, the Guaranty, the Notices of Borrowing, the Notices of Continuation or Conversion, the Security Documents, any AutoBorrow Agreement, the Fee Letter, and each other agreement, instrument, or document executed at any time in connection with this Agreement.

“Credit Parties” means the Borrower and the Guarantors.

“Daily One-Month LIBOR” means, for any day, the rate of interest equal to the Eurodollar Rate then in effect for delivery of funds for a one (1) month period.

“Debt” means, for any Person, without duplication: (a) indebtedness of such Person for borrowed money, including the face amount of any letters of credit supporting the repayment of indebtedness for borrowed money issued for the account of such Person; (b) to the extent not covered under clause (a) above, obligations under letters of credit and agreements relating to the issuance of letters of credit or acceptance financing, including Letters of Credit; (c) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, or upon which interest payments are customarily made; (d) obligations of such Person under conditional sale or other title retention agreements relating to any Properties purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business); (e) obligations of such Person to pay the deferred purchase price of property or services (including, without limitation, any contingent obligations or other similar obligations associated with such purchase, and including obligations that are non-recourse to the credit of such Person but are secured by the assets of such Person); (f) obligations of such Person as lessee under Capital Leases and obligations of such Person in respect of synthetic leases; (g) obligations of such Person under any Hedging Arrangement (except that such obligations shall not constitute Debt for purposes of the calculations for compliance under Sections 6.16 and 6.17); (h) all obligations of such Person to mandatorily purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person on a date certain or upon the occurrence of certain events or conditions; (i) the Debt of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer, but only to the extent to which there is recourse to such Person for the payment of such Debt; (j) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above; (k) indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) secured by any Lien on or in respect of any Property of such Person; and (l) all liabilities of such Person in respect of unfunded vested benefits under any Plan.

“Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means a per annum rate equal to (a) in the case of principal of any Advance, 2.00% plus the rate otherwise applicable to such Advance as provided in Sections 2.7(a), (b), or (c), and (b) in the case of any other Obligation, 2.00% plus the non-default rate applicable to Base Rate Advances as provided in Section 2.7(a) or (c).

“Defaulting Lender” means any Lender that (a) (except, with regards to the funding of Swing Line Advances, the Swing Line Lender) has failed to fund any portion of the Revolving Advances or participations in Letter of Credit Obligations or Swing Line Advances required to be funded by it hereunder within two Business Days of the date required to be funded by it hereunder unless (i) with respect to the failure to fund any such Revolving Advances, such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or (ii) with the consent of the Administrative Agent and the Borrower (which consent may be withheld at the sole discretion of the Administrative Agent and the Borrower), such failure has been cured, (b) has indicated to the Administrative Agent, or has stated publicly, that such Lender will not fund any portion of the Revolving Advances or participations in Letter of Credit Obligations or Swing Line Advances required to be funded by it hereunder, unless (i) with respect to the failure to fund any such Revolving Advances, such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or (ii) with the consent of the Administrative Agent and the Borrower (which consent may be withheld at the sole discretion of the Administrative Agent and the Borrower), such Lender actually funds such Advances or participations, (c) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, unless the subject of a good faith dispute, or unless, with the consent of the Administrative Agent (which consent may be withheld at the sole discretion of the Administrative Agent), such failure has been cured, (d) as to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender, (e) has failed to confirm in writing to the Administrative Agent, for at least three Business Days, in response to a written request of the Administrative Agent, that it will comply with its funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (e) upon receipt of such written confirmation by the Administrative Agent), or (f) has, or has a direct or indirect parent company that has, become the subject of a Bail-in Action. Any determination that a Lender is a Defaulting Lender will be made by the Administrative Agent in its sole discretion acting in good faith. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (f) above shall be conclusive and binding absent manifest error.

“Disqualified Stock” shall mean any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the first anniversary of the Maturity Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to the first anniversary of the Maturity Date.

“Dollars” and “$” means lawful money of the United States of America.

“Domestic Subsidiary” means, with respect to any Person, any of its Subsidiaries that (a) is incorporated or organized under the laws of the United States, any State thereof or the District of Columbia or (b) could provide a guarantee of the Obligations without any material adverse federal income tax consequences to the Borrower (including by constituting an investment of earnings in United States property under Section 956 (or any successor provision) of the Code and, therefore, triggering an increase in the gross income of the Borrower pursuant to Section 951 (or a successor provision) of the Code).

“Drop Down Acquisition” means the acquisition by one or more Credit Parties, in a single transaction or in a series of related transactions, of property or assets (including Equity Interests) from any Hi-Crush Proppants Entity, so long as the property or assets being acquired is engaged or used (or intended to be used), as applicable, primarily in the frac sand excavation, processing and transportation business, including any Drop Down Acquisition consummated prior to the Effective Date.

“EBITDA” means for the Borrower, on a consolidated basis for any period (it being understood that no amounts of any Net Income of any entity constituting an Investment pursuant to Section 6.3(k) or (l) shall be taken into account in calculating EBITDA other than to the extent provided in clause (c) below), the sum of (a) Net Income for such period, plus (b) without duplication and to the extent deducted in determining such Net Income (i) depletion, depreciation and amortization for such period, plus (ii) Interest Expense for such period, plus (iii) Income Tax Expense for such period, plus (iv) letter of credit fees, plus (v) non-cash expenses resulting from any employee benefit or management compensation plan or the grant of Equity Interests to employees of the Borrower or any of its Subsidiaries pursuant to a written plan or agreement, plus (vi) customary non-capitalized expenses incurred in connection with (A) any Equity Issuance on or prior to the Effective Date, (B) any Drop Down Acquisition, and (C) the transactions contemplated by this Agreement to occur on the Effective Date, plus (vii) customary non-capitalized expenses incurred in connection with any Investment permitted under Section 6.3(j), (k) or (l), any Acquisition permitted by Section 6.4, any incurrence of Debt permitted by Section 6.1 or any Equity Issuance (in each case, whether or not consummated) in an aggregate amount not to exceed $5,000,000 in any fiscal year, plus (viii) any losses (or minus any gains) realized upon any disposition of property permitted under Section 6.8 outside of the ordinary course of business, plus (ix) non-recurring charges with respect to relocation or severance arrangements between the Borrower or its Subsidiaries and their respective officers and employees in an aggregate amount not to exceed $2,000,000 in any fiscal year, plus (x) exploration expenses in an aggregate amount not to exceed $1,000,000 in any fiscal year, plus (xi) non-cash charges resulting from extraordinary, non-recurring events or circumstances for such period, plus (c) cash dividends or distributions received by the Credit Parties from any Permitted Investments pursuant to Section 6.3(k) or (l), minus (d) to the extent included in determining Net Income, non-cash income resulting from extraordinary, non-recurring events or circumstances for such period and all other non-cash items of income which were included in determining such Net Income; provided that such EBITDA shall be subject to pro forma adjustments for acquisitions and asset sales (including, without limitation, each Drop Down Acquisition) assuming that such transactions had occurred on the first day of the determination period, which adjustments shall be made in a manner, and subject to supporting documentation, acceptable to the Administrative Agent.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions precedent set forth in Section 3.1 shall have been satisfied.

“Eligible Assignee” means (a) a Lender (other than a Defaulting Lender), (b) any Affiliate of a Lender approved by the Administrative Agent, (c) any Approved Fund of a Lender or (d) any other Person (other than a natural Person) reasonably acceptable to the Administrative Agent and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 9.7, the Borrower, such approval not to be unreasonably withheld or delayed by the Borrower and such approval to be deemed given by the Borrower if no objection is received by the Administrative Agent from the Borrower within five Business Days after notice of such proposed assignment has been provided to the Borrower; provided, however, that none of the Sponsor, the Borrower or any of their respective Affiliates shall qualify as an Eligible Assignee.

“Environment” shall have the meanings set forth in 42 U.S.C. 9601(8) (1988).

“Environmental Claim” means any third party (including governmental agencies and employees) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation (including claims or proceedings under the Occupational Safety and Health Acts or similar laws or requirements relating to health or safety of employees) which seeks to impose liability under any Environmental Law.

“Environmental Law” means all federal, state, and local laws, rules, regulations, ordinances, orders, decisions, agreements, and other requirements, including common law theories, now or hereafter in effect and relating to, or in connection with the Environment, human health, or safety, including without limitation CERCLA, relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, hazardous, medical infections, or toxic substances, materials or wastes; (d) the safety or health of employees; or (e) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous, medical infections, or toxic substances, materials or wastes.

“Environmental Permit” means any permit, license, order, approval, registration or other authorization under Environmental Law.

“Equity Interest” means with respect to any Person, any shares, interests, participation, or other equivalents (however designated) of corporate stock, membership interests or partnership interests (or any other ownership interests) of such Person.

“Equity Investors” means Hi-Crush Proppants and/or the General Partner, as applicable.

“Equity Issuance” means any issuance of equity securities or any other Equity Interests (including any preferred equity securities) by the Borrower or any of its Subsidiaries.

“Equity Issuance Proceeds” means, with respect to any Equity Issuance by the Borrower after the Effective Date (other than any such Equity Issuance of Disqualified Stock), all cash and Liquid Investments received by the Borrower or any of its Subsidiaries from such Equity Issuance (other than from any other Credit Party) after payment of, or provision for, all underwriter fees and expenses, SEC and blue sky fees, printing costs, fees and expenses of accountants, lawyers and other professional advisors, brokerage commissions and other out-of-pocket fees and expenses actually incurred in connection with such Equity Issuance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board as in effect from time to time.

“Eurodollar Advance” means an Advance that bears interest based upon the Eurodollar Rate (other than Advances that bear interest based upon the Daily One Month LIBOR).

“Eurodollar Base Rate” means (a) in determining Eurodollar Rate for purposes of the “Daily One Month LIBOR”, the rate per annum for Dollar deposits quoted by the Administrative Agent for the purpose of calculating effective rates of interest for loans making reference to the “Daily One-Month LIBOR”, as the inter-bank offered rate in effect from time to time for delivery of funds for one (1) month in amounts approximately equal to the principal amount of the applicable Advances; provided that, the Administrative Agent may base its quotation of the inter-bank offered rate upon such offers or other market indicators of the inter-bank market as the Administrative Agent in its discretion deems appropriate including, but not limited to, the rate determined under the following clause (b), and (b) in determining Eurodollar Rate for all other purposes, the rate per annum (rounded upward to the nearest whole multiple of 1/100 of 1%) equal to (i) the rate per annum determined by the Administrative Agent to be the offered rate for deposits in dollars with a term equivalent to the elected Interest Period appearing on the page of the Reuters Screen which displays an average of the London interbank offered rate administered by the ICE Benchmark Administration (such page currently being the LIBOR01 page) or (ii) if the rate in clause (b)(i) above does not appear on such page or service or if such page or service is not available, the rate per annum determined by the Administrative Agent to be the offered rate for deposits in dollars with a term equivalent to the elected Interest Period on such other page or other service which displays an average of the London interbank offered rate or (iii) if the rates in clauses (b)(i) and (b)(ii) are not available, for any reason, then for purposes of this clause (b), Eurodollar Base Rate shall then be the rate per annum determined by the Administrative Agent to be the average offered quotation rate by major banks in the London interbank market for deposits in Dollars for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the Advances for which the Eurodollar Base Rate is then being determined and with a term equivalent to such Interest Period.

“Eurodollar Rate” means a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate 1.00 – Eurodollar Reserve Percentage

Where,

“Eurodollar Reserve Percentage” means, as of any day, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities. The Eurodollar Rate for each outstanding Advance shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

Notwithstanding the foregoing, if the Eurodollar Rate is below zero for a determination, then the rate for such determination pursuant to this definition shall be deemed to be zero.

“Event of Default” has the meaning specified in Section 7.1.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Advance or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.13) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.12, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.12(f), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” has the meaning set forth in the recitals.

“Existing Lenders” has the meaning set forth in the recitals.

“Existing Letters of Credit” means the letters of credit issued by Amegy and set forth on the attached Schedule 1.1(a).

“Exiting Lender” has the meaning set forth in Section 2.1(d).

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any legislation or other official guidance or official requirements adopted pursuant to such intergovernmental agreement.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the preceding Business Day as so published on the succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent (in its individual capacity) on such day on such transactions as determined by the Administrative Agent. Notwithstanding the foregoing, if the Federal Funds Rate is below zero for a determination, then the rate for such determination pursuant to this definition shall be deemed to be zero.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.

“Fee Letter” means that certain Fee Letter dated as of December 22, 2017 between the Borrower and Amegy.

“Financial Statements” means, for any period, the consolidated financial statements of the Borrower and its Subsidiaries, including statements of operations, partners’ equity and cash flow for such period as well as a balance sheet as of the end of such period, all prepared in accordance with GAAP.

“First-Tier Foreign Subsidiary” means any Foreign Subsidiary that is a CFC and the Equity Interests of which are held directly by the Borrower or a Domestic Subsidiary.

“Fixed Assets” means, without duplication, all fixed assets owned by the Credit Parties.

“Foreign Lender” means any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means any Subsidiary of a Person that is not a Domestic Subsidiary.

“Funded Debt” of any Person means, at any time, without duplication, Debt of such Person (a) of the type described in clauses (a), (b), (c), (f), and (h) of the definition of “Debt”; provided that Debt with respect to letters of credit referred to in clause (b) of such definition shall be considered “Funded Debt” regardless of whether such letters of credit are drawn or funded, (b) of the type described in clause (i) of the definition of “Debt”; provided that such Debt would otherwise qualify as “Funded Debt” under this definition, or (c) of the type described in clauses (j) or (k) of the definition of “Debt” to the extent that such guaranty covers, or such Lien secures, Debt of the type described in clause (a) or clause (b) of this definition of “Funded Debt”. For the avoidance of doubt, all Debt outstanding under this Agreement shall constitute “Funded Debt”. Notwithstanding the foregoing, Permitted Subordinated Debt shall not constitute “Funded Debt” so long as each Subordination Agreement is in full force and effect.

“GAAP” means United States of America generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.3.

“General Partner” means Hi-Crush GP LLC, a Delaware limited liability company.

“Governmental Authority” means, with respect to any Person, any foreign governmental authority, the United States of America, any state of the United States of America, the District of Columbia, and any subdivision of any of the foregoing, and any agency, department, commission, board, authority or instrumentality, bureau or court having jurisdiction over such Person.

“Guarantors” means any Person that now or hereafter executes a Guaranty, including (a) each Subsidiary of the Borrower listed on Schedule 4.11 (other than the Canadian Sub), and (b) each Subsidiary of the Borrower that becomes a guarantor of all or a portion of the Obligations and which has entered into either a joinder agreement substantially in the form attached to the Guaranty or a new Guaranty; provided, however, notwithstanding anything contained in this Agreement or any other Credit Document to the contrary, no Foreign Subsidiary of the Borrower shall be required to execute a Guaranty.

“Guaranty” means the Second Amended and Restated Guaranty Agreement executed in substantially the same form as Exhibit C.

“Hazardous Substance” means any substance or material identified as such pursuant to CERCLA and those regulated under any other Environmental Law, including without limitation pollutants, contaminants, petroleum, petroleum products, radionuclides, and radioactive materials.

“Hazardous Waste” means any substance or material regulated or designated as such pursuant to any Environmental Law, including without limitation, pollutants, contaminants, flammable substances and materials, explosives, radioactive materials, oil, petroleum and petroleum products, chemical liquids and solids, polychlorinated biphenyls, asbestos, toxic substances, and similar substances and materials.

“Hedging Arrangement” means a hedge, call, swap, collar, floor, cap, option, forward sale or purchase or other contract or similar arrangement (including any obligations to purchase or sell any commodity or security at a future date for a specific price) which is entered into to reduce or eliminate or otherwise protect against the risk of fluctuations in prices or rates, including interest rates, foreign exchange rates, commodity prices and securities prices.

“Hi-Crush Proppants” means Hi-Crush Proppants LLC, a Delaware limited liability company.

“Hi-Crush Proppants Entities” means Hi-Crush Proppants and its Subsidiaries (other than the General Partner, the Borrower and its Subsidiaries).

“Hi-Crush Proppants Event” means (a) the dissolution of Hi-Crush Proppants or (b) the merger of Hi-Crush Proppants into the Borrower with the Borrower as the surviving entity.

“Hi-Crush Services” means Hi-Crush Services LLC, a Delaware limited liability company.

“Income Tax Expense” means for Borrower and its Subsidiaries, on a consolidated basis for any period, all state and federal income taxes (including without limitation Texas franchise taxes) paid or due to be paid during such period.

“Increase Date” has the meaning set forth in Section 2.15(b).

“Increasing Lender” has the meaning set forth in Section 2.15(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Independent Engineering Report” means a report, in form and substance consistent with the report dated February 2017 in respect of Credit Parties’ facility in Winkler County, Texas, or otherwise reasonably satisfactory to the Administrative Agent, prepared by an independent engineer, with respect to the Sand Reserves owned by the Borrower or its Subsidiaries which report shall specify the location, quantity, and type of the estimated Sand Reserves.

“Initial Financial Statements” means the unaudited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal quarter ending September 30, 2017, including statements of income, retained earnings, changes in equity and cash flow for such fiscal quarter as well as a balance sheet as of the end of such fiscal quarter, all prepared in accordance with GAAP.

“Intercreditor Agreement” means that certain Intercreditor Agreement among Administrative Agent, Term B Collateral Agent and the Credit Parties dated as of April 28, 2014, as the same may be amended, modified, supplemented or restated from time to time in accordance with the terms hereof and thereof.

“Interest Coverage Ratio” means, as of the end of each fiscal quarter, the ratio of (a) the Borrower’s consolidated EBITDA for the four-fiscal quarter period then ended; provided, that if the Canadian Sub’s EBITDA for such period exceeds an amount equal to 10% of Borrower’s consolidated EBITDA for such period, such excess shall be excluded from the calculation of the Borrower’s consolidated EBITDA for such period for purposes of the calculation of the Interest Coverage Ratio, to (b) the Borrower’s consolidated Net Interest Expense for the four-fiscal quarter period then ended.

“Interest Expense” means, for any period and with respect to any Person, total interest expense (including, without limitation, the amortization of debt discount and premium and the interest component under Capital Leases and the arrangement and upfront fees paid pursuant to the Fee Letter and in connection with any Permitted Subordinated Debt) as determined in accordance with GAAP.

“Interest Period” means for each Eurodollar Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Advance is made or deemed made and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.3, and thereafter, each subsequent period commencing on the day following the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.3. The duration of each such Interest Period shall be one, two, three, or six months, in each case as the Borrower may select, provided that:

(a) Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration;

(b) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

(c) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month; and

(d) the Borrower may not select any Interest Period for any Advance which ends after the Scheduled Maturity Date.

“Inventory” means all of the Credit Parties’ inventory consisting of excavated sand, including work in progress, processed sand, and capital spare parts then owned by, and in the possession or under the control of, any Credit Party, and in which the Administrative Agent has an Acceptable Security Interests, but specifically excluding inventory which meets any of the following conditions or descriptions: (a) inventory with respect to which a claim exists disputing applicable Credit Party’s title to or right to possession; (b) inventory held for lease; and (c) inventory that is subject to any third party’s rights (including Permitted Liens) which would be superior to the lien and rights of Administrative Agent created under the Credit Documents.

“Investment” has the meaning set forth in Section 6.3.

“Issuing Lender” means Amegy in its capacity as a Lender that issues Letters of Credit for the account of any Credit Party pursuant to the terms of this Agreement.

“Legal Requirement” means any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, including, but not limited to, Regulations T, U and X.

“Lender Insolvency Event” means that (a) a Lender or its Lender Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (b) such Lender or its Lender Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Lender Parent Company, or such Lender or its Lender Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided, that a Lender Insolvency Event shall not be triggered solely by virtue of the ownership or acquisition of any equity interest in a Lender or its Lender Parent Company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Lender Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Lenders” means the Persons listed on the signature pages hereto as Lenders, any other Person that shall have become a Lender hereto pursuant to Section 2.13, and any other Person that shall have become a Lender hereto pursuant to an Assignment and Acceptance, but in any event, excluding any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance. Unless the context otherwise requires, the term “Lenders” also references the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby or commercial letter of credit issued or deemed issued by an Issuing Lender for the account of a Credit Party pursuant to the terms of this Agreement, in such form as may be agreed by the Borrower and the Issuing Lender.

“Letter of Credit Application” means the Issuing Lender’s standard form letter of credit application for standby or commercial letters of credit which has been executed by the Borrower and accepted by such Issuing Lender in connection with the issuance of a Letter of Credit.

“Letter of Credit Documents” means all Letters of Credit, Letter of Credit Applications and amendments thereof, and agreements, documents, and instruments entered into in connection therewith or relating thereto.

“Letter of Credit Exposure” means, at the date of its determination by the Administrative Agent, the aggregate outstanding undrawn amount of Letters of Credit plus the aggregate unpaid amount of all of the Borrower’s payment obligations under drawn Letters of Credit.

“Letter of Credit Maximum Amount” means $30,000,000; provided that, on and after the Maturity Date, the Letter of Credit Maximum Amount shall be zero.

“Letter of Credit Obligations” means any obligations of the Borrower under this Agreement in connection with the Letters of Credit.

“Leverage Ratio” means, as of the end of each fiscal quarter, the ratio of (a) the consolidated Funded Debt of the Borrower as of the last day of such fiscal quarter to (b) Borrower’s consolidated EBITDA for the four-fiscal quarter period then ended; provided, that if the Canadian Sub’s EBITDA for such period exceeds an amount equal to 10% of Borrower’s consolidated EBITDA for such period, such excess shall be excluded from the calculation of the Borrower’s consolidated EBITDA for such period for purposes of the calculation of the Leverage Ratio.

“Lien” means any mortgage, lien, pledge, charge, deed of trust, security interest, or encumbrance to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including the interest of a vendor or lessor under any conditional sale agreement, Capital Lease, or other title retention agreement).

“Liquid Investments” means (a) readily marketable direct full faith and credit obligations of the United States of America or obligations unconditionally guaranteed by the full faith and credit of the United States of America; (b) commercial paper issued by (i) any Lender or any Affiliate of any Lender or (ii) any commercial banking institutions or corporations rated at least P-1 by Moody’s or A-1 by S&P; (c) certificates of deposit, time deposits, and bankers’ acceptances issued by (i) any of the Lenders or (ii) any other commercial banking institution which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $250,000,000 and rated Aa by Moody’s or AA by S&P; (d) repurchase agreements which are entered into with any of the Lenders or any major money center banks included in the commercial banking institutions described in clause (c) and which are secured by readily marketable direct full faith and credit obligations of the government of the United States of America or any agency thereof; (e) investments in any money market fund which holds investments substantially of the type described in the foregoing clauses (a) through (d); (f) readily and immediately available cash held in any money market account maintained with any Lender; provided that, such money market accounts and the funds therein shall be unencumbered and free and clear of all Liens and other third party rights other than a Lien in favor of the Administrative Agent pursuant to the Security Documents; and (g) other investments made through the Administrative Agent or its Affiliates and approved by the Administrative Agent. All the Liquid Investments described in clauses (a) through (d) above shall have maturities of not more than 365 days from the date of issue.

“Liquidity” means, as of a date of determination, the sum of (a) the excess, if any, of the Commitments over the sum of the aggregate outstanding amount of all Revolving Advances and all Swing Line Advances plus the Letter of Credit Exposure plus (b) readily and immediately available cash held in deposit accounts of any Credit Party (other than the Cash Collateral Account); provided that, such deposit accounts and the funds therein shall be unencumbered and free and clear of all Liens and other third party rights other than a Lien in favor of the Administrative Agent pursuant to the Security Documents and Liens permitted by Section 6.2(j).

“Maintenance Capital Expenditures” means Capital Expenditures made by any Credit Party to maintain the operations of any Credit Party.

“Majority Lenders” means Lenders holding greater than 50% of the sum of (a) the aggregate unfunded Commitments at such time plus (b) the aggregate unpaid principal amount of the Revolving Notes (with the aggregate amount of each Lender’s risk participation and funded participation in the Letter of Credit Exposure (including any such Letter of Credit Exposure that has been reallocated to such Lender pursuant to Section 2.14) and Swing Line Advances being deemed as unpaid principal under such Lender’s Revolving Note); provided that, the Commitment of, and the portion of the Revolving Advances and Letter of Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders unless all Lenders are Defaulting Lenders.

“Material Adverse Change” means a material adverse change (a) in the business, operations, Property or financial condition of the Borrower and its Subsidiaries, taken as a whole; (b) on the validity or enforceability of this Agreement or any of the other Credit Documents; (c) on any Credit Party’s ability to perform its obligations under this Agreement, any Note, the Guaranty or any other Credit Document; or (d) in any right or remedy of any Secured Party under any Credit Document.

“Material Contract” means each contract of the Borrower and its consolidated Subsidiaries to which at least 20% of the Borrower’s consolidated EBITDA for the four-fiscal quarter period most recently ended is attributable, as each such contract is amended, restated, supplemented or otherwise modified from time to time.

“Maturity Date” means the earliest of (a) the Scheduled Maturity Date, (b) the termination in whole of the Commitments pursuant to Section 2.1(b) and (c) the termination in whole of the Commitments and acceleration of the Revolving Advances pursuant to Article 7.

“Maximum Rate” means the maximum nonusurious interest rate under applicable law.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto which is a nationally recognized statistical rating organization.

“Mortgage” means each mortgage or deed of trust in form acceptable to the Administrative Agent executed by any Credit Party to secure all or a portion of the Obligations.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any member of the Controlled Group is making or accruing an obligation to make contributions.

“Net Cash Proceeds” means with respect to any Casualty Event, all cash and Liquid Investments received in respect of such Casualty Event after (a) payment of, or provision for, all brokerage commissions and other reasonable out of pocket fees and expenses actually incurred (including attorneys’, accountants’, investment bankers’, consultants’ or other customary fees and expenses); (b) payment of any outstanding obligations relating to such Property paid in connection with any such Casualty Event; and (c) taxes paid or reasonably estimated to be payable within one year after such Casualty Event as a result thereof and as a result of any gain recognized in connection therewith.

“Net Income” means, for any period and with respect to any Person, the net income for such period for such Person after taxes as determined in accordance with GAAP, including any cash net gain but excluding, however, (a) extraordinary items, including (i) any net non-cash gain or loss during such period arising from the sale, exchange, retirement or other disposition of capital assets (such term to include all fixed assets and all securities) other than in the ordinary course of business, and (ii) any write up or write down of assets and (b) the cumulative effect of any change in GAAP.

“Net Interest Expense” means, for any period and with respect to any Person, Interest Expense minus interest income of such Person for such period.

“New Lender” has the meaning set forth in Section 2.1(d).

“Non-Defaulting Lender” means any Lender that is not then a Defaulting Lender.

“Notes” means the Revolving Notes and the Swing Line Note.

“Notice of Borrowing” means a notice of borrowing signed by the Borrower in substantially the same form as Exhibit D.

“Notice of Continuation or Conversion” means a notice of continuation or conversion signed by the Borrower in substantially the same form as Exhibit E.

“Obligations” means all principal, interest (including post-petition interest), fees, reimbursements, indemnifications, and other amounts now or hereafter owed by any of the Credit Parties to the Lenders, the Swing Line Lender, the Issuing Lender, or the Administrative Agent under this Agreement and the Credit Documents, including, the Letter of Credit Obligations, and any increases, extensions, and rearrangements of those obligations under any amendments, supplements, and other modifications of the documents and agreements creating those obligations.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Organization Documents” means (a) for any corporation, the certificate or articles of incorporation and the bylaws, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership or (c) for any limited liability company, the operating agreement and articles or certificates of formation of incorporation.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Advance or Credit Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.13).

“Participant Register” has the meaning set forth in Section 9.7(d).

“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of Hi-Crush Partners LP.

“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Debt” has the meaning set forth in Section 6.1.

“Permitted Holders” means the Sponsor, each owner of Equity Interests of Hi-Crush Proppants as of the Effective Date, and each of their respective Affiliates.

“Permitted Investments” has the meaning set forth in Section 6.3.

“Permitted Liens” has the meaning set forth in Section 6.2.

“Permitted Refinancing” means Debt issued or incurred (including by means of the extension or renewal of existing Debt) to refinance, refund, extend, renew or replace existing Debt (the “Refinanced Debt”); provided that (a) the principal amount of such Permitted Refinancing is not greater than the outstanding principal amount of such Refinanced Debt plus the amount of any premiums or penalties and accrued and unpaid interest paid thereon, reasonable fees and expenses and existing commitments unutilized thereunder, (b) such Permitted Refinancing has a final maturity that is no sooner than such Refinanced Debt, (c) the documentation evidencing such Permitted Refinancing contains representations, warranties, covenants and events of default, taken as a whole, no less favorable to the Borrower in any material respect than this Agreement and (d) if such Refinanced Debt or any guarantees in respect thereof are subordinated to the Obligations, such Permitted Refinancing remains so subordinated on terms no less favorable to the Administrative Agent and the Lenders.

“Permitted Subordinated Debt” means Debt permitted under Section 6.1(h).

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, limited liability company, limited liability partnership, unincorporated association, joint venture, or other entity, or a government or any political subdivision or agency thereof, or any trustee, receiver, custodian, or similar official.

“Plan” means an employee benefit plan, as defined in Section 3(3) of ERISA (other than a Multiemployer Plan), maintained or contributed to by the Borrower or any member of the Controlled Group and covered by Title IV of ERISA or subject to the minimum funding standards under Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA.

“Pro Rata Share” means, at any time with respect to any Lender, (a) the ratio (expressed as a percentage) of such Lender’s Commitment at such time to the aggregate Commitments at such time, or (b) if all of the Commitments have been terminated, the ratio (expressed as a percentage) of such Lender’s aggregate outstanding Revolving Advances at such time to the total aggregate outstanding Revolving Advances at such time.

“Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

“Receivables” means, as to each Credit Party, on a consolidated basis and without duplication with respect to each Credit Party, the unpaid portion of the obligation, as stated on the respective invoice or other writing of a customer of such Credit Party in respect of goods sold or services rendered by such Credit Party, in each case reflected on its books in accordance with GAAP, and which conform to the representations and warranties in Article IV hereof and in the Security Documents to the extent such provisions are applicable, and each of which meets all of the following criteria on the date of any determination: (a) such Credit Party has good and marketable title to such receivable; (b) such receivable was created in the ordinary course of business of any Credit Party from the performance by such Credit Party of services which have been fully and satisfactorily performed (and not a progress billing or contingent upon any further performance), or from the absolute sale on open account (and not on consignment, on approval or on a “sale or return” basis) by such Credit Party of goods (i) in which such Credit Party had sole and complete ownership and (ii) which have been shipped or delivered to the Account Debtor, evidencing which such Credit Party has possession of shipping or delivery receipts; (c) such receivable represents a legal, valid and binding payment obligation of the Account Debtor thereof enforceable in accordance with its terms and arises from an enforceable contract; (d) the Account Debtor on such receivable is not a Credit Party, an Affiliate of a Credit Party, nor a director, officer or employee of a Credit Party or of an Affiliate of Credit Party; (e) such receivable is not subject to any third party’s rights (including Permitted Liens) which would be superior to the lien and rights of Administrative Agent created under the Credit Documents, and (f) such receivable is not subject to any set-off, counterclaim, defense, allowance or adjustment and there has been no dispute, objection or complaint by the Account Debtor concerning its liability for such receivable or a claim for any such set-off, counterclaim, defense, allowance or adjustment by the Account Debtor thereof (provided, however, that the amount of any such receivable excluded pursuant to this clause (f) shall only be only the amount of such set-off, counterclaim, allowance or adjustment or claimed set-off, counterclaim, allowance or adjustment).

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) the Issuing Lender, as applicable.

“Register” has the meaning set forth in Section 9.7(b).

“Registration Statement” means that Registration Statement on Form S-1 (File No. 333-182574) filed by the Borrower with the SEC, amended as of August 21, 2012.

“Regulations T, U, and X” means Regulations T, U, and X of the Federal Reserve Board, as each is from time to time in effect, and all official rulings and interpretations thereunder or thereof. Each of Regulations T, U, or X may be referred to individually as Regulation T, Regulation U, or Regulation X herein.

“Release” shall have the meaning set forth in CERCLA or under any other Environmental Law.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA (other than any such event not subject to the provision for 30-day notice to the PBGC under the regulations issued under such section).

“Response” shall have the meaning set forth in CERCLA or under any other Environmental Law.

“Responsible Officer” means (a) with respect to any Person that is a corporation, such Person’s Chief Executive Officer, President, or Chief Financial Officer, (b) with respect to any Person that is a limited liability company, if such Person has officers, then such Person’s Chief Executive Officer, President, or Chief Financial Officer, and if such Person is managed by members, then a Responsible Officer of such Person’s managing member, and if such Person is managed by managers, then a manager (if such manager is an individual) or a Responsible Officer of such manager (if such manager is an entity), and (c) with respect to any Person that is a general partnership, limited partnership or a limited liability partnership, the Responsible Officer of such Person’s general partner or partners.

“Restricted Payment” means, with respect to any Person, (a) any direct or indirect dividend or distribution (whether in cash, securities or other Property) or any direct or indirect payment of any kind or character (whether in cash, securities or other Property) made in connection with the Equity Interest of such Person, including those dividends, distributions and payments made in consideration for or otherwise in connection with any retirement, purchase, redemption or other acquisition of any Equity Interest of such Person, or any options, warrants or rights to purchase or acquire any such Equity Interest of such Person or (b) principal or interest payments (in cash, Property or otherwise) on, or redemptions of, subordinated debt of such Person; provided that the term “Restricted Payment” shall not include any dividend or distribution payable solely in common or subordinated Equity Interests of such Person or warrants, options or other rights to purchase such Equity Interests.

“Revolving Advance” means any advance by a Lender to the Borrower as part of a Revolving Borrowing.

“Revolving Borrowing” means a Borrowing consisting of simultaneous Revolving Advances of the same Type made by the Lenders pursuant to Section 2.1(a) or Converted by each Lender to Revolving Advances of a different Type pursuant to Section 2.3(b).

“Revolving Loan” means the aggregate principal from a Lender which represents such Lender’s ratable share of a Revolving Borrowing.

“Revolving Note” means a promissory note of the Borrower payable to the order of a Lender in the amount of such Lender’s Commitment, in substantially the same form as Exhibit G-1, evidencing indebtedness of the Borrower to such Lender resulting from Revolving Advances owing to such Lender.

“S&P” means Standard & Poor’s Rating Agency Group, a division of McGraw-Hill Companies, Inc., or any successor thereof which is a national credit rating organization.

“Sanctioned Country” means at any time, a country, region, or territory which is itself the subject or target of any Sanctions (including, without limitation, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in clauses (a) and (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC), the European Union, Her Majesty’s Treasury, or other relevant sanctions authority.

“Sand Reserves” means (a) at any particular time, the estimated quantities of sand which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years under then existing economic and operating conditions (i.e., prices and costs as of the date the estimate is made) and (b) any fee mineral interests, term mineral interests, leases, subleases, farm-outs, royalties, overriding royalties, net profit interests, carried interests, production payments and similar mineral interests, and all unsevered and unextracted sand in, under, or attributable to the properties described in the foregoing clause (a).

“Scheduled Maturity Date” means December 22, 2022.

“SEC” means, the Securities and Exchange Commission.

“Secured Obligations” means (a) the Obligations, (b) the Banking Services Obligations, and (c) all obligations of any of the Credit Parties owing to Swap Counterparties under any Hedging Arrangements; provided that the “Secured Obligations” shall not include any Excluded Swap Obligations.

“Secured Parties” means the Administrative Agent, the Issuing Lender, the Lenders, the Swap Counterparties and Banking Services Providers.

“Security Agreement” means the Second Amended and Restated Pledge and Security Agreement among the Credit Parties and the Administrative Agent in substantially the same form as Exhibit F.

“Security Documents” means, collectively, the Mortgages, Security Agreement, and any and all other instruments, documents or agreements, including Account Control Agreements, now or hereafter executed by any Credit Party or any other Person to secure the Secured Obligations.

“Solvent” means, as to any Person, on the date of any determination (a) the fair value of the Property of such Person is greater than the total amount of debts and other liabilities (including without limitation, contingent liabilities) of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities (including, without limitation, contingent liabilities) as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities (including, without limitation, contingent liabilities) as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities (including, without limitation, contingent liabilities) beyond such Person’s ability to pay as such debts and liabilities mature, (e) such Person is not engaged in, and is not about to engage in, business or a transaction for which such Person’s Property would constitute unreasonably small capital, and (f) such Person has not transferred, concealed or removed any Property with intent to hinder, delay or defraud any creditor of such Person.

“Sponsor” means Avista Capital Holdings, L.P. or any entities that are used to form, organize or establish funds on behalf of Avista Capital Holdings, L.P. and its affiliates.

“Subject Lender” has the meaning set forth in Section 2.13.

“Subordination Agreement” means a subordination agreement in form and substance satisfactory to the Majority Lenders by and among each applicable Credit Party, the holder(s) of Permitted Subordinated Debt, and the Administrative Agent.

“Subsidiary” means, with respect to any Person (the “holder”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the holder in the holder’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity, a majority of whose outstanding Voting Securities shall at any time be owned by the holder or one more Subsidiaries of the holder. Unless expressly provided otherwise, all references herein and in any other Credit Document to any “Subsidiary” or “Subsidiaries” means a Subsidiary or Subsidiaries of the Borrower.

“Swap Counterparty” means a Lender or an Affiliate of a Lender that has entered into a Hedging Arrangement with a Credit Party as permitted by the terms of this Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swing Line Advance” means an advance by the Swing Line Lender to the Borrower as part of a Swing Line Borrowing.

“Swing Line Borrowing” means the Borrowing consisting of a Swing Line Advance made by the Swing Line Lender pursuant to Section 2.3(f) or, if an AutoBorrow Agreement is in effect, any transfer of funds pursuant to such AutoBorrow Agreement.

“Swing Line Lender” means Amegy.

“Swing Line Note” means the promissory note made by the Borrower payable to the order of the Swing Line Lender evidencing the indebtedness of the Borrower to the Swing Line Lender resulting from Swing Line Advances in substantially the same form as Exhibit G-2.

“Swing Line Payment Date” means (a) if an AutoBorrow Agreement is in effect, the earliest to occur of (i) the date required by such AutoBorrow Agreement, (ii) demand is made by the Swing Line Lender and (iii) the Maturity Date, or (b) if an AutoBorrow Agreement is not in effect, the earlier to occur of (i) three (3) Business Days after demand is made by the Swing Line Lender if no Event of Default exists, and otherwise upon demand by the Swing Line Lender and (ii) the Maturity Date.

“Swing Line Sublimit Amount” means $10,000,000; provided that, on and after the Maturity Date, the Swing Line Sublimit Amount shall be zero.

“Tax Group” has the meaning assigned to it in Section 4.13.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term B Administrative Agent” means Morgan Stanley Senior Funding, Inc. in its capacity as the Administrative Agent under the Term B Credit Documents and its permitted successors and assigns in such capacity.

“Term B Collateral Agent” means Morgan Stanley Senior Funding, Inc. in its capacity as the Collateral Agent under the Term B Credit Documents and its permitted successors and assigns in such capacity.

“Term B Credit Agreement” means the Credit Agreement dated as of April 28, 2014 among Borrower, Term B Administrative Agent, Term B Collateral Agent, and the Term B Lenders, as amended, restated, supplemented, refinanced, replaced or otherwise modified but only to the extent permitted under the terms of the Intercreditor Agreement.

“Term B Credit Documents” means the “Credit Documents” (as defined in the Term B Credit Agreement) and all other agreements, documents or instruments executed and delivered by any the Borrower or any of its Subsidiaries in connection with, or pursuant to, the incurrence of Term B Debt, as all of such documents are from time to time amended, restated, supplemented or otherwise modified in compliance with the Intercreditor Agreement.

“Term B Debt” means the “Obligations” as defined in the Term B Credit Agreement.

“Term B Lenders” means the lenders party to the Term B Credit Agreement from time to time.

“Termination Event” means (a) a Reportable Event with respect to a Plan, (b) the withdrawal of the Borrower or any member of the Controlled Group from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041(c) of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, or (e) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Type” has the meaning set forth in Section 1.4.

“UCC” means the Uniform Commercial Code, as in effect in the State of Texas, as the same may be amended from time to time.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.12(f)(ii)(B)(3).

“Voting Securities” means (a) with respect to any corporation, capital stock of the corporation having general voting power under ordinary circumstances to elect directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have special voting power or rights by reason of the happening of any contingency), (b) with respect to any partnership, any partnership interest or other ownership interest having general voting power to elect the general partner or other management of the partnership or other Person, and (c) with respect to any limited liability company, membership certificates or interests having general voting power under ordinary circumstances to elect managers of such limited liability company.

“Wall Street Journal Rate” means a rate of interest per annum equal to the “prime rate” as published from time to time in the Eastern Edition of the Wall Street Journal as the average prime lending rate for seventy-five percent (75%) of the United States’ thirty (30) largest commercial banks, or if the Wall Street Journal shall cease publication or cease publishing the “prime rate” on a regular basis, such other regularly published average prime rate applicable to such commercial banks as is acceptable to the Administrative Agent in its reasonable discretion; provided that if any such rate is below zero for a determination, then the rate for such determination pursuant to this definition shall be deemed to be zero.

“Withholding Agent” means any Credit Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

Section 1.3. Accounting Terms; Changes in GAAP.

(a) All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP applied on a consistent basis with those applied in the preparation of the Initial Financial Statements.

(b) Unless otherwise indicated, all financial statements of the Borrower, all calculations for compliance with covenants in this Agreement, all determinations of the Applicable Margin, and all calculations of any amounts to be calculated under the definitions in Section 1.1 shall be based upon the consolidated accounts of the Borrower and its Subsidiaries in accordance with GAAP and consistent with the principles of consolidation applied in preparing the Initial Financial Statements.

(c) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Borrower or the Majority Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(d) Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of Debt in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Debt in a reduced or bifurcated manner as described therein, and such Debt shall at all times be valued at the full stated principal amount thereof and (iii) in a manner such that any obligations relating to a lease that was accounted for by a Person as an operating lease as of the Effective Date in accordance with GAAP and any similar lease entered into after the Effective Date by such Person shall be accounted for as obligations relating to an operating lease and not as a Capital Lease; provided that, notwithstanding the forgoing, all financial statements of the Credit Parties with respect to operating leases shall be calculated as required by and in accordance with GAAP.

Section 1.4. Classes and Types of Advances. Advances are distinguished by “Class” and “Type”. The “Class” of an Advance refers to the determination of whether such Advance is a Revolving Advance or a Swing Line Advance. The “Type” of an Advance refers to the determination of whether such Advance is a Base Rate Advance or a Eurodollar Advance.

Section 1.5. Miscellaneous. Article, Section, Schedule, and Exhibit references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements (including this Agreement) are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified and shall include all schedules and exhibits thereto unless otherwise specified. Any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time. Any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained herein). The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” means “including, without limitation,”. Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

ARTICLE 2

CREDIT FACILITIES

Section 2.1. Commitments.

(a) Commitment. Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Revolving Advances in Dollars to the Borrower from time to time on any Business Day during the period from the Effective Date until the Maturity Date in an aggregate amount not to exceed such Lender’s Commitment; provided that after giving effect to such Revolving Advances, the sum of the aggregate outstanding amount of all Revolving Advances and all Swing Line Advances plus the Letter of Credit Exposure, shall not exceed the aggregate Commitments in effect at such time. Each Revolving Borrowing shall (i) if comprised of Base Rate Advances be in an aggregate amount not less than $500,000 and in integral multiples of $50,000 in excess thereof, (ii) if comprised of Eurodollar Advances be in an aggregate amount not less than $1,000,000 and in integral multiples of $500,000 in excess thereof, and (iii) consist of Revolving Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender’s Commitment, the Borrower may from time to time borrow, prepay pursuant to Section 2.4, and reborrow under this Section 2.1(a).

(b) Reduction of the Commitments.

(i) Commitments. The Borrower shall have the right, upon at least three Business Days’ irrevocable notice to the Administrative Agent, to terminate in whole or reduce in part the unused portion of the Commitments; provided that each partial reduction shall be in a minimum amount of $5,000,000 and in integral multiples of $1,000,000 in excess thereof. Any reduction or termination of the Commitments pursuant to this Section 2.1(b)(i) shall be applied ratably to each Lender’s Commitment and shall be permanent, with no obligation of the Lenders to reinstate such Commitments, and the applicable Commitment Fees shall thereafter be computed on the basis of the Commitments, as so reduced. Notwithstanding the foregoing, the Borrower may (subject to payment to the Lenders of any applicable amounts under Section 2.9 hereof) rescind or postpone any notice to terminate in whole the Commitments if such termination would have resulted from a refinancing of this Agreement, which refinancing shall not be consummated or shall otherwise be delayed.

(ii) Defaulting Lender. At any time when a Lender is then a Defaulting Lender, the Borrower, at the Borrower’s election, may elect to terminate such Defaulting Lender’s Commitment hereunder; provided that (A) such termination must be of the Defaulting Lender’s entire Commitment, (B) the Borrower shall pay all amounts owed by the Borrower to such Defaulting Lender in such Defaulting Lender’s capacity as a Lender under this Agreement and under the other Credit Documents (including principal of and interest on the Revolving Advances owed to such Defaulting Lender, accrued Commitment Fees (subject to Section 2.6(a)), and letter of credit fees but specifically excluding any amounts owing under Section 2.9 as result of such payment of such Advances) and shall deposit with the Administrative Agent into the Cash Collateral Account cash collateral in the amount equal to such Defaulting Lender’s ratable share of the Letter of Credit Exposure (excluding any such Letter of Credit Exposure that has been reallocated pursuant to Section 2.14), (C) a Defaulting Lender’s Commitment may be terminated by the Borrower under this Section 2.1(b)(ii) if and only if at such time, the Borrower has elected, or is then electing, to terminate the Commitments of all then existing Defaulting Lenders. Upon written notice to the Defaulting Lender and Administrative Agent of the Borrower’s election to terminate a Defaulting Lender’s Commitment pursuant to this clause (ii) and the payment and deposit of amounts required to be made by the Borrower under clause (B) above, (1) such Defaulting Lender shall cease to be a “Lender” hereunder for all purposes except that such Lender’s rights and obligations as a Lender under Sections 2.10, 2.12, 8.5 and 9.2 shall continue with respect to events and occurrences occurring before or concurrently with its ceasing to be a “Lender” hereunder, (2) such Defaulting Lender’s Commitment shall be deemed terminated, and (3) such Defaulting Lender shall be relieved of its obligations hereunder as a “Lender”, except as to its obligations under Section 8.5 shall continue with respect to events and occurrences occurring before or concurrently with its ceasing to be a “Lender” hereunder, provided that, any such termination will not be deemed to be a waiver or release of any claim that Borrower, the Administrative Agent, the Swing Line Lender, any Issuing Lender or any Lender may have against such Defaulting Lender.

(c) Notes. The indebtedness of the Borrower to each Lender resulting (i) from Revolving Advances owing to such Lender shall be evidenced by a Revolving Note and (ii) from Swing Line Advances owing to the Swing Line Lender, as set forth in Section 2.3(f) below, shall be evidenced by a Swing Line Note.

(d) Existing Advances. The parties hereto acknowledge and agree that, effective as of the Effective Date, (i) all outstanding Swing Line Advances under, and as defined in, the Existing Credit Agreement on the date hereof are (and shall be deemed to be) outstanding as Swing Line Advances under this Agreement and (ii) the outstanding Revolving Advances under, and as defined in, the Existing Credit Agreement on the date hereof are (and shall be deemed to be) outstanding as Revolving Advances made under this Agreement in accordance with the Notice of Borrowing delivered by the Borrower on the Effective Date (which, as requested in such Notice of Borrowing, are as Base Rate Advances until subsequently converted as provided herein). Such obligations under the Existing Credit Agreement shall be assigned, renewed, extended, modified, and rearranged as Obligations outstanding under and pursuant to the terms of this Agreement. The Existing Lenders have agreed among themselves, in consultation with the Borrower, to (A) reduce, increase, assign and reallocate, as applicable, their respective Commitments and Advances (each as defined in the Existing Credit Agreement) as provided herein, (B) allow each Lender party hereto that is not an Existing Lender (each a “New Lender”) to become a Lender hereunder by acquiring an interest in the aggregate Commitments and Advances (each as defined in the Existing Credit Agreement), (C) adjust such Commitments and Advances (each as defined in the Existing Credit Agreement) of the other Lenders (each an “Adjusting Lender”) accordingly, and (D) to terminate the commitments of certain Existing Lenders who will not become a Lender hereunder (each an “Exiting Lender”). The Administrative Agent, the Existing Lenders, the Borrower, and each Exiting Lender (by receipt of the payment in full of the Advances as defined in, and owing to it under, the Existing Credit Agreement and, at such Exiting Lender’s request, under a separate exiting agreement executed by such Exiting Lender) consent to such adjustment, increases, decrease, reallocation, termination (with respect ot the Existing Lenders), and, if applicable, each New Lender’s acquisition of, and each Adjusting Lender’s adjustment of, an interest in the Commitments and Advances (each as defined in the Existing Credit Agreement) and the Existing Lenders’ partial or full assignments of their respective Commitments and Advances (each as defined in the Existing Credit Agreement) pursuant to this Section 2.1(d), in each case, on the Effective Date. On the Effective Date and after giving effect to such reallocations, adjustments, increases, assignments, terminations, and decreases, the Commitment of each Lender shall be as set forth on Schedule II. With respect to such reallocations, adjustments, increases, acquisitions and decreases, each New Lender and Adjusting Lender increasing its aggregate Commitments and Advances shall be deemed to have acquired the Commitments and Advances allocated to it from each of the other Lenders and Exiting Lender pursuant to the terms of the Assignment and Acceptances attached as an exhibit to the Existing Credit Agreement as if each such New Lender, Exiting Lender, and Adjusting Lender had executed such Assignment and Acceptances with respect to such allocation, increase, adjustment, termination, and decrease. The Lenders shall make all appropriate adjustments and payments between and among themselves to account for the revised pro rata shares resulting from the initial allocation of the Lenders’ Commitments and Advances under this Agreement. The Borrower and each Lender party hereto that was an Existing Lender hereby agrees and this Section 2.1(d) and any exiting agreement executed by an Exiting Lender that is acceptable to the Administrative Agent and the Borrower shall be deemed approved assignment forms as required under the Existing Credit Agreement.

Section 2.2. Letters of Credit

(a) Commitment for Letters of Credit. Subject to the terms and conditions set forth in this Agreement, the Issuing Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.2, from time to time on any Business Day during the period from the Effective Date until the fifth Business Day prior to the Scheduled Maturity Date, to issue, increase or extend the expiration date of, Letters of Credit for the account of any Credit Party, provided that no Letter of Credit will be issued, increased, or extended:

(i) if such issuance, increase, or extension would cause the Letter of Credit Exposure to exceed the lesser of (A) the Letter of Credit Maximum Amount and (B) an amount equal to (1) the aggregate Commitments in effect at such time minus (2) the sum of the aggregate outstanding amount of all Revolving Advances and all Swing Line Advances;

(ii) unless such Letter of Credit has an expiration date not later than the earlier of (A) one year after its issuance or extension and (B) five (5) Business Days prior to the Scheduled Maturity Date; provided that, (1) if the Commitments are terminated in whole pursuant to Section 2.1(b), the Borrower shall either (y) deposit into the Cash Collateral Account cash in an amount equal to 105% of the Letter of Credit Exposure for the Letters of Credit which have an expiry date beyond the date the Commitments are terminated or (z) provide a replacement letter of credit (or other security) reasonably acceptable to the Administrative Agent and the Issuing Lender in an amount equal to 105% of the Letter of Credit Exposure, and (2) any such Letter of Credit with a one-year tenor may expressly provide for an automatic extension of one additional year so long as such Letter of Credit expressly allows the Issuing Lender, at its sole discretion, to elect not to provide such extension; provided that, in any event, such automatic extension may not result in an expiration date that occurs after the fifth Business Day prior to the Scheduled Maturity Date;

(iii) unless such Letter of Credit is (A) a standby letter of credit not supporting the repayment of indebtedness for borrowed money of any Person, or (B) with the consent of the Issuing Lender and so long as the Borrower has agreed to such additional fees which may apply, a commercial letter of credit;

(iv) unless such Letter of Credit is in form and substance acceptable to the Issuing Lender in its reasonable discretion;

(v) unless the Borrower has delivered to the Issuing Lender a completed and executed Letter of Credit Application; provided that, if the terms of any Letter of Credit Application conflicts with the terms of this Agreement, the terms of this Agreement shall control;

(vi) unless such Letter of Credit is governed by (A) the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, or (B) the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, in either case, including any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the Issuing Lender;

(vii) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing, increasing or extending such Letter of Credit, or any Legal Requirement applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance, increase or extension of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the date hereof, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the date hereof and which the Issuing Lender in good faith deems material to it;

(viii) if the issuance, increase or extension of such Letter of Credit would violate one or more policies of the Issuing Lender applicable to letters of credit generally;

(ix) if Letter of Credit is to be denominated in a currency other than Dollars;

(x) if any Lender is at such time a Defaulting Lender hereunder, unless the Issuing Lender has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the Issuing Lender’s risk with respect to such Lender; or

(xi) if such Letter of Credit supports the obligations of any Person in respect of (A) a lease of real property, or (B) an employment contract, in each case, if the Issuing Lender reasonably determines that the Borrower’s obligation to reimburse any draws under such Letter of Credit may be limited.

Each Existing Letter of Credit, as of the Effective Date, shall be a Letter of Credit deemed to have been issued pursuant to the Commitments and shall constitute a portion of the Letter of Credit Exposure.

(b) Requesting Letters of Credit. Each Letter of Credit (other than the Existing Letters of Credit which are deemed issued hereunder) shall be issued pursuant to a Letter of Credit Application given by the Borrower to the Administrative Agent and the Issuing Lender by electronic mail or other writing not later than 11:00 a.m. (Houston, Texas, time) on the third Business Day before the proposed date of issuance for the Letter of Credit. Each Letter of Credit Application shall be fully completed and shall specify the information required therein. Each Letter of Credit Application shall be irrevocable and binding on the Borrower. Subject to the terms and conditions hereof, the Issuing Lender shall before 2:00 p.m. (Houston, Texas, time) on the date of such Letter of Credit Application issue such Letter of Credit to the beneficiary of such Letter of Credit.

(c) Reimbursements for Letters of Credit; Funding of Participations.

(i) With respect to any Letter of Credit, in accordance with the related Letter of Credit Application, the Borrower agrees to pay on demand to the Administrative Agent on behalf of the Issuing Lender an amount equal to any amount paid by the Issuing Lender under such Letter of Credit. Upon the Issuing Lender’s demand for payment under the terms of a Letter of Credit Application, the Borrower may, with a written notice, request that the Borrower’s obligations to the Issuing Lender thereunder be satisfied with the proceeds of a Revolving Advance in the same amount (notwithstanding any minimum size or increment limitations on individual Revolving Advances). If the Borrower does not make such request and does not otherwise make the payments demanded by the Issuing Lender as required under this Agreement or the Letter of Credit Application, then the Borrower shall be deemed for all purposes of this Agreement to have requested such a Revolving Advance in the same amount and the transfer of the proceeds thereof to satisfy the Borrower’s obligations to the Issuing Lender, and the Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Lenders to make such Revolving Advance, to transfer the proceeds thereof to the Issuing Lender in satisfaction of such obligations, and to record and otherwise treat such payments as a Revolving Advance to the Borrower. The Administrative Agent and each Lender may record and otherwise treat the making of such Revolving Borrowings as the making of a Revolving Borrowing to the Borrower under this Agreement as if requested by the Borrower. Nothing herein is intended to release any of the Borrower’s obligations under any Letter of Credit Application, but only to provide an additional method of payment therefor. The making of any Revolving Borrowing under this Section 2.2(c) shall not constitute a cure or waiver of any Default, other than the payment Default which is satisfied by the application of the amounts deemed advanced hereunder, caused by the Borrower’s failure to comply with the provisions of this Agreement or the Letter of Credit Application.

(ii) Each Lender (including the Lender acting as Issuing Lender) shall, upon notice from the Administrative Agent that the Borrower has requested or is deemed to have requested a Revolving Advance pursuant to Section 2.2 and regardless of whether (A) the conditions in Section 3.2 have been met, (B) such notice complies with Section 2.3(a), or (C) a Default exists, make funds available to the Administrative Agent for the account of the Issuing Lender in an amount equal to such Lender’s Pro Rata Share of the amount of such Revolving Advance not later than 12:00 noon on the Business Day specified in such notice by the Administrative Agent, whereupon each Lender that so makes funds available shall be deemed to have made a Revolving Advance to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Issuing Lender.

(iii) If any such Lender shall not have so made its Revolving Advance available to the Administrative Agent pursuant to this Section 2.2, such Lender agrees to pay interest thereon for each day from such date until the date such amount is paid at the lesser of (A) the Federal Funds Rate for such day for the first three days and thereafter the interest rate applicable to the Revolving Advance and (B) the Maximum Rate. Whenever, at any time after the Administrative Agent has received from any Lender such Lender’s Revolving Advance, the Administrative Agent receives any payment on account thereof, the Administrative Agent will pay to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s Revolving Advance was outstanding and funded), which payment shall be subject to repayment by such Lender if such payment received by the Administrative Agent is required to be returned. Each Lender’s obligation to make the Revolving Advance pursuant to this Section 2.2 shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Lender or any other Person may have against the Issuing Lender, the Administrative Agent or any other Person for any reason whatsoever; (2) the occurrence or continuance of a Default or the termination of the Commitments; (3) any breach of this Agreement by any Credit Party or any other Lender; or (4) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(d) Participations. Upon the date of the issuance or increase of a Letter of Credit (including in the case of each Existing Letter of Credit, the deemed issuance with respect thereto on the Effective Date), the Issuing Lender shall be deemed to have sold to each other Lender and each other Lender shall have been deemed to have purchased from the Issuing Lender a participation in the related Letter of Credit Obligations equal to such Lender’s Pro Rata Share at such date and such sale and purchase shall otherwise be in accordance with the terms of this Agreement. The Issuing Lender shall promptly notify each such participant Lender by electronic mail or telephone of each Letter of Credit issued or increased and the actual dollar amount of such Lender’s participation in such Letter of Credit.

(e) Obligations Unconditional. The obligations of the Borrower under this Agreement in respect of each Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, notwithstanding the following circumstances:

(i) any lack of validity or enforceability of any Letter of Credit Documents;

(ii) any amendment or waiver of or any consent to departure from any Letter of Credit Documents;

(iii) the existence of any claim, set-off, defense or other right which any Credit Party may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Lender, any Lender or any other person or entity, whether in connection with this Agreement, the transactions contemplated in this Agreement or in any Letter of Credit Documents or any unrelated transaction;

(iv) any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect to the extent the Issuing Lender would not be liable therefor pursuant to the following paragraph (g);

(v) payment by the Issuing Lender under such Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing;

provided, however, that nothing contained in this paragraph (e) shall be deemed to constitute a waiver of any remedies of the Borrower in connection with the Letters of Credit.

(f) Prepayments of Letters of Credit. In the event that any Letter of Credit shall be outstanding or shall be drawn and not reimbursed on or prior to the fifth Business Day prior to the Scheduled Maturity Date, the Borrower shall pay to the Administrative Agent an amount equal to 105% of the Letter of Credit Exposure allocable to such Letter of Credit, such amount to be due and payable on the fifth Business Day prior to the Scheduled Maturity Date, and to be held in the Cash Collateral Account and applied in accordance with paragraph (h) below.

(g) Liability of Issuing Lender. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Issuing Lender nor any of its officers or directors shall be liable or responsible for:

(i) the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;

(ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged;

(iii) payment by the Issuing Lender against presentation of documents which do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit; or

(iv) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (INCLUDING THE ISSUING LENDER’S OWN NEGLIGENCE),

except that the Borrower shall have a claim against the Issuing Lender, and the Issuing Lender shall be liable to, and shall promptly pay to, the Borrower, to the extent of any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower proves were caused by (A) the Issuing Lender’s willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit or (B) the Issuing Lender’s willful failure to make lawful payment under any Letter of Credit after the presentation to it of a draft and certificate strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

(h) Cash Collateral Account.

(i) If the Borrower is required to deposit funds in the Cash Collateral Account pursuant to Sections 2.2(a)(ii), 2.2(f), 2.4(c), 2.14, 7.2(b) or 7.3(b) or any other provision under this Agreement, then the Borrower and the Administrative Agent shall establish the Cash Collateral Account and the Borrower shall execute any documents and agreements, including the Administrative Agent’s standard form assignment of deposit accounts, that the Administrative Agent requests in connection therewith to establish the Cash Collateral Account and grant the Administrative Agent an Acceptable Security Interest in such account and the funds therein. The Borrower hereby pledges to the Administrative Agent and grants the Administrative Agent a security interest in the Cash Collateral Account, whenever established, all funds held in the Cash Collateral Account from time to time, and all proceeds thereof as security for the payment of the Secured Obligations.

(ii) Funds held in the Cash Collateral Account shall be held as cash collateral for obligations with respect to Letters of Credit and promptly applied by the Administrative Agent at the request of the Issuing Lender to any reimbursement or other obligations under Letters of Credit that exist or occur. To the extent that any surplus funds are held in the Cash Collateral Account above the Letter of Credit Exposure during the existence of an Event of Default the Administrative Agent may (A) hold such surplus funds in the Cash Collateral Account as cash collateral for the Secured Obligations or (B) apply such surplus funds to any Secured Obligations in any manner directed by the Majority Lenders. If no Default exists, the Administrative Agent shall release any surplus funds held in the Cash Collateral Account above the Letter of Credit Exposure to the Borrower at the Borrower’s written request.

(iii) Funds held in the Cash Collateral Account may be invested in Liquid Investments maintained with, and under the sole dominion and control of, the Administrative Agent or in another investment if mutually agreed upon by the Borrower and the Administrative Agent, but the Administrative Agent shall have no obligation to make any investment of the funds therein. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own property, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

(i) Defaulting Lender. If, at any time, a Defaulting Lender exists hereunder, then, at the request of the Issuing Lender subject to Section 2.14(c), the Borrower shall deposit funds with Administrative Agent into the Cash Collateral Account an amount equal to such Defaulting Lender’s Pro Rata Share of the Letter of Credit Exposure.

(j) Letters of Credit Issued for Guarantors or any Subsidiary. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Guarantor or any Subsidiary, the Borrower shall be obligated to reimburse the Issuing Lender hereunder for any and all drawings under such Letter of Credit issued hereunder by the Issuing Lender. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any Guarantor, the Borrower or any Subsidiary inures to the benefit of the Borrower, and that the Borrower’s business (indirectly or directly) derives substantial benefits from the businesses of such other Persons.

Section 2.3. Advances.

(a) Notice. Each Borrowing (other than the Borrowings to be made on the Effective Date), shall be made pursuant to the applicable Notice of Borrowing given by the Borrower to the Administrative Agent not later than (i) 11:00 a.m. (Houston, Texas time) on the third Business Day before the date of the proposed Borrowing, in the case of a Eurodollar Advance or (ii) 11:00 a.m. (Houston, Texas time) on the Business Day before the date of the proposed Borrowing, in the case of a Base Rate Advance, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice of such proposed Borrowing, by electronic mail. The Borrowings to be made on the Effective Date shall be made pursuant to the applicable Notices of Borrowing given not later than 11:00 a.m. (Houston, Texas time) on the Effective Date by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice of such proposed Borrowing, by electronic mail. Each Notice of Borrowing shall be by electronic mail, specifying (A) the requested date of such Borrowing, (B) the requested Type and Class of Advances comprising such Borrowing, (C) the aggregate amount of such Borrowing, and (D) if such Borrowing is to be comprised of Eurodollar Advances, the requested Interest Period for each such Advance; provided that, and all Borrowings to be made on the Effective Date shall consist only of Base Rate Advance which may, subject to the terms of this Agreement, be thereafter Converted into Eurodollar Advances. In the case of a proposed Borrowing comprised of Eurodollar Advances, the Administrative Agent shall promptly notify each Lender of the applicable interest rate under Section 2.7(b). Each Lender shall, before 12:00 noon (Houston, Texas time) on the date of such Borrowing (or, in the case of Borrowings on the Effective Date, 2:00 p.m. (Houston, Texas time)), make available for the account of its applicable Lending Office to the Administrative Agent at its address referred to in Section 9.9, or such other location as the Administrative Agent may specify by notice to the Lenders, in same day funds, such Lender’s Pro Rata Share of such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article 3, the Administrative Agent will make such funds available to the Borrower at its account with the Administrative Agent or as otherwise directed by the Borrower with written notice to the Administrative Agent.

(b) Conversions and Continuations. In order to elect to Convert or continue a Revolving Advance under this paragraph, the Borrower shall deliver an irrevocable Notice of Continuation or Conversion to the Administrative Agent at the Administrative Agent’s office no later than 11:00 a.m. (Houston, Texas time) (i) on the Business Day before the date of the proposed conversion date in the case of a Conversion to a Base Rate Advance and (ii) at least three Business Days in advance of the proposed Conversion or continuation date in the case of a Conversion to, or a continuation of, a Eurodollar Advance. Each such Notice of Continuation or Conversion shall be in writing or by electronic mail, specifying (A) the requested Conversion or continuation date (which shall be a Business Day), (B) the amount, Type, and Class of the Advance to be Converted or continued, (C) whether a Conversion or continuation is requested and, if a Conversion, into what Type of Advance, and (D) in the case of a Conversion to, or a continuation of, a Eurodollar Advance, the requested Interest Period. Promptly after receipt of a Notice of Conversion or Continuation under this paragraph, the Administrative Agent shall provide each Lender with a copy thereof and, in the case of a Conversion to or a Continuation of a Eurodollar Advance, notify each Lender of the applicable interest rate under Section 2.7(b). The portion of Advances comprising part of the same Borrowing that are Converted to Advances of another Type shall constitute a new Borrowing.

(c) Certain Limitations. Notwithstanding anything in paragraphs (a) and (b) above:

(i) at no time shall there be more than seven Interest Periods applicable to outstanding Eurodollar Advances;

(ii) the Borrower may not select Eurodollar Advances for any Borrowing at any time when an Event of Default has occurred and is continuing;

(iii) if any Lender shall notify the Administrative Agent that any Change in Law makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its applicable Lending Office to perform its obligations under this Agreement to make Eurodollar Advances or to fund or maintain Eurodollar Advances, (A) the obligation of such Lender to make such Eurodollar Advance as part of the requested Borrowing or for any subsequent Borrowing shall be suspended until such Lender shall notify the Borrower that the circumstances causing such suspension no longer exist and such Lender’s portion of such requested Borrowing or any subsequent Borrowing of Eurodollar Advances shall be made in the form of a Base Rate Advance, and (B) such Lender agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender;

(iv) if the Administrative Agent is unable to determine the Eurodollar Rate for Eurodollar Advances comprising any requested Borrowing, the right of the Borrower to select Eurodollar Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance;

(v) if the Majority Lenders shall notify the Administrative Agent that the Eurodollar Rate for Eurodollar Advances comprising such Borrowing will not adequately reflect the cost to such Lenders of making or funding their respective Eurodollar Advances, as the case may be, for such Borrowing, the right of the Borrower to select Eurodollar Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance; and

(vi) if the Borrower shall fail to select the duration or continuation of any Interest Period for any Eurodollar Advances in accordance with the provisions contained in the definition of Interest Period in Section 1.1 and paragraph (b) above, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Advances will be made available to the Borrower on the date of such Borrowing as Eurodollar Advances with an Interest Period duration of one month or, in the case of continuation of an existing Advance, Convert into Base Rate Advances.

(d) Notices Irrevocable. Each Notice of Borrowing and Notice of Continuation or Conversion delivered by the Borrower hereunder, including its deemed request for borrowing made under Section 2.2(c), shall be irrevocable and binding on the Borrower.

(e) Administrative Agent Reliance. Unless the Administrative Agent shall have received notice from a Lender before the date of any Revolving Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share of any Borrowing, the Administrative Agent may assume that such Lender has made its Pro Rata Share of such Borrowing available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.3(a), and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made its Pro Rata

Share of such Borrowing available to the Administrative Agent, such Lender and the Borrower severally agree to immediately repay to the Administrative Agent on demand such corresponding amount, together with interest on such amount, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable on such day to Advances comprising such Borrowing and (ii) in the case of such Lender, the lesser of (A) the Federal Funds Rate for such day for the first three days and thereafter the interest rate applicable to the Advance and (B) the Maximum Rate. If such Lender shall repay to the Administrative Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement even though not made on the same day as the other Advances comprising such Borrowing.

(f) Swing Line Advances.

(i) Facility. On the terms and conditions set forth in this Agreement, and if an AutoBorrow Agreement is in effect, subject to the terms and conditions of such AutoBorrow Agreement, the Swing Line Lender may, in its sole discretion, from time-to-time on any Business Day during the period from the date of this Agreement until the last Business Day occurring before the Scheduled Maturity Date, make Swing Line Advances under the Swing Line Note to the Borrower which shall be due and payable on the Swing Line Payment Date (except that no Swing Line Advance may mature after the Scheduled Maturity Date), and in an aggregate outstanding principal amount not to exceed the Swing Line Sublimit Amount at any time; provided that (A) after giving effect to such Swing Line Advance, the sum of the aggregate amount of all Revolving Advances plus the Letter of Credit Exposure plus the aggregate outstanding amount of all Swing Line Advances, shall not exceed the aggregate Commitments in effect at such time; (B) no Swing Line Advance shall be made by the Swing Line Lender if the conditions set forth in Section 3.2 have not been met as of the date of such Swing Line Advance, it being agreed by the Borrower that the giving of the applicable Notice of Revolving Borrowing and the acceptance by the Borrower of the proceeds of such Swing Line Advance shall constitute a representation and warranty by the Borrower that on the date of such Swing Line Advance such conditions have been met; (C) only if an AutoBorrow Agreement is not in effect, each Swing Line Advance shall be in an aggregate amount not less than $100,000 and in integral multiples of $50,000 in excess thereof; and (D) if an AutoBorrow Agreement is in effect, such additional terms and conditions of such AutoBorrow Agreement shall have been satisfied, and in the event that any of the terms of this Section 2.3(f)(i) conflict with such AutoBorrow Agreement, the terms of the AutoBorrow Agreement shall govern and control. The indebtedness of the Borrower to the Swing Line Lender resulting from Swing Line Advances shall be evidenced by the Swing Line Note. No Lender shall have any rights or obligations under any AutoBorrow Agreement, but each Lender shall have the obligation to purchase and fund risk participations in the Swing Line Advances and to refinance Swing Line Advances as provided below.

(ii) Prepayment. Within the limits expressed in this Agreement, amounts advanced pursuant to Section 2.3(f)(i) may from time to time be borrowed, prepaid without penalty, and reborrowed. If the aggregate outstanding principal amount of the Swing Line Advances ever exceeds the Swing Line Sublimit Amount, the Borrower shall prepay to the Swing Line Lender outstanding principal of the Swing Line Advances such that such excess is eliminated. If an AutoBorrow Agreement is in effect, each prepayment of a Swing Line Borrowing shall be made as provided in such AutoBorrow Agreement.

(iii) Reimbursements for Swing Line Obligations.

(A) With respect to the Swing Line Advances and the interest, premium, fees, and other amounts owed by the Borrower to the Swing Line Lender in connection with the Swing Line Advances, the Borrower agrees to pay to the Swing Line Lender such amounts when due and payable to the Swing Line Lender under the terms of this Agreement and, if an AutoBorrow Agreement is in effect, in accordance with the terms of such AutoBorrow Agreement. The Borrower may, with a written notice request that such obligations to the Swing Line Lender be satisfied with the proceeds of a Revolving Advance in the same amount (notwithstanding any minimum size or increment limitations on individual Revolving Advances). If the Borrower does not pay to the Swing Line Lender any such amounts when due and payable to the Swing Line Lender, the Swing Line Lender may upon notice to the Administrative Agent request the satisfaction of such obligation by the making of a Revolving Borrowing in the amount of any such amounts not paid when due and payable. Upon such request, the Borrower shall be deemed to have requested the making of a Revolving Borrowing in the amount of such obligation and the transfer of the proceeds thereof to the Swing Line Lender. The Administrative Agent shall promptly forward notice of such Revolving Borrowing to the Borrower and the Lenders, and each Lender shall, regardless of whether (1) the conditions in Section 3.2 have been met, (2) such notice complies with Section 2.3(a), or (3) a Default exists, make available such Lender’s Pro Rata Share of such Revolving Borrowing to the Administrative Agent, and the Administrative Agent shall promptly deliver the proceeds thereof to the Swing Line Lender for application to such amounts owed to the Swing Line Lender. The Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Swing Line Lender to make such requests for Revolving Borrowings on behalf of the Borrower, and for the Lenders to make Revolving Advances to the Administrative Agent for the benefit of the Swing Line Lender in satisfaction of such obligations. The Administrative Agent and each Lender may record and otherwise treat the making of such Revolving Borrowings as the making of a Revolving Borrowing to the Borrower under this Agreement as if requested by the Borrower. Nothing herein is intended to release the Borrower’s obligations under the Swing Line Note, but only to provide an additional method of payment therefor. The making of any Revolving Borrowing under this Section 2.3(f)(iii)(A) shall not constitute a cure or waiver of any Default, other than the payment Default which is satisfied by the application of the amounts deemed advanced hereunder, caused by the Borrower’s failure to comply with the provisions of this Agreement or the Swing Line Note.

(B) If at any time, the Commitments shall have expired or be terminated while any Swing Line Advance is outstanding, each Lender, at the sole option of the Swing Line Lender, shall either (1) notwithstanding the expiration or termination of the Commitments, make a Revolving Advance as a Base Rate Advance, or (2) be deemed, without further action by any Person, to have purchased from the Swing Line Lender a participation in such Swing Line Advance, in either case in an amount equal to the product of such Lender’s Pro Rata Share times the outstanding aggregate principal balance of the Swing Line Advances. The Administrative Agent shall notify each such Lender of the amount of such Revolving Advance or participation, and such Lender will transfer to the Administrative Agent for the account of the Swing Line Lender on the next Business Day following such notice, in immediately available funds, the amount of such Revolving Advance or participation.

(C) If any such Lender shall not have so made its Revolving Advance or its percentage participation available to the Administrative Agent pursuant to this Section 2.3(f), such Lender agrees to pay interest thereon for each day from such date until the date such amount is paid at the lesser of (1) the Federal Funds Rate for such day for the first three days and thereafter the interest rate applicable to the Revolving Advance and (2) the Maximum Rate. Whenever, at any time after the Administrative Agent has received from any Lender such Lender’s Revolving Advance or participating interest in a Swing Line Advance, the Administrative Agent receives any payment on account thereof, the Administrative Agent will pay to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s Revolving Advance or participating interest was outstanding and funded), which payment shall be subject to repayment by such Lender if such payment received by the Administrative Agent is required to be returned. Each Lender’s obligation to make the Revolving Advance or purchase such participating interests pursuant to this Section 2.3(f) shall be absolute and unconditional and shall not be affected by any circumstance, including (w) any set-off, counterclaim, recoupment, defense or other right which such Lender or any other Person may have against the Swing Line Lender, the Administrative Agent or any other Person for any reason whatsoever; (x) the occurrence or continuance of a Default or the termination of the Commitments; (y) any breach of this Agreement by the Borrower or any other Lender; or (z) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Each Swing Line Advance, once so participated by any Lender, shall cease to be a Swing Line Advance with respect to that amount for purposes of this Agreement, but shall continue to be a Revolving Loan.

(iv) Method of Borrowing. If an AutoBorrow Agreement is in effect, each Swing Line Borrowing shall be made as provided in such AutoBorrow Agreement. Otherwise, and except as provided in the clause (c) above, each request for a Swing Line Advance shall be made pursuant to telephone notice to the Swing Line Lender given no later than 1:00 p.m. (Houston, Texas time) on the date of the proposed Swing Line Advance, promptly confirmed by a completed and executed Notice of Revolving Borrowing electronic mailed to the Administrative Agent and the Swing Line Lender. The Swing Line Lender will promptly make the Swing Line Advance available to the Borrower at the Borrower’s account with the Swing Line Lender.

(v) Interest for Account of Swing Line Lender. Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Advances (provided that any failure of the Swing Line Lender to provide such invoice shall not release the Borrower from its obligation to pay such interest). Until each Lender funds its Revolving Advance or risk participation pursuant to clause (iii) above, interest in respect of Lender’s Pro Rata Share of the Swing Line Advances shall be solely for the account of the Swing Line Lender.

(vi) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Advances directly to the Swing Line Lender.

(vii) Discretionary Nature of the Swing Line Facility. Notwithstanding any terms to the contrary contained herein or in any AutoBorrow Agreement, the swing line facility provided herein or in any AutoBorrow Agreement (A) is an uncommitted facility and the Swing Line Lender may, but shall not be obligated to, make Swing Line Advances, and (B) may be terminated at any time by the Swing Line Lender upon written notice to the Borrower.

Section 2.4. Prepayments.

(a) Right to Prepay; Ratable Prepayment. The Borrower shall have no right to prepay any principal amount of any Advance except as provided in this Section 2.4 and all notices given pursuant to this Section 2.4 shall, except as provided in this Section 2.4, be irrevocable and binding upon the Borrower. Each payment of any Advance pursuant to this Section 2.4 shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part other than Advances owing to a Defaulting Lender as provided in Section 2.14.

(b) Optional. The Borrower may elect to prepay any of the Advances without penalty or premium except as set forth in Section 2.9 and after giving by 11:00 a.m. (Houston, Texas time) (i) in the case of Eurodollar Advances, at least three Business Days’ or (ii) in case of Base Rate Advances, one Business Day’s prior written notice to the Administrative Agent stating the proposed date and aggregate principal amount of such prepayment. If any such notice is given, the Borrower shall prepay Advances comprising part of the same Borrowing in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.9 as a result of such prepayment being made on such date; provided that (A) each optional prepayment of Eurodollar Advances shall be in a minimum amount not less than $500,000 and in multiple integrals of $100,000 in excess thereof, (B) each optional prepayment of Base Rate Advances shall be in a minimum amount not less than $500,000 and in multiple integrals of $50,000 in excess thereof, and (C) only if an AutoBorrow Agreement is not in effect, each optional prepayment of Swing Line Advances shall be in a minimum amount not less than $250,000 and in multiple integrals of $50,000 in excess thereof. If an AutoBorrow Agreement is in effect, each prepayment of Swing Line Advances shall be made as provided in such AutoBorrow Agreement. Notwithstanding the foregoing, the Borrower may (subject to payment to the Lenders of any applicable amounts under Section 2.9 hereof) rescind or postpone any notice of prepayment under this Section 2.4(b) if such prepayment would have resulted from a refinancing of this Agreement, which refinancing shall not be consummated or shall otherwise be delayed.

(c) Mandatory.

(i) On any date that (A) the sum of the outstanding principal amount of all Swing Line Advances and all Revolving Advances plus the Letter of Credit Exposure exceeds (B) the aggregate amount of Commitments, as notified to the Borrower by the Administrative Agent (with such calculation set forth in reasonable detail which shall be conclusive absent manifest error), the Borrower shall, within one Business Day, to the extent of such excess, first prepay to the Swing Line Lender the outstanding principal amount of the Swing Line Advances, second prepay to the Lenders on a pro rata basis the outstanding principal amount of the Revolving Advances, and third make deposits into the Cash Collateral Account to provide cash collateral in the amount of such excess for the Letter of Credit Exposure.

(ii) If the Borrower or any Subsidiary is subject to a Casualty Event which results in Net Cash Proceeds in excess of $2,000,000 in any fiscal year, then the Borrower shall, subject to the terms of the Intercreditor Agreement, no later than three Business Days following the receipt thereof, apply an amount equal to 100% of such Net Cash Proceeds first to prepay to the Swing Line Lender the outstanding principal amount of the Swing Line Advances, second to prepay to the Lenders on a pro rata basis the outstanding principal amount of the Revolving Advances, and third to make deposits into the Cash Collateral Account to provide cash collateral for the Letter of Credit Exposure; provided that, (A) if no Event of Default exists or would arise therefrom, then such proceeds shall not be required to be so applied on such date to the extent that Borrower shall have delivered a certificate by a Responsible Officer of the Borrower to the Administrative Agent on or prior to such date stating that such Net Cash Proceeds are reasonably expected to be reinvested in fixed or capital assets of any Credit Party within 180 days following the date of such Casualty Event (which officers’ certificate shall set forth the estimates of the proceeds to be so expended); and (B) if all or any portion of such Net Cash Proceeds are not reinvested within such

180-day period as provided in clause (A) above, then 100% of such unused portion shall be applied on the last day of such period first to prepay to the Swing Line Lender the outstanding principal amount of the Swing Line Advances, second to prepay to the Lenders on a pro rata basis the outstanding principal amount of the Revolving Advances, and third to make deposits into the Cash Collateral Account to provide cash collateral for the Letter of Credit Exposure.

(iii) If an increase in the aggregate Commitments is effected as permitted under Section 2.15, the Borrower shall be deemed to have repaid any Revolving Advances outstanding on the date such increase is effected with the proceeds of Revolving Advances to the extent necessary to keep the outstanding Revolving Advances ratable to reflect the revised Pro Rata Shares of the Lenders arising from such increase. Any prepayment made by Borrower in accordance with this clause (iii) shall be deemed to have been made with the proceeds of Revolving Advances made by all the Lenders in connection such increase occurring simultaneously with the prepayment.

(d) Interest; Costs. Each prepayment pursuant to this Section 2.4 shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.9 as a result of such prepayment being made on such date.

Section 2.5. Repayment.

(a) Revolving Advances. The Borrower shall pay to the Administrative Agent for the ratable benefit of each Lender the aggregate outstanding principal amount of the Revolving Advances on the Maturity Date.

(b) Swing Line Advances. Each Swing Line Advance shall be paid in full on each Swing Line Payment Date.

Section 2.6. Fees.

(a) Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee on the average daily amount by which (i) such Lender’s Commitment exceeds (ii) the sum of such Lender’s outstanding Revolving Advances plus such Lender’s Pro Rata Share of the Letter of Credit Exposure, at the rate equal to the Applicable Margin for Commitment Fees for such period; provided that, no such commitment fee shall accrue on the Commitment of a Defaulting Lender during the period such Lender remains a Defaulting Lender. Such Commitment Fee is due quarterly in arrears on March 31, June 30, September 30, and December 31 of each year commencing on March 31, 2018, and on the Maturity Date (unless any such date shall not be a Business Day in which case such payment shall be made on the next preceding Business Day). For the avoidance of doubt and for purposes of this Section 2.6(a) only, outstanding Swing Line Advances shall not reduce the amount of unused Commitment.

(b) Fees for Letters of Credit. The Borrower agrees to pay the following:

(i) Subject to Section 2.14, to the Administrative Agent for the pro rata benefit of the Lenders a per annum letter of credit fee for each Letter of Credit issued hereunder, for the period such Letter of Credit is to be outstanding, in an amount equal to the greater of (A) the Applicable Margin for Eurodollar Advances per annum on the face amount of such Letter of Credit, and (B) $600 per Letter of Credit. Such fee shall be due and payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, and on the Maturity Date (unless any such date shall not be a Business Day in which case such payment shall be made on the next preceding Business Day).

(ii) To the Issuing Lender, a fronting fee for each Letter of Credit equal to the greater of (A) 0.125% per annum on the face amount of such Letter of Credit and (B) $600. Such fee shall be due and payable in advance on the date of the issuance of the Letter of Credit, and, in the case of an increase or extension only, on the date of such increase or such extension.

(iii) Subject to Section 2.14, to the Administrative Agent for the pro rata benefit of the Lenders such additional per annum letter of credit fee for each commercial Letter of Credit issued hereunder, for the period such Letter of Credit is to be outstanding, in an amount agreed to between the Borrower and the Issuing Lender in writing. Such fee shall be due and payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, and on the Maturity Date (unless any such date shall not be a Business Day in which case such payment shall be made on the next preceding Business Day).

(iv) To the Issuing Lender, an additional fronting fee for each commercial Letter of Credit equal an amount agreed to between the Borrower and the Issuing Lender. Such fee shall be due and payable in advance on the date of the issuance of the Letter of Credit in writing, and, in the case of an increase or extension only, on the date of such increase or such extension.

(v) To the Issuing Lender such other usual and customary fees associated with any transfers, amendments, drawings, negotiations or reissuances of any Letters of Credit. Such fees shall be due and payable as requested by the Issuing Lender in accordance with the Issuing Lender’s then current fee policy.

The Borrower shall have no right to any refund of letter of credit fees previously paid by the Borrower, including any refund claimed because any Letter of Credit is canceled prior to its expiration date.

(c) Fee Letter. The Borrower agrees to pay the fees to Amegy as set forth in the Fee Letter.

Section 2.7. Interest.

(a) Base Rate Advances. Each Base Rate Advance shall bear interest at the Adjusted Base Rate in effect from time to time plus the Applicable Margin for Base Rate Advances for such period. The Borrower shall pay to Administrative Agent for the ratable account of each Lender all accrued but unpaid interest on such Lender’s Revolving Advances which are Base Rate Advances on each March 31, June 30, September 30, and December 31 commencing on March 31, 2018, and on the Maturity Date (unless any such date shall not be a Business Day in which case such payment shall be made on the next preceding Business Day). The Swing Line Advances shall bear interest at the Adjusted Base Rate plus the Applicable Margin for Base Rate Advances or such other per annum rate to be agreed to between the Borrower and the Swing Line Lender. The Borrower shall pay to the Swing Line Lender all accrued but unpaid interest on such Swing Line Advances on each March 31, June 30, September 30, and December 31 commencing on March 31, 2018, and on the Maturity Date (unless any such date shall not be a Business Day in which case such payment shall be made on the next preceding Business Day).

(b) Eurodollar Advances. Each Eurodollar Advance shall bear interest during its Interest Period equal to at all times the Eurodollar Rate for such Interest Period plus the Applicable Margin for Eurodollar Advances for such period. The Borrower shall pay to the Administrative Agent for the ratable account of each Lender all accrued but unpaid interest on each of such Lender’s Eurodollar Advances on the last day of the Interest Period therefor (provided that for Eurodollar Advances with Interest Periods in excess of three months, accrued but unpaid interest shall also be due on the day three months from the first day of such Interest Period), on the date any Eurodollar Advance is repaid, and on the Maturity Date.

(c) Retroactive Adjustments of Applicable Margin. In the event that any financial statement or Compliance Certificate delivered pursuant to Section 5.2 is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the Borrower shall immediately deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Margin shall be determined as if the higher Applicable Margin that would have applied were applicable for such Applicable Period, and (iii) the Borrower shall immediately, without further action by the Administrative Agent, any Lender or any Issuing Lender, pay to the Administrative Agent for the account of the applicable Lenders, the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period. This Section 2.7(c) shall not limit the rights of the Administrative Agent and Lenders with respect to the Default Rate as set forth in Section 2.7(d).

(d) Default Rate. Notwithstanding the foregoing, (i) upon the occurrence and during the continuance of an Event of Default under Section 7.1(a) or Section 7.1(g), all overdue amounts shall bear interest, after as well as before judgment, at the Default Rate and (ii) upon the occurrence and during the continuance of any Event of Default (including under Section 7.1(a) and Section 7.1(g)), upon the request of the Majority Lenders, all Obligations shall bear interest, after as well as before judgment, at the Default Rate. Interest accrued pursuant to this Section 2.7(d) and all interest accrued but unpaid on or after the Maturity Date shall be due and payable on demand, and if no express demand is made, then due and payable on the otherwise required interest payment dates hereunder.

Section 2.8. Illegality. If any Lender shall notify the Borrower that any Change in Law makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its applicable Lending Office to perform its obligations under this Agreement to make, maintain, or fund any Eurodollar Advances of such Lender then outstanding hereunder, (a) all Eurodollar Advances of such Lender that are then the subject of any Notice of Borrowing and that cannot be lawfully funded shall be funded as Base Rate Advances of such Lender, (b) all Eurodollar Advances of such Lender shall be Converted automatically to Base Rate Advances of such Lender on the respective last days of the then current Interest Periods with respect to such Eurodollar Advances or within such earlier period as required by such change in circumstances, and (c) the right of the Borrower to select Eurodollar Advances from such Lender for any subsequent Borrowing shall be suspended until such Lender shall notify the Borrower that the circumstances causing such suspension no longer exist. Each Lender agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

Section 2.9. Breakage Costs. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, Conversion, payment or prepayment (including any deemed payment or repayment and any reallocated repayment to Non-Defaulting Lenders provided for in Section 2.11(a) or Section 2.14) of any Advance other than a Base Rate Advance on a day other than the last day of the Interest Period for such Advance (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make an Advance) to prepay, borrow, continue or Convert any Advance other than a Base Rate Advance on the date or in the amount notified by the Borrower; or

(c) any assignment of an Eurodollar Advance on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 2.13;

including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Advance, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 2.9, the requesting Lender shall be deemed to have funded the Eurodollar Advances made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Advance by a matching deposit or other borrowing in the offshore interbank market for Dollars for a comparable amount and for a comparable period, whether or not such Eurodollar Advance was in fact so funded.

Section 2.10. Increased Costs.

(a) Eurodollar Advances. If any Change in Law shall:

(i) impose, modify, or deem applicable any reserve, special deposit, compulsory loan, insurance charge, assessment, or similar requirement (other than by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, financial institutions generally, including any Lender (or its applicable Lending Office), including the Commitments of such Lender hereunder;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Connection Income Taxes and (C) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on financial institutions generally, including such Lender (or its applicable Lending Office), or on the London interbank market any other condition affecting this Agreement or its Notes or any of such extensions of credit or liabilities or commitments;

and the result of any of the foregoing is to increase the cost to such Lender (or its applicable Lending Office) of making, Converting into, continuing, or maintaining any Eurodollar Advances or to reduce any sum received or receivable by such Lender (or its applicable Lending Office) under this Agreement or its Notes with respect to any Eurodollar Advances, then the Borrower shall pay to such Lender within three Business Days after written demand made by such Lender such amount or amounts as such Lender determines in good faith to be necessary to compensate such Lender for such increased cost or reduction.

(b) Capital Adequacy. If, after the date hereof, any Lender or the Issuing Lender shall have determined that any Change in Law affecting such Lender or Issuing Lender or any Lending Office of such Lender or such Lender’s or Issuing Lender’s holding company, if any, regarding capital adequacy or liquidity requirements has or would have the effect of reducing the rate of return on the capital of financial institutions generally, including such Lender or the Issuing Lender or any corporation controlling such Lender or the Issuing Lender, as a consequence of such Lender’s or the Issuing Lender’s obligations hereunder to a level below that which such Lender or the Issuing Lender or such corporation could have achieved but for such Change in Law (taking into consideration its policies with respect to capital adequacy and liquidity requirements), then from time to time within three Business Days after written demand by such Lender or the Issuing Lender, as the case may be, the Borrower shall pay to such Lender or the Issuing Lender such additional amount or amounts as such Lender determines in good faith to be necessary to compensate such Lender or the Issuing Lender for such reduction.

(c) Mitigation. Each Lender shall promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 2.10 and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Lender, be otherwise disadvantageous to it and the Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation. Any Lender claiming compensation under this Section 2.10 shall furnish to the Borrower and the Administrative Agent a statement setting forth the additional amount or amounts to be paid to it hereunder which shall be determined by such Lender in good faith and which shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

(d) Delay in Requests. Failure or delay on the part of any Lender or Issuing Lender to demand compensation pursuant to this Section 2.10 shall not constitute a waiver of such Lender’s or such Issuing Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or Issuing Lender pursuant to this Section 2.10 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or Issuing Lender, as the case may be, notifies the Borrower and the Administrative Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.11. Payments and Computations.

(a) Payments. All payments of principal, interest, and other amounts to be made by the Borrower under this Agreement and other Credit Documents shall be made to the Administrative Agent in Dollars and in immediately available funds, without setoff, deduction, or counterclaim; provided that, the Borrower may setoff amounts owing to any Lender that is at such time a Defaulting Lender against Advances that such Defaulting Lender failed to fund to the Borrower under this Agreement (the “Unfunded Advances”) so long as (i) the Borrower shall have delivered prior written notice of such setoff to the Administrative Agent and such Defaulting Lender, (ii) the Advances made by the Non-Defaulting Lenders as part of the original Borrowing to which the Unfunded Advances applied shall still be outstanding, (iii) if such Defaulting Lender failed to fund Advances under more than one Borrowing, such setoff shall be applied in a manner satisfactory to the Administrative Agent, and (iv) upon the application of such setoff, the Unfunded Advances shall be deemed to have been made by such Defaulting Lender on the effective date of such setoff.

(b) Payment Procedures. The Borrower shall make each payment under this Agreement and under the Notes not later than 1:00 p.m. (Houston, Texas time) on the day when due in Dollars to the Administrative Agent at the location referred to in the Notes (or such other location as the Administrative Agent shall designate in writing to the Borrower) in same day funds. The Administrative Agent will promptly thereafter, and in any event prior to the close of business on the day any timely payment is made, cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Administrative Agent or a specific Lender pursuant to Sections 2.8, 2.9, 2.10, 2.12, 2.13, and 9.2 and such other provisions herein which expressly provide for payments to a specific Lender, but after taking into account payments effected pursuant to Section 9.1) in accordance with each Lender’s Pro Rata Share to the Lenders for the account of their respective applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon receipt of other amounts due solely to the Administrative Agent, the Issuing Lender, the Swing Line Lender or a specific Lender, the Administrative Agent shall distribute such amounts to the appropriate party to be applied in accordance with the terms of this Agreement.

(c) Non Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided that if such extension would cause payment of interest on or principal of Eurodollar Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d) Computations. All computations of interest for Base Rate Advances based upon the Wall Street Journal Rate shall be made by the Administrative Agent on the basis of a year of 365/366 days and all computations of all other interest and fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an amount of interest or fees shall be conclusive and binding for all purposes, absent manifest error.

(e) Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set off, or otherwise) on account of the Advances made by it in excess of its ratable share of payments on account of the Advances or Letter of Credit Obligations obtained by the Lenders (other than as a result of a termination of a Defaulting Lender’s Commitment under Section 2.1(b)(ii), the setoff right of the Borrower under clause (a) above, or the non-pro rata application of payments provided in the last sentence of this clause (e)), such Lender shall notify the other Lenders and forthwith purchase from the other Lenders such participations in the Advances made by it or the Letter of Credit Obligations held by it as shall be necessary to cause such purchasing Lender to share the excess payment ratably with the other Lenders; provided that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from the other Lenders shall be rescinded and each such Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share, but without interest. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.11(e) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. If a Lender fails to fund a Revolving Advance with respect to a Borrowing as and when required hereunder and the Borrower subsequently makes a repayment of any Revolving Advances, then, after taking into account any setoffs made pursuant to Section 2.11(a) above, such payment shall be applied among the Non-Defaulting Lenders ratably in accordance with their respective Commitment percentages until each Lender (including any Lender that is at such time a Defaulting Lender) has its percentage of all of the outstanding Revolving Advances and the balance of such repayment shall be applied among the Lenders in accordance with their Pro Rata Share. The provisions of this Section 2.11(e) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or to any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances or participations in Letter of Credit Exposure to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 2.11(e) shall apply).

Section 2.12. Taxes.

(a) No Deduction for Certain Taxes. Any and all payments by or account of any obligation of any Credit Party under any of the Credit Documents shall be made free and clear of and without deduction for Taxes, except as required by applicable Legal Requirements. If any applicable Legal Requirement (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by an applicable Withholding Agent, then such Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Legal Requirements and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Other Taxes. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Legal Requirements, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification. The Borrower will indemnify each Recipient, within 10 days after written demand therefor, for the full amount of Indemnified Taxes (including, without limitation, any Indemnified Taxes imposed on amounts payable under this Section 2.12(c)) paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent) or by the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error. Notwithstanding anything herein to the contrary, a Recipient shall not be indemnified for any Indemnified Taxes under this Section 2.12 unless such Recipient shall make written demand on Borrower for such reimbursement no later than one year after the earlier of (i) the date on which the relevant Governmental Authority makes written demand upon such Recipient for such Indemnified Taxes and (ii) the date on which such Recipient has made payment of such Indemnified Taxes to the relevant Governmental Authority.

(d) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.7(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) Evidence of Tax Payments. As soon as practicable after any payment of Indemnified Taxes by any Credit Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of any receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment, or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Withholding Reduction or Exemption. (i) Each Lender that is entitled to an exemption from, or a reduction of, withholding Tax with respect to payments under this Agreement or under any other Credit Document shall, to the extent that it is legally entitled to do so, deliver to the Borrower (with a copy to the Administrative Agent), on or before the date it becomes a party to this Agreement and from time to time thereafter at the time or times prescribed by applicable Legal Requirements or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Legal Requirements or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender shall, to the extent that it is legally entitled to do so, deliver to Borrower (with a copy to the Administrative Agent), on or before the date it becomes a party to this Agreement and from time to time thereafter at the time or times prescribed by applicable Legal Requirements or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine that such Lender is not subject to United States backup withholding and whether or not such Lender is subject to United States information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.12(f)(ii)(A), (B) and (C) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, each Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient), on or before the date on which such Lender becomes a party to this Agreement and from time to time thereafter at the time or times prescribed by applicable Legal Requirements or reasonably requested by the Borrower or Administrative Agent, whichever of the following is applicable:

(A) In the case of any Lender that is not a Foreign Lender, duly completed and executed copies of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from United States backup withholding;

(B) In the case of any Foreign Lender, to the extent that it is legally entitled to do so:

(1) duly completed and executed copies of IRS Form W-8BEN (or any successor form) or IRS Form W-8BEN-E (or any successor form), as applicable, claiming eligibility for benefits of an income tax treaty to which the United States is a party;

(2) duly completed and executed copies of IRS Form W-8ECI (or any successor form);

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (y) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not (a) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (c) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”), and (z) duly completed and executed copies of IRS Form W-8BEN (or any successor form) or IRS Form W-8BEN-E (or any successor form), as applicable;

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY (or any successor form), accompanied by IRS Form W-8ECI (or any successor form), IRS Form W-8BEN (or any successor form), IRS Form W-8BEN-E (or any successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9 (or any successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner; or

(5) any other form prescribed by applicable Legal Requirements as a basis for claiming exemption from or a reduction in United States federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable Legal Requirements to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made.

(C) Without limiting any of the foregoing, if a payment made to a Lender hereunder or under any other Credit Document would be subject to United States federal withholding taxes imposed pursuant to FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable Legal Requirements and at such time or times reasonably requested by the Borrower and the Administrative Agent, such documentation prescribed by applicable Legal Requirements (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has complied with its obligations under FATCA, or to determine the amount to deduct and withhold from such payment; provided, that solely for purposes of this paragraph, the term “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(D) Each Lender further agrees that it shall (1) promptly notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction in U.S. withholding Taxes, and (2) in the event any previous form delivered by such Lender pursuant to this Section 2.12(f) expires or becomes obsolete or inaccurate, update any such form or certification or promptly deliver any such other properly completed and executed form, certification or documentation as may be required in order to confirm or establish the entitlement of such Lender to an exemption from or a reduction in U.S. withholding Taxes with respect to payments hereunder or under any other Credit Document if such Lender continues to be so entitled.

(g) Mitigation. Each Lender shall use reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to select a jurisdiction for its applicable Lending Office or change the jurisdiction of its applicable Lending Office, as the case may be, so as to avoid the imposition of any Indemnified Taxes or to eliminate or reduce the payment of any additional sums under this Section 2.12;

provided, that no such selection or change of jurisdiction for its applicable Lending Office shall be made if, in the reasonable judgment of such Lender, such selection or change would be disadvantageous to such Lender and the Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such selection or change.

(h) Tax Credits and Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.12 (including by the payment of additional amounts pursuant to this Section 2.12), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.12 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person..

(i) Definitions. For purposes of this Section 2.12, the term “Lender” includes the Issuing Lender and the term “applicable Legal Requirements” includes FATCA.

Section 2.13. Replacement of Lenders. If (a) the Borrower is required pursuant to Section 2.10 or 2.12 to make any additional payment to any Lender, (b) any Lender’s obligation to make or continue, or to Convert Base Rate Advances into, Eurodollar Advances shall be suspended pursuant to Section 2.3(c)(iii) or Section 2.8, or (c) any Lender is a Defaulting Lender (any such Lender described in any of the preceding clauses (a) – (c), being a “Subject Lender”), then (i) in the case of a Defaulting Lender, the Administrative Agent may, upon notice to the Subject Lender and the Borrower, require such Defaulting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.7), all of its interests, rights and obligations under this Agreement and the related Credit Documents as a Lender to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment) and (ii) in the case of any Subject Lender, the Borrower may, upon notice to the Subject Lender and the Administrative Agent and at the Borrower’s sole cost and expense, require such Subject Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.7), all of its interests, rights and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that, in any event

(A) as to assignments required by the Borrower, the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 9.7;

(B) such Subject Lender shall have received payment of an amount equal to the outstanding principal of its applicable Advances and participations in outstanding Letter of Credit Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(C) in the case of any such assignment resulting from a claim for compensation under Section 2.12, such assignment will result in a reduction in such compensation or payments thereafter; and

(D) such assignment does not conflict with applicable Legal Requirements.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower or the Administrative Agent to require such assignment and delegation cease to apply. Solely for purposes of effecting any assignment involving a Defaulting Lender under this Section 2.13 and to the extent permitted under applicable Legal Requirements, each Lender hereby designates and appoints the Administrative Agent as true and lawful agent and attorney-in-fact, with full power and authority, for and on behalf of and in the name of such Lender to execute, acknowledge and deliver the Assignment and Acceptance required hereunder if such Lender is a Defaulting Lender and such Lender shall be bound thereby as fully and effectively as if such Lender had personally executed, acknowledged and delivered the same. In lieu of the Borrower or the Administrative Agent replacing a Defaulting Lender as provided in this Section 2.13, the Borrower may terminate such Defaulting Lender’s Commitment as provided in Section 2.1(b)(ii).

Section 2.14. Payments and Deductions to a Defaulting Lender.

(a) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.1(a), Section 2.2, or Section 2.11 then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid in cash.

(b) If a Defaulting Lender as a result of the exercise of a set-off shall have received a payment in respect of its outstanding applicable Advances or Pro Rata Share of Letter of Credit Exposure which results in its outstanding applicable Advances and Pro Rata Share of Letter of Credit Exposure being less than its pro rata share of the aggregate outstanding applicable Advances and Letter of Credit Exposure, then no payments will be made to such Defaulting Lender until such time as all amounts due and owing to the Lenders have been equalized in accordance with each Lender’s respective pro rata share of the aggregate outstanding applicable Advances and Letter of Credit Exposure. Further, if at any time prior to the acceleration or maturity of the Advances, the Administrative Agent shall receive any payment in respect of principal attributable to an applicable Advance or Letter of Credit Obligations while one or more Defaulting Lenders shall be party to this Agreement, the Administrative Agent shall apply such payment first to the Borrowings for which such Defaulting Lender(s) shall have failed to fund its pro rata share until such time as such Borrowing(s) are paid in full or each Lender (including each Defaulting Lender) is owed its pro rata share of all Advances then outstanding. After acceleration or maturity of the Advances, subject to the first sentence of this Section 2.14(b), all principal will be paid ratably as provided in Section 2.11(e).

(c) If any Letter of Credit Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) such Letter of Credit Exposure shall be automatically reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Share of such Defaulting Lender’s Pro Rata Share of the Letter of Credit Exposure (and each Lender is deemed to have purchased and assigned such participation interest in such reallocated portion of the Letter of Credit Exposure) but only to the extent that (A) the sum of each Non-Defaulting Lender’s outstanding Revolving Advances plus its share of the Letter of Credit Exposure, after giving effect to the reallocation provided herein, does not exceed such Non-Defaulting Lender’s Commitment, and (B) the conditions set forth in Section 3.2 are satisfied at such time; provided that, subject to Section 9.22, such reallocation shall not constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, then the Borrower shall, within one Business Day following notice by the Administrative Agent, cash collateralize such Defaulting Lender’s share of the Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.2(h) for so long as such Letter of Credit Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to this Section 2.14 then the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.6(b)(i) or (iii) with respect to such Defaulting Lender’s Letter of Credit Exposure during the period such Defaulting Lender’s Letter of Credit Exposure is cash collateralized;

(iv) if the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.6(b)(i) and (iii) shall be adjusted in accordance with such Non-Defaulting Lenders’ Pro Rata Share;

(v) if any Defaulting Lender’s share of the Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to the preceding provisions, then, without prejudice to any rights or remedies of the Issuing Lender or any Lender hereunder, all letter of credit fees payable under Section 2.6(b)(i) and (iii) with respect to such Defaulting Lender’s share of the Letter of Credit Exposure shall be payable to the Issuing Lender until such Letter of Credit Exposure is cash collateralized and/or reallocated.

In the event that the Administrative Agent, the Borrower and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then (A) the Letter of Credit Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall be deemed to have purchased at par such of the Revolving Advances or participations in Letters of Credit of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Advances and Letter of Credit Exposure in accordance with its Pro Rata Share, and (B) if no Default exists, then any cash collateral posted by the Borrower pursuant to clause (c)(ii) above with respect to such Lender shall be returned to the Borrower.

Section 2.15. Increase in Commitments.

(a) At any time prior to the Business Day immediately preceding the Scheduled Maturity Date, the Borrower may effectuate one or more increases in the aggregate Commitments (each such increase being a “Commitment Increase”), by designating either one or more of the existing Lenders (each of which, in its sole discretion, may determine whether and to what degree to participate in such Commitment Increase) or one or more other Eligible Assignees that at the time agree, in the case of any existing Lender, to increase its Commitment as such Lender shall so select (an “Increasing Lender”) and, in the case of any Eligible Assignee that is not an existing Lender (an “Additional Lender”), to become a party to this Agreement as a Lender; provided, however, that (i) each such Commitment Increase shall be equal to at least $5,000,000, (ii) all Commitments and Advances provided pursuant to a Commitment Increase shall be available on the same terms as those applicable to the existing Commitments and Advances except as to upfront fees which may be as agreed to between the Borrower and such Increasing Lender or Additional Lender, as the case may be, (iii) the aggregate of all such Commitment Increases shall not exceed an amount equal to the sum of $50,000,000, and (iv) such Commitment Increase shall not effect an increase in the aggregate Commitments if the Maturity Date has occurred. The Borrower shall provide prompt notice of such proposed Commitment Increase pursuant to this Section 2.15 to the Administrative Agent and the Lenders. This Section 2.15 shall not be construed to create any obligation on the Administrative Agent or any of the Lenders to advance or to commit to advance any credit to the Borrower or to arrange for any other Person to advance or to commit to advance any credit to the Borrower.

(b) The Commitment Increase shall become effective on the date (the “Increase Date”) on or prior to which each of following conditions shall have been satisfied: (i) the receipt by the Administrative Agent of (A) an agreement in form and substance reasonably satisfactory to the Administrative Agent signed by the Borrower, each Increasing Lender and/or each Additional Lender, setting forth the Commitments, if any, of each such Increasing Lender and/or Additional Lender and, if applicable, setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof binding upon each Lender and (B) such evidence of appropriate authorization on the part of the Borrower and the Guarantors with respect to such Commitment Increase and such legal opinions as the Administrative Agent may reasonably request, (ii) the funding by each Increasing Lender and Additional Lender of the Revolving Advances to be made by each such Lender to effect the prepayment requirement set forth in Section 2.4(c)(iii), (iii) receipt by the Administrative Agent of a certificate of an authorized officer of the Borrower certifying (A) both before and after giving effect to such Commitment Increase, no Default has occurred and is continuing, (B) all representations and warranties made by the Borrower in this Agreement are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), unless such representation or warranty relates to an earlier date which remains true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date, and (C) the pro forma compliance with the covenants in Sections 6.16, 6.17, and 6.18 after giving effect to such Commitment Increase, and (iv) receipt by the Increasing Lender or Additional Lender, as applicable, of all such fees as agreed to between such Increasing Lender and /or Additional Lender and the Borrower.

(c) On such Increase Date, each Lender’s share of the Letter of Credit Exposure and participations in respect of Swing Line Advances on such date shall automatically be deemed to equal such Lender’s Pro Rata Share of such Letter of Credit Obligations and participations in respect of Swing Line Advances (such Pro Rata Share for such Lender to be determined as of the Increase Date in accordance with its Commitment on such date as a percentage of the aggregate Commitments on such date) without further action by any party.

ARTICLE 3

CONDITIONS OF LENDING

Section 3.1. Conditions Precedent to Effectiveness. The Existing Credit Agreement shall be amended and restated in its entirety as set forth herein upon the occurrence of the following conditions precedent on or before the Effective Date:

(a) Documentation. The Administrative Agent shall have received the following, duly executed by all the parties thereto, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders:

(i) this Agreement and all attached Exhibits and Schedules and the Notes payable to the order of each applicable Lender;

(ii) the Guaranty executed by each Subsidiary of the Borrower existing on the Effective Date;

(iii) the Security Agreement executed by each Credit Party, together with appropriate UCC-1 financing statements, if any, necessary or desirable for filing with the appropriate authorities and any other documents, agreements, or instruments necessary to create, perfect or maintain an Acceptable Security Interest in the Collateral described in the Security Agreement;

(iv) fully executed reaffirmations or amendments of the existing Mortgages covering all fee owned real property of any Credit Party, together with (A) a flood determination certificate issued by the appropriate Governmental Authority or third party indicating whether such property is designated as a “flood hazard area” and (B) if such property is designated to be in a “flood hazard area”, evidence of flood insurance on such property obtained by the applicable Credit Party in such total amount as required by Regulation H of the Federal Reserve Board, and all official rulings and interpretations thereunder or thereof, and otherwise in compliance with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973;

(v) a reaffirmation of the Intercreditor Agreement executed by the Administrative Agent, the Term B Collateral Agent and the Borrower;

(vi) certificates of insurance naming the Administrative Agent as lender’s loss payee with respect to property insurance, and additional insured with respect to liability insurance, and covering the Borrower’s or its Subsidiaries’ Properties with such insurance carriers, for such amounts and covering such risks that are acceptable to the Administrative Agent;

(vii) a certificate from an authorized officer of the Borrower dated as of the Effective Date stating that as of such date (A) all representations and warranties of the Borrower set forth in this Agreement are true and correct, (B) no Default has occurred and is continuing; and (C) the conditions precedent set forth in Section 3.1(b), (e), and (m) have been met;

(viii) a secretary’s certificate from each Credit Party certifying such Person’s (A) officers’ incumbency, (B) authorizing resolutions, and (C) Organization Documents;

(ix) certificates of good standing for each Credit Party in each state in which each such Person is organized or qualified to do business, which certificate shall be (A) dated a date not earlier than 30 days prior to Effective Date or (B) otherwise effective on the Effective Date;

(x) legal opinions of (A) Norton Rose Fulbright US LLP, as Texas counsel to the Credit Parties, and (B) Weld Riley, S.C., as Wisconsin counsel to the Credit Parties, each in form and substance reasonably acceptable to the Administrative Agent;

(xi) letter of credit applications or amendments to the Existing Letters of Credit, as applicable, and such other documents and instruments of transfer as the Administrative Agent and the Issuing Lender deem necessary to effectuate the deemed issuance of the Existing Letters of Credit hereunder; and

(xii) such other documents, governmental certificates, agreements, and lien searches as the Administrative Agent or any Lender may reasonably request.

(b) Consents; Authorization; Conflicts. The Borrower shall have received any consents, licenses and approvals required in accordance with applicable law, or in accordance with any document, agreement, instrument or arrangement to which the Borrower or any Subsidiary is a party, in connection with the execution, delivery, performance, validity and enforceability of this Agreement and the other Credit Documents. In addition, the Borrower and the Subsidiaries shall have all such material consents, licenses and approvals required in connection with the continued operation of the Borrower and the Subsidiaries, and such approvals shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on this Agreement and the actions contemplated hereby.

(c) Representations and Warranties. The representations and warranties contained in Article 4 and in each other Credit Document shall be true and correct on and as of the Effective Date before and after giving effect to the initial Borrowings or issuance (or deemed issuance) of Letters of Credit and to the application of the proceeds from such Borrowing, as though made on and as of such date.

(d) Fee Letter; Payment of Fees. The Borrower shall have paid the fees and expenses required to be paid as of the Effective Date by Sections 2.6(c) and 9.1 or any other provision of a Credit Document.

(e) Other Proceedings. No action, suit, investigation or other proceeding (including without limitation, the enactment or promulgation of a statute or rule) by or before any arbitrator or any Governmental Authority shall be pending or, to the Borrower’s knowledge, threatened and no preliminary or permanent injunction or order by a state or federal court shall have been entered (i) in connection with this Agreement, any other Credit Document or any transaction contemplated hereby or thereby, or (ii) which in the judgment of the Administrative Agent could reasonably be expected to result in a Material Adverse Change.

(f) Other Reports. The Administrative Agent shall have received, in form and substance reasonably satisfactory to it, all existing environmental reports (including all available Phase I Environmental Site Assessment reports and Phase II Environmental Site Assessment reports), and such other reports, audits or certifications in the possession of the Credit Parties as it may reasonably request.

(g) Material Adverse Change. Since December 31, 2016, there shall not have occurred any event, development or circumstance that has or could reasonably be expected to result in a Material Adverse Change.

(h) Solvency. The Administrative Agent shall have received a certificate in form and substance reasonably satisfactory to the Administrative Agent from a senior financial officer or such other officer acceptable to the Administrative Agent of the Borrower and each Guarantor certifying that, before and after giving effect to the initial Borrowings made hereunder on the Effective Date, the Borrower and each such other Guarantor is Solvent (assuming with respect to each Guarantor, that the fraudulent conveyance savings language contained in the Guaranty applicable to such Guarantor will be given full effect).

(i) Delivery of Initial Financial Statements; Projections. The Administrative Agent shall have received true and correct copies of (i) the Initial Financial Statements and (ii) the projections prepared by management of balance sheets, income statements and cashflow statements of the Borrower and its Subsidiaries, after giving effect to the extension of the Term B Debt, covering the first four full years after the Effective Date.

(j) Notices of Borrowing. The Administrative Agent shall have received a Notice of Borrowing from the Borrower, with appropriate insertions and executed by a duly appointed Responsible Officer of the Borrower.

(k) USA Patriot Act. The Administrative Agent shall have received all documentation and other information that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act.

(l) Capital Structure. The capital and ownership structure and the equityholder arrangements of the Borrower and its Subsidiaries (and all agreements relating thereto) will be reasonably satisfactory to the Administrative Agent.

(m) Amendment of Term B Credit Agreement. The Administrative Agent shall have received an amendment of the Term B Credit Agreement in form and substance satisfactory to the Administrative Agent, which includes an amendment thereunder such that the maturity date of the Term B Credit Agreement is at least 91 days after the Maturity Date.

(n) Due Diligence. The Administrative Agent shall have completed and be satisfied in its sole discretion with the corporate (or other organizational), environmental and financial due diligence of the Credit Parties and its Affiliates.

(o) Landlord Agreements; Account Control Agreements. The Borrower shall have used commercially reasonable efforts to cause to be delivered to Administrative Agent lien waivers or subordination agreements in form and substance satisfactory to the Administrative Agent and executed by the landlords or lessors identified in, and covering each of the leased real properties listed on, Schedule 4.5 to the extent required pursuant to Section 6.20. The Administrative Agent shall have received Account Control Agreements in accordance with Section 5.8 and the Security Documents.

(p) Certificates of Title. For each piece of Certificated Equipment of any Credit Party, if any, to the extent required by Section 4.10 of the Security Agreement, the Administrative Agent shall have received the original certificate of title to such equipment and such other documents, agreements or instruments required in order to evidence the Administrative Agent’s first priority lien on the certificate of title for such Certificated Equipment.

(q) Liens. The Administrative Agent shall have received evidence satisfactory to it that there are no Liens encumbering any of the Credit Parties’ respective Property other than Permitted Liens.

(r) Effective Date Compliance Certificate. The Administrative Agent shall have received a Compliance Certificate in form acceptable to the Administrative Agent and executed a Responsible Officer of the Borrower and reflecting compliance with the covenants in Sections 6.16, 6.17, and 6.18 as of the last day of the most recently ended fiscal quarter prior to the Effective Date for which financial statements are available, calculated giving pro forma effect to the extension of the Term B Debt.

(s) Payments under Existing Credit Agreement. The Borrower shall have paid (or the Administrative Agent shall have received instructions from the Borrower to use the proceeds of the initial Advances hereunder to repay) (i) all accrued fees, interest and other amounts (other than the Advances thereunder) due under the Existing Credit Agreement to the lenders thereunder and (ii) all Loans due under the Existing Credit Agreement to the lenders thereunder that are not party to this Agreement as Lenders.

Section 3.2. Conditions Precedent to Each Borrowing and to Each Issuance, Extension or Renewal of a Letter of Credit. The obligation of each Lender to make an Advance on the occasion of each Borrowing (including the initial Borrowing), the obligation of each Issuing Lender to issue, increase, renew or extend a Letter of Credit (including the deemed issuance of Letters of Credit) and of any reallocation of Letter of Credit Exposure provided in Section 2.14, shall be subject to the further conditions precedent that on the date of such Borrowing or such issuance, increase, renewal or extension:

(a) Representations and Warranties. The representations and warranties made by any Credit Party or any officer or employee of any Credit Party contained in the Credit Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on such date, except that any representation and warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date and each request for the making of any Advance or issuance, increase, renewal or extension of any Letter of Credit and the making of such Advance or the issuance, increase, renewal or extension of such Letter of Credit shall be deemed to be a reaffirmation of such representations and warranties.

(b) Event of Default. No Default shall exist, and the making of such Advance or issuance, increase, renewal or extension of such Letter of Credit, or the relocation of the Letter of Credit Exposure would not cause a Default.

(c) Financial Covenant Compliance. The Borrower and its Subsidiaries shall be in pro forma compliance with the financial covenants in Sections 6.16, 6.17, and 6.18 as of the most recently ended fiscal quarter after giving pro forma effect to such Advance or such increase, renewal or extension of such Letter of Credit (which calculation, for the avoidance of doubt, uses outstanding Debt on the date of such Advance or increase, renewal or extension of such Letter of Credit and EBITDA as of such fiscal quarter end) and, upon the reasonable request of the Administrative Agent, the Borrower shall have delivered a pro forma compliance certificate setting forth a calculation of such compliance to the Administrative Agent with such supporting information that the Administrative Agent may request.

Each of the giving of the applicable Notice of Borrowing or Letter of Credit Application, the acceptance by the Borrower of the proceeds of such Borrowing, the issuance, increase, or extension of such Letter of Credit, and the reallocation of the Letter of Credit Exposure, shall constitute a representation and warranty by the Borrower that on the date of such Borrowing, such issuance, increase, or extension of such Letter of Credit or such reallocation, as applicable, the foregoing conditions have been met.

Section 3.3. Determinations Under Sections 3.1 and 3.2. For purposes of determining compliance with the conditions specified in Sections 3.1 and 3.2 each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Credit Documents shall have received written notice from such Lender prior to the Borrowings hereunder specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowings.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Each Credit Party hereto represents and warrants as follows:

Section 4.1. Organization. Each Credit Party is duly and validly organized and existing and in good standing under the laws of its jurisdiction of incorporation or formation. Each Credit Party is authorized to do business and is in good standing in all jurisdictions in which such qualifications or authorizations are necessary except where the failure to be so qualified or authorized could not reasonably be expected to result in a Material Adverse Change. As of the Effective Date, each Credit Party’s type of organization and jurisdiction of incorporation or formation are set forth on Schedule 4.1.

Section 4.2. Authorization. The execution, delivery, and performance by each Credit Party of each Credit Document to which such Credit Party is a party and the consummation of the transactions contemplated thereby, (a) are within such Credit Party’s powers, (b) have been duly authorized by all necessary corporate, limited liability company or partnership action, (c) do not contravene any articles or certificate of incorporation or bylaws, partnership or limited liability company agreement binding on or affecting such Credit Party, (d) do not contravene any law or any contractual restriction binding on or affecting such Credit Party, (e) do not result in or require the creation or imposition of any Lien prohibited by this Agreement, and (f) do not require any authorization or approval or other action by, or any notice or filing with, any Governmental Authority except, in the case of clauses (d) and (f), to the extent such contravention or the failure to obtain authorization, approval or notice or take other action could not reasonably be expected to have a Material Adverse Change.

Section 4.3. Enforceability. The Credit Documents have each been duly executed and delivered by each Credit Party that is a party thereto and each Credit Document constitutes the legal, valid, and binding obligation of each Credit Party that is a party thereto enforceable against such Credit Party in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws at the time in effect affecting the rights of creditors generally and by general principles of equity whether applied by a court of law or equity.

Section 4.4. Financial Condition.

(a) The Initial Financial Statements have been prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial condition of the Borrower and its consolidated Subsidiaries as of the date thereof, except as otherwise expressly noted therein. As of the date of the aforementioned financial statements, there were no material contingent obligations, material unaccrued liabilities for taxes, material unusual forward or long-term commitments, or material unrealized or anticipated losses of the applicable Persons, except as disclosed therein or as set forth on Schedule 4.4 and adequate reserves for such items have been made in accordance with GAAP.

(b) Since December 31, 2016, no event or condition has occurred that could reasonably be expected to result in Material Adverse Change.

Section 4.5. Ownership and Liens; Real Property. Each Credit Party (a) has good and marketable title to, or a valid and subsisting leasehold interest in, all real property, and good title to all personal Property, in each case necessary for its business, and (b) none of the Property owned by the Borrower or a Subsidiary of the Borrower is subject to any Lien except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purpose and Permitted Liens. As of the Effective Date, the Borrower and its Subsidiaries own no real property other than that listed on Schedule 4.5 and all equipment (other than office equipment and equipment located on jobsites, in transit or off location for servicing, repairs or modifications) owned by the Borrower and its Subsidiaries are located at the fee owned or leased real property listed on Schedule 4.5.

Section 4.6. True and Complete Disclosure. All written factual information (whether delivered before or after the date of this Agreement) prepared by or on behalf of the Borrower and its Subsidiaries and furnished to the Administrative Agent or the Lenders for purposes of or in connection with this Agreement, any other Credit Document or any transaction contemplated hereby or thereby does not contain any material misstatement of fact or omits to state any material fact necessary to make the statements therein not misleading. There is no fact known to any Responsible Officer of any Credit Party on the date of this Agreement that has not been disclosed to the Administrative Agent that could reasonably be expected to result in a Material Adverse Change. All projections, estimates, budgets, and pro forma financial information furnished by the Borrower or any of its Subsidiaries (or on behalf of the Borrower or any such Subsidiary), were prepared on the basis of assumptions, data, information, tests, or conditions (including current and reasonably foreseeable business conditions) believed to be reasonable at the time such projections, estimates, budgets and pro forma financial information were furnished; it being understood that actual results may vary and such variances may be material.

Section 4.7. Litigation. Except as otherwise provided in Schedule 4.7, there are no actions, suits, or proceedings pending or, to any Credit Party’s knowledge, threatened against the Borrower or any Subsidiary, at law, in equity, or in admiralty, or by or before any Governmental Authority, which could reasonably be expected to result in a Material Adverse Change. Additionally, except as disclosed in writing to the Administrative Agent and the Lenders, there is no pending or, to the Borrower’s knowledge, threatened action or proceeding instituted against the Borrower or any Subsidiary which seeks to adjudicate the Borrower or any Subsidiary as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property; provided that this Section 4.7 does not apply with respect to environmental claims.

Section 4.8. Compliance with Agreements.

(a) Neither the Borrower nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or any other types of agreement or instrument or subject to any charter or corporate restriction or provision of applicable law or governmental regulation the performance of or compliance with which could reasonably be expected to cause a Material Adverse Change. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any contract, agreement, lease or any other types of agreement or instrument to which the Borrower or such Subsidiary is a party and which could reasonably be expected to cause a Material Adverse Change. To the knowledge of the Credit Parties, neither the Borrower nor any of its Subsidiaries is in default under, or has received a notice of default under, any contract, agreement, lease or any other document or instrument to which the Borrower or its Subsidiaries is a party which is continuing and which, if not cured, could reasonably be expected to cause a Material Adverse Change.

(b) No Default has occurred and is continuing.

Section 4.9. Pension Plans. (a) Except for matters that could not reasonably be expected to result in a Material Adverse Change, all Plans are in compliance with all applicable provisions of ERISA, (b) no Termination Event has occurred with respect to any Plan that would result in an Event of Default under Section 7.1(i), and, except for matters that could not reasonably be expected to result in a Material Adverse Change, each Plan has complied with and been administered in accordance with applicable provisions of ERISA and the Code, (c) there has been no failure to satisfy the “minimum funding standards” under Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA with respect to any Plan, and there has been no excise tax imposed under Section 4971 of the Code, (d) to the knowledge of Credit Parties, no Reportable Event has occurred with respect to any Multiemployer Plan, and each Multiemployer Plan has complied with and been administered in accordance with applicable provisions of ERISA and the Code, (e) the present value of all benefits vested under each Plan (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits in an amount that could reasonably be expected to result in a Material Adverse Change, (f) neither the Borrower nor any member of the Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which there is any unsatisfied withdrawal liability that could reasonably be expected to result in a Material Adverse Change or an Event of Default under Section 7.1(j), and (g) except for matters that could not reasonably be expected to result in a Material Adverse Change, as of the most recent valuation date applicable thereto, neither the Borrower nor any member of the Controlled Group would become subject to any liability under ERISA if the Borrower or any Subsidiary has received notice that any Multiemployer Plan is insolvent or in reorganization. Based upon GAAP existing as of the date of this Agreement and current factual circumstances, no Credit Party has any reason to believe that the annual cost during the term of this Agreement to the Borrower or any Subsidiary for post-retirement benefits to be provided to the current and former employees of the Borrower or any Subsidiary under Plans that are welfare benefit plans (as defined in Section 3(1) of ERISA) could, in the aggregate, reasonably be expected to cause a Material Adverse Change.

Section 4.10. Environmental Condition.

(a) Permits, Etc. Each Credit Party (i) has obtained all material Environmental Permits necessary for the ownership and operation of its Properties and the conduct of its businesses; (ii) has at all times since the date six months prior to the Effective Date been and is currently in material compliance with all terms and conditions of such Environmental Permits and with all other material requirements of applicable Environmental Laws; (iii) has not received written notice of any material violation or alleged material violation of any Environmental Law or Environmental Permit; and (iv) is not subject to any actual or contingent Environmental Claim which could reasonably be expected to cause a Material Adverse Change.

(b) Certain Liabilities. Except as disclosed on Schedule 4.10, to such Credit Parties’ knowledge, none of the present or previously owned or operated Property of any such Credit Party or of any Subsidiary thereof, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, or their state or local analogs, or have been otherwise investigated, designated, listed, or identified as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by any Credit Party, wherever located, which could reasonably be expected to cause a Material Adverse Change; or (iii) has been the site of any Release of Hazardous Substances or Hazardous Wastes from present or past operations which has caused at the site or at any third party site any condition that has resulted in or could reasonably be expected to result in the need for Response that could cause a Material Adverse Change.

(c) Certain Actions. Without limiting the foregoing and except as disclosed on Schedule 4.10, (i) all necessary material notices have been properly filed, and no further action is required under current applicable Environmental Law as to each Response or other restoration or remedial project undertaken by the Borrower, any of its Subsidiaries or any of the Borrower’s or such Subsidiary’s former Subsidiaries on any of their presently or formerly owned or operated Property and (ii) the present and, to the Credit Parties’ knowledge, future liability, if any, of the Borrower or of any Subsidiary which could reasonably be expected to arise in connection with requirements under Environmental Laws will not reasonably be expected to result in a Material Adverse Change.

Section 4.11. Subsidiaries. As of the Effective Date, the Borrower has no Subsidiaries other than those listed on Schedule 4.11. Each Subsidiary of the Borrower (including any such Subsidiary formed or acquired subsequent to the Effective Date) has complied with the requirements of Section 5.6.

Section 4.12. Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended. Neither the Borrower nor any Subsidiary is subject to regulation under any Federal or state statute, regulation or other Legal Requirement which limits its ability to incur Debt.

Section 4.13. Taxes. Proper and accurate (in all material respects), federal, state, local and foreign tax returns, reports and statements required to be filed (after giving effect to any extension granted in the time for filing) by the Borrower and each Subsidiary (hereafter collectively called the “Tax Group”) have been filed with the appropriate Governmental Authorities, and all taxes and other impositions due and payable, in each case, which are material in amount, have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except where contested in good faith by appropriate proceeding and for which adequate reserves have been established in compliance with GAAP. Neither the Borrower nor any member of the Tax Group has given, or been requested to give, a waiver of the statute of limitations relating to the payment of any federal, state, local or foreign taxes or other impositions. Proper and accurate amounts have been withheld by the Borrower and all other members of the Tax Group from their employees for all periods to comply in all material respects with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law.

Section 4.14. Permits, Licenses, etc. Each of the Borrower and its Subsidiaries possesses all permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights, and copyrights which are material to the conduct of its business. Each of the Borrower and its Subsidiaries manages and operates its business in accordance with all applicable Legal Requirements except where the failure to so manage or operate could not reasonably be expected to result in a Material Adverse Change; provided that this Section 4.14 does not apply with respect to Environmental Permits.

Section 4.15. Use of Proceeds. The proceeds of the Advances will be used by the Borrower for the purposes described in Section 6.6. No Credit Party nor any Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U). No part of the proceeds of any of the Advances or Letters of Credit will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X. Following the application of the proceeds of each Advance or Letter of Credit, not more than twenty-five percent (25%) of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 6.2 or Section 6.8 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness will be “margin stock”.

Section 4.16. Condition of Property; Casualties. The material Properties used or to be used in the continuing operations of the Borrower and each Subsidiary, are in good working order and condition, normal wear and tear and casualty and condemnation (excluding casualty and condemnation which could, individually or in the aggregate, reasonably be expected to cause a Material Adverse Change) excepted.

Neither the business nor the material Properties of the Borrower or any Subsidiary has been affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, permits or concessions by a Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy, which effect could reasonably be expected to cause a Material Adverse Change.

Section 4.17. Insurance. Each of the Borrower and its Subsidiaries carry insurance (which may be carried by the Borrower on a consolidated basis) with reputable insurers in respect of such of their respective Properties, in such amounts and against such risks as is customarily maintained by other Persons of similar size engaged in similar businesses.

Section 4.18. Security Interest. Each Credit Party has authorized the filing of financing statements sufficient when filed to perfect the Lien created by the Security Documents. When such financing statements are filed in the offices noted therein, the Administrative Agent will have a valid and perfected security interest in all Collateral that is capable of being perfected by filing financing statements.

Section 4.19. Sanctions; Anti-Terrorism; Patriot Act; Anti-Corruption Laws.

(a) Neither the Borrower nor any Subsidiary of the Borrower is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC.

(b) Neither the Borrower nor any Subsidiary of the Borrower nor, to the knowledge of the Borrower, any director, officer, agent, employee of the Borrower or any Subsidiary is a Sanctioned Person or currently the subject or target of any Sanctions. No proceeds of any Advance or Letter of Credit will be used directly or indirectly (i) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, (ii) in any manner that would result in the violation of any Sanctions applicable to any party hereto, or (iii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws.

(c) The operations of the Borrower and each of its Subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Borrower and each of its Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Borrower or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Borrower, threatened, which could reasonably be expected to result in a Material Adverse Change.

(d) The Borrower and each of its Subsidiaries is in compliance in all material respects with Anti-Corruption Laws.

Section 4.20. Solvency. Before and after giving effect to the making of each Advance and the issuance, increase, or amendment of each Letter of Credit, the Credit Parties are, when taken as a whole, Solvent.

Section 4.21. Status as Senior Debt. The Obligations shall rank pari passu with any other senior Debt or securities of the Borrower and shall constitute senior Debt of the Borrower and the other Credit Parties under and as defined in any documentation documenting any junior Debt of the Borrower or the other Credit Parties.

ARTICLE 5

AFFIRMATIVE COVENANTS

So long as any Obligation (other than (a) Letter of Credit Obligations which are not yet due and payable in connection with Letters of Credit which have been cash collateralized in accordance with this Agreement and (b) contingent indemnification obligations which are not due and payable and which by their terms survive the termination or expiration of this Agreement and the other Credit Documents) shall remain unpaid, any Lender shall have any Commitment hereunder, or there shall exist any Letter of Credit Exposure (other than Letter of Credit exposure which has been cash collateralized in accordance with this Agreement), each Credit Party agrees to comply with the following covenants.

Section 5.1. Organization. Each Credit Party shall, and shall cause each of its respective Subsidiaries to, (a) preserve and maintain its partnership, limited liability company or corporate existence, rights, franchises and privileges in the jurisdiction of its organization, and (b) qualify and remain qualified as a foreign business entity in each jurisdiction in which qualification is necessary in view of its business and operations or the ownership of its Properties and where failure to qualify could reasonably be expected to cause a Material Adverse Change; provided, however, that nothing herein contained shall prevent any transaction permitted by Section 6.7 or Section 6.8.

Section 5.2. Reporting.

(a) Annual Financial Reports. The Borrower shall provide, or shall cause to be provided, to the Administrative Agent, as soon as available, but in any event within 120 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ended December 31, 2017), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, partners’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and such statements to be certified by the chief executive officer or chief financial officer of the Borrower, to the effect that (i) such statements fairly, in all material respects, present the financial condition, results of operations, partners’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP and (ii) there were no material contingent obligations, material unaccrued liabilities for taxes, material unusual forward or long-term commitments, or material unrealized or anticipated losses of the Borrower and its Subsidiaries, except as disclosed therein or as otherwise disclosed in writing to the Administrative Agent and adequate reserves for such items have been made in accordance with GAAP;

(b) Quarterly Financial Reports. The Borrower shall provide, or shall cause to be provided, to the Administrative Agent, as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ending March 31, 2018), (i) consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, partners’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by the chief executive officer or the chief financial officer of the Borrower as (A) fairly presenting, in all material respects, the financial condition, results of operations, partners’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, and (B) showing that there were no material contingent obligations, material unaccrued liabilities for taxes, material unusual forward or long term commitments, or material unrealized or anticipated losses of the Borrower and its Subsidiaries, except as disclosed therein or as otherwise disclosed in writing to the Administrative Agent and adequate reserves for such items have been made in accordance with GAAP, and (ii) a copy of the management discussion and analysis with respect to such financial statements;

(c) Compliance Certificate. Concurrently with the delivery of the financial statements referred to in Section 5.2(a) and (b) above, the Borrower shall provide to the Administrative Agent a duly completed Compliance Certificate signed by the chief executive officer or chief financial officer of the Borrower;

(d) Annual Budget. As soon as available and in any event within 60 days after the end of each fiscal year of the Borrower, the Borrower shall provide to the Administrative Agent an annual operating, capital and cash flow budget for the immediately following fiscal year and detailed on a quarterly basis;

(e) Defaults. The Credit Parties shall provide to the Administrative Agent promptly, but in any event within five (5) Business Days after the occurrence thereof, a notice of each Default known to the Responsible Officer of the Borrower or to any of its Subsidiaries, together with a statement of a Responsible Officer of the Borrower setting forth the details of such Default and the actions which the Credit Parties have taken and proposes to take with respect thereto;

(f) Other Creditors. The Credit Parties shall provide to the Administrative Agent promptly after the giving or receipt thereof, copies of any default notices given or received by the Borrower or by any of its Subsidiaries pursuant to the terms of any Term B Credit Document, any agreement governing Permitted Subordinated Debt, or any other indenture, loan agreement, credit agreement, royalty agreement or similar agreement;

(g) Litigation. The Credit Parties shall provide to the Administrative Agent promptly after the commencement thereof, notice of all actions, suits, and proceedings before any Governmental Authority, affecting the Borrower or any of its Subsidiaries or any of their respective assets that has a claim for damages in excess of $3,000,000 or that could otherwise result in a cost, expense or loss to the Borrower or any of its Subsidiaries in excess of $3,000,000;

(h) Environmental Notices. Promptly upon, and in any event no later than thirty (30) days after, the receipt thereof, or the acquisition of knowledge thereof, by any Credit Party, the Credit Parties shall provide the Administrative Agent with a copy of any form of request, claim, complaint, order, notice, summons or citation received from any Governmental Authority or any other Person, (i) concerning violations or alleged violations of Environmental Laws, which seeks to impose liability therefore in excess of $1,000,000, (ii) concerning any action or omission on the part of any of the Credit Parties or any of their former Subsidiaries in connection with Hazardous Waste or Hazardous Substances which could reasonably result in the imposition of liability in excess of $1,000,000 or requiring that action be taken to respond to or clean up a Release of Hazardous Substances or Hazardous Waste into the environment and such action or clean-up could reasonably be expected to exceed $1,000,000, including without limitation any information request related to, or notice of, potential responsibility under CERCLA, or (iii) concerning the filing of a Lien securing liabilities in excess of $1,000,000 described in clause (i) or (ii) above upon, against or in connection with the Borrower, any Subsidiary, or any of their respective former Subsidiaries, or any of their material leased or owned Property, wherever located;

(i) Material Changes. The Credit Parties shall provide to the Administrative Agent prompt written notice of any event, development of circumstance that has had or would reasonably be expected to give rise to a Material Adverse Change;

(j) Termination Events. As soon as possible and in any event (i) within thirty (30) days after the Borrower or any member of the Controlled Group knows or has reason to know that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred, and (ii) within ten (10) days after the Borrower or any member of the Controlled Group knows or has reason to know that any other Termination Event with respect to any Plan has occurred, the Credit Parties shall provide to the Administrative Agent a statement of a Responsible Officer of the Borrower describing such Termination Event and the action, if any, which the Borrower or any member of the Controlled Group proposes to take with respect thereto;

(k) Termination of Plans. Promptly and in any event within five (5) Business Days after receipt thereof by the Borrower or any member of the Controlled Group from the PBGC, the Credit Parties shall provide to the Administrative Agent copies of each notice received by the Borrower or any such member of the Controlled Group of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan;

(l) Other ERISA Notices. Promptly and in any event within five (5) Business Days after receipt thereof by the Borrower or any member of the Controlled Group from a Multiemployer Plan sponsor, the Credit Parties shall provide to the Administrative Agent a copy of each notice received by the Borrower or any member of the Controlled Group concerning the imposition or amount of withdrawal liability imposed on the Borrower or any member of the Controlled Group pursuant to Section 4202 of ERISA;

(m) Other Governmental Notices. Promptly and in any event within five (5) Business Days after receipt thereof by the Borrower or any Subsidiary, the Credit Parties shall provide to the Administrative Agent a copy of any notice, summons, citation, or proceeding seeking to modify in any material respect, revoke, or suspend any material contract, license, permit, or agreement with any Governmental Authority;

(n) Disputes; etc. The Credit Parties shall provide to the Administrative Agent prompt written notice of (i) any claims, legal or arbitration proceedings, proceedings before any Governmental Authority, or disputes, or to the knowledge of any Credit Party, any such actions threatened, or affecting the Borrower or any Subsidiary, which could reasonably be expected to cause a Material Adverse Change, or any material labor controversy of which the Borrower or any of its Subsidiaries has knowledge resulting in or reasonably considered to be likely to result in a strike against the Borrower or any Subsidiary, and (ii) any claim, judgment, Lien or other encumbrance (other than a Permitted Lien) affecting any Property of the Borrower or any Subsidiary, if the value of the claim, judgment, Lien, or other encumbrance affecting such Property shall exceed $1,000,000;

(o) Management Letters; Other Accounting Reports. Promptly upon receipt thereof, a copy of any final management letter submitted to the Borrower or any Subsidiary by its independent accountants, and a copy of any response by the Borrower or any Subsidiary of the Borrower, or the board of directors or managers (or other applicable governing body) of the Borrower or any Subsidiary of the Borrower, to such letter;

(p) Material Contracts. Promptly upon receipt thereof, the applicable Credit Party shall provide to the Administrative Agent a copy of any amendment of or notice of default under any Material Contract to which it is a party;

(q) Securities Law Filings and other Public Information. The Borrower shall provide to the Administrative Agent promptly after the same are available, copies of each annual report, proxy or financial statement or other material report or communication sent to the equityholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 or any other securities Governmental Authority, and not otherwise required to be delivered to the Administrative Agent pursuant hereto; and

(r) Other Information. Subject to the confidentiality provisions of Section 9.8, the Credit Parties shall provide to the Administrative Agent such other information respecting the business, operations, or Property of the Borrower or any Subsidiary, financial or otherwise, as any Lender through the Administrative Agent may reasonably request.

The Borrower hereby acknowledges that (i) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower and its Subsidiaries hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (ii) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (A) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (B) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Swing Line Lender, the Issuing Lender and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower, its Subsidiaries or their securities for purposes of United States Federal and state securities laws; (C) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (D) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

Documents required to be delivered pursuant to Section 5.2(q) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet and (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, however, that (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Borrower shall notify the Administrative Agent and each Lender (by electronic mail) of the posting of any such documents;

Section 5.3. Insurance.

(a) Each Credit Party shall, and shall cause each of its Subsidiaries to, carry and maintain all such other insurance in such amounts and against such risks as is customarily maintained by other Persons of similar size engaged in similar businesses and reasonably acceptable to the Administrative Agent and with reputable insurers reasonably acceptable to the Administrative Agent.

(b) If requested by the Administrative Agent, copies of all policies of insurance or certificates thereof covering the property or business of the Credit Parties, and endorsements and renewals thereof, certified as true and correct copies of such documents by a Responsible Officer of the Borrower shall be delivered by Borrower to and retained by the Administrative Agent. Subject to the terms of the Intercreditor Agreement, all policies of property insurance with respect to the Collateral either shall have attached thereto a lender’s loss payable endorsement in favor of the Administrative Agent for its benefit and the ratable benefit of the Secured Parties or name the Administrative Agent as lender’s loss payee for its benefit and the ratable benefit of the Secured Parties, in either case, in form reasonably satisfactory to the Administrative Agent, and all policies of liability insurance with respect to the Credit Parties shall name the Administrative Agent for its benefit and the ratable benefit of the Secured Parties as an additional insured and shall provide for a waiver of subrogation in favor of the Administrative Agent for its benefit and the ratable benefit of the Secured Parties. All policies or certificates of insurance shall set forth the coverage, the limits of liability, the name of the carrier, the policy number, and the period of coverage. All such policies shall contain a provision that notwithstanding any contrary agreements between the Borrower, its Subsidiaries, and the applicable insurance company, such policies will not be canceled or allowed to lapse without renewal without at least thirty (30) days’ (or ten (10) days in the case of non-payment) prior written notice to the Administrative Agent.

(c) If at any time the area in which any real property constituting Collateral is located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), the Borrower shall, and shall cause each of its Subsidiaries to, obtain flood insurance in such total amount as required by Regulation H of the Federal Reserve Board, as from time to time in effect and all official rulings and interpretations thereunder or thereof, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time.

(d) Notwithstanding Section 2.4(c)(ii) of this Agreement, after the occurrence and during the continuance of an Event of Default, subject to the Intercreditor Agreement, unless waived by the Administrative Agent in writing in its sole discretion, all proceeds of insurance, including any casualty insurance proceeds, property insurance proceeds, proceeds from actions, and any other proceeds, shall be paid directly to the Administrative Agent and if necessary, assigned to the Administrative Agent, to be applied in accordance with Section 7.6 of this Agreement, whether or not the Secured Obligations are then due and payable.

(e) In the event that any insurance proceeds are paid to any Credit Party in violation of clause (d), such Credit Party shall hold the proceeds in trust for the Administrative Agent, segregate the proceeds from the other funds of such Credit Party, and promptly pay the proceeds to the Administrative Agent with any necessary endorsement. Upon the request of the Administrative Agent, each of the Borrower and its Subsidiaries shall execute and deliver to the Administrative Agent any additional assignments and other documents as may be necessary or desirable to enable the Administrative Agent to directly collect the proceeds as set forth herein.

Section 5.4. Compliance with Laws. Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with all federal, state, and local laws and regulations (including Environmental Laws, Sanctions, Anti-Corruption Laws, and the Patriot Act) which are applicable to the operations and Property of any Credit Party and maintain all related permits necessary for the ownership and operation of each Credit Party’s Property and business, except in any case where the failure to so comply could not reasonably be expected to result in a Material Adverse Change; provided that this Section 5.4 shall not prevent any Credit Party from, in good faith and with reasonable diligence, contesting the validity or application of any such laws or regulations by appropriate legal proceedings for which adequate reserves have been established in compliance with GAAP.

Section 5.5. Taxes. Each Credit Party shall, and shall cause each of its Subsidiaries to pay and discharge all taxes, assessments, and other charges and claims related thereto, in each case, which are material in amount, imposed on the Borrower or any of its Subsidiaries prior to the date on which penalties attach other than any tax, assessment, charge, or claims which is being contested in good faith and for which adequate reserves have been established in compliance with GAAP.

Section 5.6. New Subsidiaries. The Borrower shall deliver to the Administrative Agent each of the items set forth in Schedule III attached hereto within the time requirements set forth in Schedule III with respect to (a) each Domestic Subsidiary of the Borrower created or acquired after the Effective Date and (b) each Person that becomes a guarantor of all or a portion of the obligations under the Term B Credit Documents.

Section 5.7. Security. Each Credit Party agrees that at all times before the termination of this Agreement, payment in full of the Obligations, the termination and return of all Letters of Credit (other than Letters of Credit as to which arrangements satisfactory to the Issuing Lender in its sole discretion have been made) and termination in full of the Commitments, the Administrative Agent shall have an Acceptable Security Interest in the Collateral to secure the performance and payment of the Secured Obligations. Each Credit Party shall, and shall cause each of its Domestic Subsidiaries to, grant to the Administrative Agent a Lien in any Collateral of such Credit Party or such Domestic Subsidiary now owned or hereafter acquired (other than leased real property unless otherwise requested by the Administrative Agent) promptly and to take such actions as may be required under the Security Documents to ensure that the Administrative Agent has an Acceptable Security Interest in such Property; provided, however, notwithstanding the foregoing or anything contained in this Agreement or any other Credit Document to the contrary, a Credit Party or Domestic Subsidiary shall only be required to grant a Lien in Equity Interests of Subsidiaries owned or acquired by such Credit Party or Domestic Subsidiary in accordance with the following: (a) in the case of Equity Interests of a Domestic Subsidiary, 100% of the Equity Interests of such Domestic Subsidiary; (b) in the case of Equity Interests of a First-Tier Foreign Subsidiary; provided that, as to the Equity Interest of any Foreign Subsidiary, solely 100% of the Equity Interests of such First-Tier Foreign Subsidiary that are not Voting Securities and no more than 66% of the Equity Interests of such Foreign Subsidiary that are Voting Securities; and (c) in the case of Equity Interests of a Foreign Subsidiary that is not a First-Tier Foreign Subsidiary, 0% of the Equity Interests of such Foreign Subsidiary shall be required to be pledged hereunder or in any other Credit Document. Within 60 days (or such longer period of time as the Administrative Agent shall agree) of any Credit Party acquiring any fee owned real property, such Credit Party shall deliver to the Administrative Agent (unless the Administrative Agent, in its sole discretion, grants a waiver of such requirement with respect to such property) (i) a fully executed Mortgage covering such property, together with (A) a flood determination certificate issued by the appropriate Governmental Authority or third party indicating whether such property is designated as a “flood hazard area” and (B) if such property is designated to be in a “flood hazard area”, evidence of flood insurance on such property obtained by the applicable Credit Party in such total amount as required by Regulation H of the Federal Reserve Board, and all official rulings and interpretations thereunder or thereof, and otherwise in compliance with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, in each case, delivered at least five (5) Business Days prior to granting a Lien to the Administrative Agent on such real property, (ii) a copy of an existing owner’s policy of title insurance reflecting no Liens on such real property other than Permitted Liens, (iii) all environmental reports (including all available Phase I Environmental Site

Assessment reports and Phase II Environmental Site Assessment reports) and such other reports, audits or certifications, in each case, as the Administrative Agent may reasonably request in connection with such real property, and (iv) if requested by the Administrative Agent, a legal opinion of local counsel to the Credit Parties in the jurisdiction where such real property is located in form and substance reasonably satisfactory to the Administrative Agent; provided that, the Borrower shall deliver, or cause to be delivered, to each Lender (unless otherwise waived by such Lender) each of the items in clauses (a) through (d) at least (y) 15 days, for any real property located in a special flood hazard area, or (z) five Business Days, for any real property that is not located in a special flood hazard area, prior to the effective date of such Mortgage. Notwithstanding the generality of this Section, if there is any Collateral at such time that constitutes fee owned real property, then at least 15 days prior to any increase in any Commitment or any extension of the Revolving Maturity Date, the Borrower shall deliver, or cause to be delivered, to each Lender (unless otherwise waived by such Lender) each of the items to the extent required by the forgoing sentence; provided that this 15-day requirement is shortened to five Business Days for any of the real property in question that is not located in a special flood hazard area.

Section 5.8. Deposit Accounts. Each Credit Party shall, and shall cause each of its Subsidiaries to, maintain their principal operating accounts and other deposit accounts with a Lender or any other bank that is reasonably acceptable to the Administrative Agent. Each Credit Party shall, and shall cause each of its Subsidiaries to, ensure such deposit accounts and all securities accounts are subject to Account Control Agreements; provided that, notwithstanding anything to the contrary contained in this Agreement or the other Credit Documents, the requirements of this Section 5.8 shall not apply to accounts that (a) do not contain at any time, deposits in an aggregate amount in excess of $125,000, (b) are designated solely as accounts for, and are used solely for, payroll (and related payroll tax) funding, sales and other tax obligations or trust funds, (c) are operating accounts used solely for the purpose of accruing overnight interest, or (d) are accounts designated solely for the purpose of securing government contracts or otherwise being subject to Liens (including escrow agreements) permitted under Section 6.2(h). Notwithstanding the foregoing, upon consummating any Acquisition permitted hereby, each Credit Party shall have until the date that is 90 days after the date of such Acquisition (or such longer period of time as may be agreed by the Administrative Agent) to comply with the terms of this Section 5.8 with respect to deposit accounts subject to such Acquisition.

Section 5.9. Records; Inspection. Each Credit Party shall, and shall cause each of its Subsidiaries to maintain proper, complete and consistent books of record with respect to such Person’s operations, affairs, and financial condition in accordance with GAAP in all material respects. From time to time upon reasonable prior notice, each Credit Party shall permit any Lender and shall cause each of its Subsidiaries to permit any Lender, at such reasonable times and intervals and to a reasonable extent and under the reasonable guidance of officers of or employees delegated by officers of such Credit Party or such Subsidiary, to, subject to any applicable confidentiality considerations, examine and copy the books and records of such Credit Party or such Subsidiary, to visit and inspect the Property of such Credit Party or such Subsidiary, and to discuss the business operations and Property of such Credit Party or such Subsidiary with the officers and directors thereof; provided that, unless an Event of Default shall have occurred and be continuing, (a) only the Administrative Agent on behalf of the Lenders may exercise inspection, examination or audit rights under this Section 5.9 and (b) the Borrower shall bear the cost of only two (2) such inspections per fiscal year.

Section 5.10. Maintenance of Property. Each Credit Party shall, and shall cause each of its Subsidiaries to, maintain their material owned, leased, or operated Property necessary in the operation of its business in good condition and repair, normal wear and tear and casualty and condemnation (excluding casualty and condemnation which could, individually or in the aggregate, reasonably be expected to cause a Material Adverse Change) excepted; and shall abstain from, and cause each of its Subsidiaries to abstain from, knowingly or willfully permitting the commission of waste or other injury, destruction, or loss of natural resources, or the occurrence of pollution, contamination, or any other condition in, on or about the owned or operated Property involving the Environment that could reasonably be expected to result in Response activities and that could reasonably be expected to cause a Material Adverse Change; provided, however, that no Credit Party shall be required to maintain any property if the preservation thereof is no longer desirable in the conduct of the business of such Credit Party and the loss thereof is not adverse in any material respect to such Credit Party or the Lenders.

Section 5.11. Royalty Agreements. The Borrower shall, and shall cause each of its Subsidiaries to, timely pay all amounts owing pursuant to any royalty agreement to which the Borrower or any of its Subsidiaries is a party except where the failure to do so (a) does not materially impair the ability of the Borrower and its Subsidiaries to use the Property subject to any Lien created by such royalty agreement in its business and (b) could not reasonably be expected to result in a Material Adverse Change.

Section 5.12. Appraisal Reports; Sand Reserve Reports.

(a) The Borrower shall, and shall cause each of its Subsidiaries to, permit the Administrative Agent or a third party selected by the Administrative Agent to, at any reasonable time, and from time to time upon request by the Administrative Agent with reasonable notice, perform an appraisal of the machinery, parts, equipment and other fixed assets of the Credit Parties; provided that, (i) if no Event of Default has occurred and is continuing, the Borrower shall bear the costs of only one such appraisal to be provided upon the completion of each facility of the Credit Parties constructed or acquired after the Effective Date, and (ii) in any event, any appraisals performed at the request of the Borrower shall be performed at the Borrower’s sole cost and expense.

(b) The Borrower shall, and shall cause each of its Subsidiaries to, permit the Administrative Agent or a third party selected by the Administrative Agent to, at any reasonable time, and from time to time upon request by the Administrative Agent with reasonable notice, perform an Independent Engineering Report of the Sand Reserves of the Credit Parties; provided that, if no Event of Default has occurred and is continuing, the Borrower shall bear the costs of only one (1) such Independent Engineering Report to be provided upon the completion of each facility of the Credit Parties constructed or acquired after the Effective Date.

(c) If an Event of Default has occurred and is continuing, the Administrative Agent may perform any additional appraisals, and all such appraisals shall be performed at the Borrower’s sole cost and expense.

(d) Notwithstanding anything herein to the contrary, (i) no Credit Party nor any Affiliate thereof nor any of the foregoing’s respective equity holders are intended to, and no such Person shall be, third party beneficiaries of any audits, appraisals, field exams, or collateral audit conducted by any Secured Party or any other Person at the direction of any Secured Party, (ii) no Secured Party is obligated to share any such material or information with any Person other than the directly intended and express beneficiary thereof and (iii) as a condition to any disclosure of such material or information which a Secured Party may, but is not obligated to, provide, the applicable Secured Party may require that the Borrower execute and deliver a confidential, non-reliance, or other disclosure agreement in form and substance acceptable to the disclosing Secured Party (which agreement would not go into effect until the delivery of the applicable audit, appraisal, field exam, or collateral audit).

Section 5.13. Legal Separateness. The Borrower (a) shall cause the management, business and affairs of the Borrower and its Subsidiaries to be conducted in such a manner so that the Hi-Crush Proppants Entities will be treated as entities separate and distinct from the Borrower and its Subsidiaries (including, without limitation, by keeping separate books of account and by not permitting Property of the Borrower and its Subsidiaries to be commingled with that of the Hi-Crush Proppants Entities); and (b) shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee or be or become liable for any Debt of the Hi-Crush Proppants Entities.

Section 5.14. Further Assurances. The Borrower shall, and shall cause each of its Subsidiaries to, execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, notice, mortgages, deeds of trust and caveats) that may be required under applicable law, or that the Majority Lenders or the Administrative Agent may reasonably request, in accordance with the Intercreditor Agreement, in order to effectuate the transactions contemplated by the Credit Documents and in order to grant, preserve, protect and perfect the validity of the security interests created or intended to be created by the Security Documents. In the event that the Borrower or any Subsidiary is granting a Lien on any property to secure any obligations under the Term B Credit Agreement, the Borrower will, and will cause such Subsidiary to, substantially contemporaneously grant to the Administrative Agent to secure the Obligations a Lien on the same property pursuant to Security Documents in form and substance satisfactory to the Administrative Agent. Subject to the Intercreditor Agreement, such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance satisfactory to the Administrative Agent, and the Borrower shall deliver or cause to be delivered to the Lenders all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the Administrative Agent shall reasonably request to evidence compliance with this Section.

Section 5.15. Compliance with Anti-Corruption Laws and Sanctions. The Borrower will maintain in effect and enforce policies and procedures designed to promote and achieve compliance by the Borrower, its Subsidiaries, and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 5.16. Post-Closing Obligations. Within 10 Business Days following the Effective Date (or such later date as is reasonably acceptable to the Administrative Agent), the Borrower shall deliver to the Administrative Agent a legal opinion of Stevens & Lee P.C., as Pennsylvania counsel to the Credit Parties, in form and substance reasonably acceptable to the Administrative Agent.

ARTICLE 6

NEGATIVE COVENANTS

So long as any Obligation (other than (a) Letter of Credit Obligations which are not yet due and payable in connection with Letters of Credit which have been cash collateralized in accordance with this Agreement and (b) contingent indemnification obligations which are not due and payable and which by their terms survive the termination or expiration of this Agreement and the other Credit Documents) shall remain unpaid, any Lender shall have any Commitment hereunder, or there shall exist any Letter of Credit Exposure (other than Letter of Credit Exposure which has been cash collateralized in accordance with this Agreement), each Credit Party agrees to comply with the following covenants.

Section 6.1. Debt. No Credit Party shall, nor shall it permit any of its Subsidiaries to, create, assume, incur, suffer to exist, or in any manner become liable, directly, indirectly, or contingently in respect of, any Debt other than the following (collectively, the “Permitted Debt”):

(a) the Obligations;

(b) intercompany Debt incurred in the ordinary course of business owed by any Credit Party to any other Credit Party; provided that (i) if such Debt is secured by Liens, such Debt and any Liens securing such Debt are subordinated to the Secured Obligations and the Liens securing the Secured Obligations on terms and conditions and pursuant to documentation acceptable to the Administrative Agent in its sole discretion and (ii), if applicable, such Debt as an investment is also permitted in Section 6.3;

(c) Debt in the form of accounts payable to trade creditors (including reimbursements made to Hi-Crush Services LLC or other Persons in accordance with the Partnership Agreement) for goods or services and current operating liabilities (other than for borrowed money) which in each case are not more than 90 days past due, in each case incurred in the ordinary course of business, as presently conducted, unless contested in good faith by appropriate proceedings and adequate reserves for such items have been made in accordance with GAAP;

(d) purchase money indebtedness or Capital Leases in an aggregate principal amount not to exceed $25,000,000 at any time;

(e) Hedging Arrangements permitted under Section 6.15;

(f) Debt arising from the endorsement of instruments for collection in the ordinary course of business;

(g) Debt arising from the financing of insurance premiums of any Credit Party in an aggregate amount not to exceed $5,000,000 incurred to defer the cost of such insurance for the underlying term of such insurance policy;

(h) unsecured subordinated Debt and any Permitted Refinancing thereof; provided that (i) the scheduled maturity date thereof is not earlier than 91 days after the Scheduled Maturity Date, (ii) the holders of such Debt shall have entered into a Subordination Agreement, (iii) any agreement governing such Debt shall include representations, warranties, covenants and events of default, taken as a whole, no less favorable to the Borrower in any material respect than this Agreement and (iv) the terms and provisions of such Debt shall otherwise be reasonably satisfactory to the Administrative Agent;

(i) Debt under performance, stay, appeal and surety bonds or with respect to workers’ compensation or other like employee benefit claims, in each case incurred in the ordinary course of business;

(j) Debt assumed in connection with any Permitted Investment or Acquisition and not incurred in contemplation thereof in an aggregate principal amount not exceeding $2,000,000 at any time, and any Permitted Refinancing thereof;

(k) Debt owed to the seller of any property acquired in an Investment permitted under Section 6.3(k) or (l) or an Acquisition permitted under Section 6.4 on an unsecured subordinated basis, which subordination agreement shall be on terms substantially similar to the Subordination Agreement or otherwise satisfactory to the Administrative Agent in its sole discretion; provided that the terms and provisions of such Debt shall be reasonably satisfactory to the Administrative Agent;

(l) Debt incurred in an Investment permitted under Section 6.3(k) or (l), an Acquisition permitted under Section 6.4 or a disposition of assets permitted under Section 6.8(j), in each case, pursuant to reasonable and customary agreements providing for indemnification, the adjustment of purchase price or similar adjustments;

(m) guarantees of Debt of any Credit Party permitted under this Section 6.1;

(n) Debt arising from royalty agreements on customary terms entered into by the Borrower and its Subsidiaries in the ordinary course of business in connection with the purchase of Sand Reserves;

(o) the Term B Debt under the Term B Credit Documents; provided that (i) the aggregate principal amount thereof outstanding at any time does not exceed $325,000,000 minus the aggregate amount of Term B Debt repaid or prepaid under the Term B Credit Agreement; and (ii) such Term B Debt is subject to the Intercreditor Agreement;

(p) Debt existing on the date hereof and set forth on Schedule 6.1;

(q) a guarantee by the Borrower of the Banking Services Obligations owing by Hi-Crush Services to a Banking Services Provider in an aggregate amount not to exceed $5,000,000 and so long as the Equity Interests of Hi-Crush Services is 100% directly or indirectly owned by the Permitted Holders; and

(r) unsecured Debt not otherwise permitted under the preceding provisions of this Section 6.1; provided that, the aggregate principal amount thereof shall not exceed $5,000,000 at any time.

Section 6.2. Liens. No Credit Party shall, nor shall it permit any of its Subsidiaries to, create, assume, incur, or suffer to exist any Lien on the Property of any Credit Party or any Subsidiary, whether now owned or hereafter acquired, or assign any right to receive any income, other than the following (collectively, the “Permitted Liens”):

(a) Liens securing the Secured Obligations pursuant to the Security Documents;

(b) Liens imposed by law, such as landlord’s, materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens, and other similar liens arising in the ordinary course of business securing obligations which if overdue for a period of more than 30 days are being contested in good faith by appropriate procedures or proceedings and for which adequate reserves have been established;

(c) Liens arising in the ordinary course of business out of pledges or deposits under workers compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation to secure public or statutory obligations;

(d) Liens for Taxes, assessment, or other governmental charges which are not yet delinquent and payable or, if overdue, which are being actively contested in good faith by appropriate proceedings and adequate reserves for such items have been made in accordance with GAAP;

(e) Liens securing purchase money debt or Capital Lease obligations permitted under Section 6.1(d); provided that each such Lien encumbers only the Property purchased in connection with the creation of any such purchase money debt or the subject of any such Capital Lease, and all proceeds and products thereof (including insurance proceeds) and accessions thereto, and the amount secured thereby is not increased;

(f) encumbrances consisting of minor easements, zoning restrictions, or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of any Credit Party to use such assets in its business, and none of which is violated in any material aspect by existing or proposed structures or land use;

(g) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a depositary institution;

(h) Liens on cash, deposit accounts or securities pledged or encumbered to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business;

(i) judgment and attachment Liens not giving rise to an Event of Default;

(j) Liens in favor a banking institution arising by operation of law encumbering deposits in accounts held by such banking institution incurred in the ordinary course of business and which are within the general parameters customary in the banking industry;

(k) Liens existing on any property or assets prior to the acquisition thereof by the Borrower or any of its Subsidiaries securing liabilities not exceeding $2,000,000 in the aggregate; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, (ii) such Lien does not materially impair the ability of any Credit Party to use such asset in its business and (iii) such Lien does not apply to any other Property of the Borrower or its Subsidiaries;

(l) Liens (i) on advances of cash or earnest money deposits in favor of the seller of any property to be acquired in connection with a Capital Expenditure or Acquisition permitted hereunder, which advances shall be applied against the purchase price for such permitted Capital Expenditure or Acquisition or (ii) or consisting of an agreement to dispose of any Property in an asset sale permitted by Section 6.8 solely to the extent such asset sale would have been permitted on the date of the creation of such Lien;

(m) Any interest or title of a lessor, sublessor, licensor or sublicensor under any lease or license entered into in the ordinary course of business and covering only the asset so leased or licensed;

(n) Defects and irregularities in title to any Property which in the aggregate do not materially impair the fair market value or use of the Property for the purposes for which it is or may reasonably be expected to be held;

(o) Liens securing the Term B Debt to the extent permitted under the Intercreditor Agreement;

(p) Liens on Property of the Borrower or its Subsidiaries existing on the date hereof and set forth in Schedule 6.2; provided that such Liens shall secure only those obligations which they secure on the date hereof and refinancing, extensions, renewals and replacements thereof permitted hereunder; and

(q) other Liens securing Debt or other obligations outstanding in an aggregate principal amount not in excess of $1,000,000.

Section 6.3. Investments. No Credit Party shall, nor shall it permit any of its Subsidiaries to, make or hold any direct or indirect investment (each, an “Investment”) in any other Person, including capital contributions to the Person, investments in or the acquisition of the debt or equity securities of the Person, or any loans, guaranties, trade credit, or other extensions of credit to any Person, other than the following (collectively, the “Permitted Investments”):

(a) investments in the form of trade credit to customers of a Credit Party arising in the ordinary course of business and represented by accounts from such customers;

(b) Liquid Investments;

(c) loans, advances, or capital contributions to, or investments in, or purchases or commitments to purchase any stock or other securities or evidences of indebtedness of or interests in any Person and existing on the date hereof, in each case as specified in the attached Schedule 6.3; provided that, the respective amounts of such loans, advances, capital contributions, investments, purchases and commitments shall not be increased (other than appreciation);

(d) Investments by a Credit Party in or to any other Credit Party;

(e) creation of any additional Subsidiaries domiciled in the U.S. in compliance with Section 5.6;

(f) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case, arising in the ordinary course of business;

(g) promissory notes and other non-cash consideration received by the Borrower and its Subsidiaries in connection with any asset sale permitted by Section 6.8(j);

(h) loans and advances to employees of the Borrower and its Subsidiaries in the ordinary course of business; provided that the aggregate principal amount of all such loans and advances shall not exceed $200,000 at any one time outstanding;

(i) guarantees of obligations (not in respect of Debt) of the Credit Parties incurred in the ordinary course of business;

(j) Investments consisting of Debt or Acquisitions permitted by Article 6;

(k) Investments consisting of Equity Interests of entities which are not Subsidiaries of any Credit Party; provided that, (i) the aggregate amount of such Investments at any time outstanding does not exceed an amount equal to the sum of $10,000,000 plus the aggregate amount of such Investments financed with Equity Issuance Proceeds, (ii) such Investment is substantially related to the business of the Borrower and its Subsidiaries, taken as a whole, and is not hostile, (iii) all of the Equity Interests of such joint venture entity owned by any Credit Party are pledged to the Administrative Agent pursuant to the Security Agreement, except to the extent that such pledge would be prohibited under such entity’s Organization Documents, (iv) no Event of Default shall have occurred or be continuing or would result from such Investment, and (v) the Borrower and its Subsidiaries shall be in pro forma compliance with the financial covenants in Sections 6.16, 6.17, and 6.18 after giving effect to such Investment;

(l) other Investments (other than Investments in the Canadian Sub) in an aggregate amount not to exceed $5,000,000 at any time outstanding; and

(m) Investments by a Credit Party in the Canadian Sub in an aggregate amount not to exceed $5,000,000 at any time outstanding.

Section 6.4. Acquisitions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, make any Acquisition, unless (a) such Acquisition is substantially related to the business of the Borrower and its Subsidiaries, taken as a whole, and is not hostile, (b) if such Acquisition is an Acquisition of the Equity Interests of a Person, such Acquisition is structured so that the acquired Person (or its successor in interest) shall become a direct or indirect Domestic Subsidiary of the Borrower and comply with the requirements of Section 5.6, (c) if such Acquisition is an Acquisition of assets, such Acquisition is structured so that a Credit Party shall acquire such assets, (d) no Event of Default shall have occurred or be continuing or would result from such Acquisition, and (e) either (i) (A) the Leverage Ratio, calculated on a pro forma basis after giving effect to such Acquisition as of the beginning of the period of four fiscal quarters most recently ended, is less than 3.0 to 1.0 and (B) after giving effect to such Acquisition, Liquidity would be greater than or equal to $15,000,000, or (ii) (A) the total consideration (including the adjustment of purchase price or similar adjustments) for such Acquisition and all other Acquisitions permitted under this clause (e)(ii) during any fiscal year expended by the Borrower or any of its Subsidiaries in such fiscal year shall not exceed an aggregate amount equal to $20,000,000 plus the aggregate amount of any Acquisitions financed with Equity Issuance Proceeds and (B) the Borrower and its Subsidiaries shall be in pro forma compliance with the financial covenants in Sections 6.16, 6.17, and 6.18 after giving effect to such Acquisition as of the beginning of the period of four fiscal quarters most recently ended.

Section 6.5. Agreements Restricting Liens. No Credit Party shall, nor shall it permit any of its Subsidiaries to, create, incur, assume or permit to exist any contract, agreement or understanding (other than (a) this Agreement, or the other Credit Documents, (b) agreements governing Debt permitted by Sections 6.1(d) or (j) to the extent such restrictions govern only the Property (and all proceeds and products thereof and accessions thereto) financed pursuant to such Debt, (c) any prohibition or limitation that exists pursuant to applicable requirements of a Governmental Authority, (d) any prohibition or limitation that restricts subletting or assignment of leasehold interests contained in any lease governing a leasehold interest of Borrower or its Subsidiaries and customary provisions in other contracts restricting assignment thereof, (e) agreements in connection with a sale of assets permitted by Section 6.8, (f) agreements governing any Permitted Subordinated Debt, (g) the Term B Credit Documents and (h) any prohibition or limitation that exists in any contract to which a Credit Party is a party on the date hereof so long as (i) such prohibition or limitation is generally applicable and does not specifically prohibit any of the Debt or the Liens granted under the Credit Documents, and (ii) the noncompliance of such prohibition or limitation would not reasonably be expected to be adverse to the Administrative Agent or the Lenders) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property, whether now owned or hereafter acquired, to secure the Secured Obligations or restricts any Subsidiary from paying Restricted Payments to the Borrower, or which requires the consent of or notice to other Persons in connection therewith, which consent or notice has not been obtained or given on a permanent and irrevocable basis such that no further consent of or notice to such other Person is required to be given in connection with any such Lien or Restricted Payment.

Section 6.6. Use of Proceeds; Use of Letters of Credit. No Credit Party shall, nor shall it permit any of its Subsidiaries to use the proceeds of the Revolving Advances, the Swing Line Advances or the Letters of Credit for any purposes other than (a) working capital purposes of any Credit Party and (b) other general corporate purposes of any Credit Party, including to finance Acquisitions permitted by Section 6.4 and to make Restricted Payments permitted by Section 6.9. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, use any part of the proceeds of Advances or Letters of Credit for any purpose which violates, or is inconsistent with, Regulations T, U, or X.

Section 6.7. Corporate Actions; Accounting Changes.

(a) No Credit Party shall, nor shall it permit any of its Subsidiaries to, merge or consolidate with or into any other Person, except that (i) the Borrower may merge with any of its wholly-owned Subsidiaries and any Credit Party may merge or be consolidated with or into any other Credit Party and

(ii) any wholly-owned Subsidiary of the Borrower may merge with another Person in order to consummate an Acquisition or Disposition permitted under Section 6.4 or Section 6.8, respectively, so long as, in the case of any such permitted Acquisition, such wholly-owned Subsidiary is the surviving entity; provided that immediately after giving effect to any such proposed transaction no Default would exist and, in the case of any such merger to which the Borrower is a party, the Borrower is the surviving entity.

(b) No Credit Party shall, nor shall it permit any of its Subsidiaries to, (i) without 10 days prior written notice to the Administrative Agent, change its name, change its state of incorporation, formation or organization, change its organizational identification number or reorganize in another jurisdiction, (ii) create or suffer to exist any Subsidiary not existing on the date of this Agreement, provided that, the Borrower may create or acquire a new Subsidiary if the Credit Parties and such new Subsidiary complies with Section 5.6 and such transactions otherwise comply with the terms of this Agreement and so long as such new Subsidiary is not a Foreign Subsidiary, (iii) without prior written notice to, and prior consent of, the Administrative Agent, amend, supplement, modify or restate their articles or certificate of incorporation or formation, limited partnership agreement (including, without limitation, the Partnership Agreement), bylaws, limited liability company agreements, or other equivalent organizational documents in a manner that could reasonably be expected to be materially adverse to the interests of the Administrative Agent and the Lenders, or (iv) change the method of accounting employed in the preparation of the Initial Financial Statements except in accordance with GAAP or change the fiscal year end of the Borrower unless, in each case, approved in writing by the Administrative Agent.

Section 6.8. Sale of Assets. No Credit Party shall, nor shall it permit any of its Subsidiaries to, sell, convey, or otherwise transfer any of its assets except that (a) any Credit Party may sell inventory in the ordinary course of business; (b) any Credit Party may sell, convey, dispose or otherwise transfer any of its assets to any other Credit Party; (c) any Credit Party may make dispositions of obsolete or worn out Property in the ordinary course of business, and dispositions of Property no longer useful or used by the Borrower and its Subsidiaries in the conduct of its business; (d) any Credit Party may make dispositions of equipment to the extent that such Property is exchanged for credit against the purchase price of similar replacement Property or the proceeds of which are reasonably promptly applied to the purchase price of such replacement Property; (e) any Credit Party may make dispositions of Liquid Investments; (f) any Credit Party may make dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business; (g) any Credit Party may enter into leases, subleases, licenses or sublicenses or Property in the ordinary course of business and which do not materially interfere with the business of the Borrower and its Subsidiaries; (h) any Credit Party may make transfers of property subject to Casualty Events, subject to the Borrower’s compliance with Section 2.4(c)(ii); (i) any Credit Party may make dispositions permitted by Sections 6.3, 6.7 and 6.9; and (j) the Borrower and its Subsidiaries may sell, convey, dispose or otherwise transfer any Properties not otherwise permitted under the preceding clauses (a) through (i); provided that, (i) no Default has occurred and is continuing or would be caused thereby, (ii) at least 80% of the proceeds of all such sales, conveyance, dispositions and transfers shall consist of cash or Liquid Investments and shall be in an amount no less than the fair market value of such Properties and (iii) the aggregate amount of all such sales, conveyance, dispositions and transfers shall not exceed $4,000,000 in any fiscal year.

Section 6.9. Restricted Payments. No Credit Party shall, nor shall it permit any of its Subsidiaries to make any Restricted Payments except that:

(a) the Subsidiaries of the Borrower may make Restricted Payments to the Borrower or any other Credit Party that is a Subsidiary of the Borrower;

(b) so long as no Event of Default shall have occurred and be continuing, repurchases of Equity Interests or payments in respect thereof not exceeding $500,000 in the aggregate during any fiscal year to officers, employees, consultants or members of management of the General Partner, the Borrower or its Subsidiaries (or their respective estates, heirs, family members, spouses or former spouses) upon the termination, death or disability of such Person or in connection with the exercise of stock options or similar equity incentives pursuant to management incentive plans; and

(c) the Borrower may make (i) cash distributions to the holders of its Equity Interests and (ii) repurchases of Equity Interests of the Borrower or payments in respect thereof, in each case, from “Operating Surplus” (as such term is defined in the Partnership Agreement as in effect on the Effective Date) calculated on a cumulative basis from August 21, 2012 through the date of such distribution and after deducting therefrom all Covenant Cure Payments so long as (A) no Event of Default shall have occurred and be continuing, and (B) the Borrower and its Subsidiaries are in pro forma compliance with the financial covenants in Sections 6.16, 6.17, and 6.18 after giving effect to such payment and as of the most recent fiscal quarter end for which financial statements have been delivered to the Administrative Agent.

Section 6.10. Affiliate Transactions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of transactions (including, but not limited to, the purchase, sale, lease or exchange of Property, the making of any investment, the giving of any guaranty, the assumption of any obligation or the rendering of any service) with any of their Affiliates which are not Credit Parties unless such transaction or series of transactions is on terms no less favorable to the Borrower or any Subsidiary, as applicable, than those that could be obtained in a comparable arm’s length transaction with a Person that is not such an affiliate except for (a) the Restricted Payments permitted under Section 6.9, (b) reasonable and customary director, officer and employee compensation, including bonuses and severance (which compensation may be paid to affiliates of such directors, officers and employees at the direction of the applicable director, officer or employee), indemnification and other benefits (including retirement, health, stock option and other benefit plans), (c) reasonable and customary Equity Investor indemnification, (d) the payment of reasonable and customary reimbursement of out of pocket expenses of Equity Investors and directors of the General Partner, the Borrower and its Subsidiaries, (e) any Drop Down Acquisition approved by the Conflicts Committee (as such term is defined in the Partnership Agreement) of the General Partner, (f) payments or transactions pursuant to the Partnership Agreement, (g) transactions effected in accordance with the terms of indemnification, omnibus and other agreements with Hi-Crush Proppants and its affiliates attached as exhibits to the Registration Statement, (h) the transactions set forth on Schedule 6.10, and (i) the issuance by the Borrower of Equity Interests to any Affiliate (other than to a Subsidiary of the Borrower) or the receipt by the Borrower of any equity contributions from an Affiliate (other than from a Subsidiary of the Borrower).

Section 6.11. Line of Business. No Credit Party shall, and shall not permit any of its Subsidiaries to, change the character of the Borrower’s and its Subsidiaries collective business as conducted on the Effective Date, or engage in any type of business not reasonably related to the Borrower’s and its Subsidiaries collective business as presently and normally conducted.

Section 6.12. Hazardous Materials. No Credit Party (a) shall, nor shall it permit any of its Subsidiaries to, create, handle, transport, use, or dispose of any Hazardous Substance or Hazardous Waste, except in the ordinary course of its business and except in compliance with Environmental Law other than to the extent that such non-compliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change or in any liability to the Lenders or the Administrative Agent, and (b) shall, nor shall it permit any of its Subsidiaries to, Release any Hazardous Substance or Hazardous Waste into the Environment and shall not permit any Credit Party’s or any Subsidiary’s

Property to be subjected to any Release of Hazardous Substance or Hazardous Waste, except in compliance with Environmental Law other than to the extent that such non-compliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change or in any liability on the Lenders or the Administrative Agent.

Section 6.13. Compliance with ERISA. Except for matters that individually or in the aggregate could not reasonably be expected to cause a Material Adverse Change, no Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly: (a) engage in any transaction in connection with which the Borrower or any Subsidiary could be subjected to either a civil penalty assessed pursuant to Section 502(c), (i) or (l) of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code; (b) terminate, or permit any member of the Controlled Group to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability of the Borrower, any Subsidiary or any member of the Controlled Group to the PBGC; (c) fail to make, or permit any member of the Controlled Group to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, a Subsidiary or member of the Controlled Group is required to pay as contributions thereto; (d) permit to exist, or allow any Subsidiary or any member of the Controlled Group to permit to exist, any failure to satisfy the “minimum funding standards” under Sections 302 or 303 of ERISA or Sections 412 or 430 of the Code with respect to any Plan; (e) permit, or allow any member of the Controlled Group to permit, the actuarial present value of the benefit liabilities (as “actuarial present value of the benefit liabilities” shall have the meaning specified in Section 4041 of ERISA) under any Plan that is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities; (f) contribute to or assume an obligation to contribute to, or permit any member of the Controlled Group to contribute to or assume an obligation to contribute to, any multiemployer plan (as defined in Section 4001(a)(3) of ERISA); (g) acquire, or permit any member of the Controlled Group to acquire, an interest in any Person that causes such Person to become a member of the Controlled Group if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (i) any multiemployer plan (as defined in Section 4001(a)(3) of ERISA), or (ii) any other employee benefit plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such plan allocable to such benefit liabilities; (h) incur, or permit any member of the Controlled Group to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA; or (i) contribute to or assume an obligation to contribute to any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any liability.

Section 6.14. Sale and Leaseback Transactions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, sell or transfer to a Person any Property, whether now owned or hereafter acquired, if at the time or thereafter the Borrower or a Subsidiary shall lease as lessee such Property or any part thereof or other Property which the Borrower or a Subsidiary intends to use for substantially the same purpose as the Property sold or transferred.

Section 6.15. Limitation on Hedging. No Credit Party shall, nor shall it permit any of its Subsidiaries to, (a) purchase, assume, or hold a speculative position in any commodities market or futures market or enter into any Hedging Arrangement for speculative purposes; or (b) be party to or otherwise enter into any Hedging Arrangement which (i) is entered into for reasons other than as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market conditions related to the Borrower’s or its Subsidiaries’ operations, or (ii) obligates the Borrower or any of its Subsidiaries to any margin call requirements or otherwise requires the Borrower or any of its

Subsidiaries to put up money, assets or other security (other than unsecured letters of credit). Furthermore, no Credit Party shall, nor shall it permit any of its Subsidiaries be party to or otherwise enter into any Hedging Arrangement which relate to interest rates if (A) such Hedging Arrangement relate to payment obligations on Debt which is not permitted to be incurred under Section 6.1 above, (B) the aggregate notional amount of all such Hedging Arrangements exceeds 100% of the anticipated outstanding principal balance of the Debt to be hedged by such Hedging Arrangements or an average of such principal balances calculated using a generally accepted method of matching interest swap contracts to declining principal balances, the floating rate index of each such contract generally matches the index used to determine the floating rates of interest on the corresponding indebtedness to be hedged by such contract, (C) such Hedging Arrangement is with a counterparty or has a guarantor of the obligation of the counterparty who (unless such counterparty is a Lender or one of its Affiliates) at the time the Hedging Arrangement is made is rated lower than A by S & P or A2 by Moody’s, or (D) the floating rate index of such Hedging Arrangement does not generally match the index used to determine the floating rates of interest on the corresponding Debt to be hedged by such Hedging Arrangement.

Section 6.16. Leverage Ratio. Borrower shall not permit the Leverage Ratio for each fiscal quarter ending on or after December 31, 2017, to be more than 3.25 to 1.00.

Section 6.17. Interest Coverage Ratio. Borrower shall not permit the Interest Coverage Ratio for each fiscal quarter ending on or after December 31, 2017, to be less than 2.50 to 1.00.

Section 6.18. Asset Coverage Ratio. Borrower shall not permit the Asset Coverage Ratio for each fiscal quarter ending on or after December 31, 2017, to be less than 1.50 to 1.00.

Section 6.19. Capital Expenditures. No Credit Party shall, nor shall it permit any of its Subsidiaries to, make Capital Expenditures (other than Maintenance Capital Expenditures or Capital Expenditures financed with Equity Issuance Proceeds from an Equity Issuance of Equity Interests (other than Disqualified Stock)) unless (a) after giving effect to such Capital Expenditures, Liquidity would be greater than or equal to $15,000,000 or (b) the Leverage Ratio, calculated on a pro forma basis after giving effect to such Capital Expenditures as of the beginning of the period of four fiscal quarters most recently ended, is less than 3.00 to 1.00.

Section 6.20. Landlord Agreements. No Credit Party shall, nor shall it permit any of its Subsidiaries to (a) hold, store or otherwise maintain any equipment or inventory that is intended to constitute Collateral pursuant to the Security Documents at premises which are not owned by a Credit Party and located in the U.S. unless (i) such equipment is located at the job site under which such equipment is then currently under contract, (ii) such equipment or inventory is located at premises within the U.S. that are not owned by a Credit Party and with respect to which such Credit Party has used commercially reasonable efforts to obtain a lien waiver or subordination agreement in form and substance satisfactory to the Administrative Agent, (iii) such equipment is office equipment, (iv) such equipment or inventory is in transit or being temporarily stored for the purposes of being transported, (v) such equipment is off location for servicing, repairs or modification, (vi) such equipment is being held for delivery, or (vii) the aggregate value of all equipment and inventory located at premises which are not owned by a Credit Party and with respect to which a Credit Party has not used commercially reasonable efforts to obtain a lien waiver or subordination agreement in form and substance satisfactory to the Administrative Agent does not exceed $500,000, or (b) after the date hereof, enter into any new verbal or written leases for premises with any Person who has not executed a lien waiver or subordination agreement in form and substance satisfactory to the Administrative Agent unless the equipment or inventory located on such premises would fall under any of the provisions in the foregoing clause (a).

Section 6.21. Operating Leases. No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any lease that constitutes an operating lease under GAAP if the obligations of a Credit Party or such Subsidiary as lessee under such lease would cause its lease payments (excluding payments for taxes, insurance, and other non-rental expenses to the extent not included within the stated amount of the rental payments under such lease) in respect of all such leases entered into by the Borrower and its Subsidiaries to exceed $40,000,000 during any fiscal year of the Borrower ending on or after the Effective Date.

Section 6.22. Prepayment of Certain Debt. No Credit Party shall, nor shall it permit any of its Subsidiaries to, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt, except (a) the prepayment of the Obligations in accordance with the terms of this Agreement, (b) regularly scheduled or required repayments or redemptions of Permitted Debt (other than Permitted Subordinated Debt) and refinancings and refundings of such Permitted Debt so long as such refinancings and refundings would otherwise comply with Section 6.1, (c) voluntary prepayments of principal of Term B Debt, so long as (i) no Event of Default exists or would result from such prepayment of Term B Debt, (ii) immediately after giving effect to the prepayment of such Term B Debt, the Borrower and its Subsidiaries shall be in pro forma compliance with the financial covenants in Sections 6.16, 6.17, and 6.18, and (iii) immediately after giving effect to the prepayment of such Term B Debt, the aggregate outstanding amount of all Revolving Advances and all Swing Line Advances plus the Letter of Credit Exposure shall not exceed 90% of the aggregate Commitments in effect at such time, and (d) so long as no Event of Default exists or would result therefrom, other prepayments of Permitted Debt not described in the immediately preceding clauses (a), (b) and (c), but specifically excluding any prepayments, redemptions, purchases, defeasance, or other satisfaction of Permitted Subordinated Debt. No Credit Party shall, nor shall it permit any of its Subsidiaries to, make any payments of principal, interest, fees or other amounts with respect to Permitted Subordinated Debt except as permitted under the applicable Subordination Agreement.

Section 6.23. Amendment of Subordinated Debt Agreements, Term B Credit Documents and Material Contracts.

(a) No Credit Party shall, nor shall it permit any of its Subsidiaries to, amend, restate, supplement or otherwise modify any Material Contract or any agreement governing Permitted Subordinated Debt, in each case in a manner materially adverse to the interests of the Administrative Agent or the Lenders, without the prior written consent of the Majority Lenders.

(b) No Credit Party shall, nor shall it permit any of its Subsidiaries to, grant a Lien on any Property to secure the Term B Debt without contemporaneously granting to Administrative Agent, as security for the Secured Obligations, a pari passu Lien on the same Property pursuant to Security Documents in form and substance satisfactory to Administrative Agent.

(c) No Credit Party shall, nor shall it permit any of its Subsidiaries to, amend, restate, supplement or otherwise modify any Term B Credit Document in any manner, except in accordance with the Intercreditor Agreement.

ARTICLE 7

DEFAULT AND REMEDIES

Section 7.1. Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement and any other Credit Document:

(a) Payment Failure. Any Credit Party (i) fails to pay any principal when due under this Agreement or (ii) fails to pay, within three Business Days of when due, any interest or any other amount due under this Agreement or any other Credit Document, including payments of fees, reimbursements, and indemnifications;

(b) False Representation or Warranties. Any representation or warranty made or deemed to be made by any Credit Party, the Canadian Sub or any officer thereof in this Agreement, in any other Credit Document or in any certificate delivered in connection with this Agreement or any other Credit Document is incorrect, false or otherwise misleading in any material respect at the time it was made or deemed made;

(c) Breach of Covenant. (i) Any breach by any Credit Party or the Canadian Sub of any of the covenants in Section 5.1(a), Section 5.2(c), Section 5.2(e), Section 5.3(a), Section 5.11 or Article 6 (other than Sections 6.12, 6.13 or 6.20) of this Agreement or (ii) any breach by any Credit Party or the Canadian Sub of any other covenant contained in this Agreement or any other Credit Document and such breach shall remain unremedied for a period of thirty (30) days following the earlier of (A) the date on which Administrative Agent gave notice of such failure to Borrower and (B) the date any Responsible Officer of the Borrower or any Subsidiary acquires actual knowledge of such failure (such grace period to be applicable only in the event such Default can be remedied by corrective action of the Borrower or any Subsidiary);

(d) Guaranties. Any provisions in the Guaranties shall at any time (before its expiration according to its terms) and for any reason cease to be in full force and effect and valid and binding on the Guarantors party thereto or shall be contested by any party thereto; any Guarantor shall deny it has any liability or obligation under such Guaranties;

(e) Security Documents. Any Security Document shall at any time and for any reason cease to create an Acceptable Security Interest in Collateral with a fair value in excess of $500,000 in the aggregate purported to be subject to such agreement in accordance with the terms of such agreement or any material provisions thereof shall cease to be in full force and effect and valid and binding on the Credit Party that is a party thereto or any such Person shall so state in writing (unless released or terminated pursuant to the terms of such Security Document), except as a result of the Administrative Agent’s failure to (i) maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Documents or (ii) file UCC continuation statements;

(f) Cross-Default. (i) The Borrower, the Canadian Sub or any Guarantor shall fail to pay any principal of or premium or interest on its Debt which is outstanding in a principal amount of at least $6,000,000 individually or when aggregated with all such Debt of the Borrower and the Subsidiaries so in default (but excluding Debt hereunder) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Debt which is outstanding in a principal amount of at least $6,000,000 individually or when aggregated with all such Debt of the Borrower and the Subsidiaries so in default (other than Debt hereunder), and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt prior to the stated maturity thereof; provided that, for purposes of this paragraph (f), the “principal amount” of the obligations in respect of Hedging Arrangements at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that would be required to be paid if such Hedging Arrangements were terminated at such time;

(g) Bankruptcy and Insolvency. Any Credit Party (i) admits in writing its inability to pay its debts generally as they become due; makes an assignment for the benefit of its creditors; consents to or acquiesces in the appointment of a receiver, liquidator, fiscal agent, or trustee of itself or any of its Property; files a petition under bankruptcy or other laws for the relief of debtors; or consents to any reorganization, arrangement, workout, liquidation, dissolution, or similar relief or (ii) shall have had, without its consent: any court enter an order appointing a receiver, liquidator, fiscal agent, or trustee of itself or any of its Property; any petition filed against it seeking reorganization, arrangement, workout, liquidation, dissolution or similar relief under bankruptcy or other laws for the relief of debtors and such petition shall not be dismissed, stayed, or set aside for an aggregate of 60 days, whether or not consecutive;

(h) Settlements; Adverse Judgment. The Borrower or any of its Subsidiaries enters into a settlement of any claim against any of them when a suit has been filed or suffers final judgments against any of them since the date of this Agreement in an aggregate amount, less (i) any insurance proceeds covering such settlements or judgments which are received or as to which the insurance carriers have not denied liability and (ii) with respect to settlements, any portion of such settlement not required to be paid in cash during the term of this Agreement, greater than $6,000,000 and, in the case of final judgments, either (A) enforcement proceedings shall have been commenced by any creditor upon such judgments or (B) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgments, by reason of a pending appeal or otherwise, shall not be in effect;

(i) Termination Events. Any Termination Event with respect to a Plan shall have occurred, and, 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent, such Termination Event shall not have been corrected and shall have created and caused to be continuing a material risk of Plan termination or liability for withdrawal from the Plan as a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), which termination could reasonably be expected to result in a liability of, or liability for withdrawal could reasonably be expected to be, greater than $6,000,000;

(j) Plan Withdrawals. The Borrower or any member of the Controlled Group as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and such withdrawing employer shall have incurred a withdrawal liability in an annual amount exceeding $3,000,000;

(k) Credit Documents. Any material provision of any Credit Document, except to the extent permitted by the terms thereof, shall for any reason cease to be valid and binding on the Borrower or a Guarantor or any of their respective Subsidiaries or any such Person shall so state in writing;

(l) Subordination Agreement. Any material provision of any Subordination Agreement shall cease to be in full force and effect or shall be declared null and void by any court or the validity or enforceability thereof shall be contested or challenged in any court by any holder of any Permitted Subordinated Debt;

(m) Intercreditor Agreement. Any material provision of the Intercreditor Agreement shall cease to be in full force and effect or shall be declared null and void by any court or the validity or enforceability thereof shall be contested or challenged in any court by any holder of any Term B Debt;

(n) Term B Credit Agreement. An “Event of Default” under the Term B Credit Agreement shall have occurred and be continuing;

(o) Material Contracts. The occurrence of any breach or nonperformance by any Person under a Material Contract or any early termination of any Material Contract, which breach, nonperformance or early termination could reasonably be expected to cause a Material Adverse Change; or

(p) Change in Control. The occurrence of a Change in Control.

Section 7.2. Optional Acceleration of Maturity. If any Event of Default shall have occurred and be continuing, then, and in any such event,

(a) the Administrative Agent (i) shall at the request, and may with the consent, of the Majority Lenders, by notice to the Borrower, declare that the obligation of each Lender to make Advances and the obligation of the Issuing Lender to issue Letters of Credit shall be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, and may with the consent, of the Majority Lenders, by notice to the Borrower, declare the Notes, all accrued and unpaid interest thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest, and all such amounts shall become and be forthwith due and payable in full, without presentment, demand, protest or further notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by each of the Credit Parties,

(b) the Borrower shall, on demand of the Administrative Agent at the request or with the consent of the Majority Lenders, deposit with the Administrative Agent into the Cash Collateral Account an amount of cash equal to the outstanding Letter of Credit Exposure as security for the Secured Obligations to the extent the Letter of Credit Obligations are not otherwise paid or cash collateralized at such time, and

(c) the Administrative Agent shall at the request of, and may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Security Documents, the Guaranty, or any other Credit Document for the ratable benefit of the Secured Parties by appropriate proceedings.

Section 7.3. Automatic Acceleration of Maturity. If any Event of Default pursuant to Section 7.1(g) shall occur,

(a) the obligation of each Lender to make Advances and the obligation of the Issuing Lender to issue Letters of Credit shall immediately and automatically be terminated and the Notes, all accrued and unpaid interest on the Notes, and all other amounts payable under this Agreement shall immediately and automatically become and be due and payable in full, without presentment, demand, protest or any notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by each of the Credit Parties,

(b) the Borrower shall, on demand of the Administrative Agent at the request or with the consent of the Majority Lenders, deposit with the Administrative Agent into the Cash Collateral Account an amount of cash equal to the outstanding Letter of Credit Exposure as security for the Secured Obligations to the extent the Letter of Credit Obligations are not otherwise paid or cash collateralized at such time, and

(c) the Administrative Agent shall at the request of, and may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Security Documents, the Guaranty, or any other Credit Document for the ratable benefit of the Secured Parties by appropriate proceedings.

Section 7.4. Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent, if any, specified by Section 7.2 to authorize the Administrative Agent to declare the Notes and any other amount payable hereunder due and payable pursuant to the provisions of Section 7.2 or the automatic acceleration of the Notes and all amounts payable under this Agreement pursuant to Section 7.3, the Administrative Agent, each Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent, such Lender, or any such Affiliate to or for the credit or the account of any Credit Party against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, the Notes held by the Administrative Agent, such Lender, or such Affiliate, and the other Credit Documents, irrespective of whether or not the Administrative Agent, such Lender, or such Affiliate shall have made any demand under this Agreement, such Note, or such other Credit Documents, and although such obligations may be unmatured. Each Lender agrees to promptly notify the Borrower and the Administrative Agent after any such set off and application made by such Lender or its Affiliate, provided that the failure to give such notice shall not affect the validity of such set off and application. The rights of the Administrative Agent and each Lender under this Section 7.4 are in addition to any other rights and remedies (including, without limitation, other rights of set off) which the Administrative Agent or such Lender may have.

Section 7.5. Remedies Cumulative, No Waiver. No right, power, or remedy conferred to any Lender in this Agreement or the Credit Documents, or now or hereafter existing at law, in equity, by statute, or otherwise shall be exclusive, and each such right, power, or remedy shall to the full extent permitted by law be cumulative and in addition to every other such right, power or remedy. No course of dealing and no delay in exercising any right, power, or remedy conferred to any Lender in this Agreement and the Credit Documents or now or hereafter existing at law, in equity, by statute, or otherwise shall operate as a waiver of or otherwise prejudice any such right, power, or remedy. Any Lender may cure any Event of Default without waiving the Event of Default. No notice to or demand upon the Borrower or any other Credit Party shall entitle the Borrower or any other Credit Party to similar notices or demands in the future.

Section 7.6. Application of Payments. Prior to an Event of Default, all payments made hereunder shall be applied by the Administrative Agent as directed by the Borrower, but subject to the terms of this Agreement, including the application of prepayments according to Section 2.4 and Section 2.11. During the existence of an Event of Default, subject to the Intercreditor Agreement, all payments and collections received by the Administrative Agent shall be applied to the Secured Obligations in accordance with Section 2.11 and otherwise in the following order (other than funds held in the Cash Collateral Account, which shall be applied in accordance with Section 2.2(h)):

FIRST, to the payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such, the Issuing Lender in its capacity as such, and the Swing Line Lender in its capacity as such, ratably among the Administrative Agent, the Issuing Lender, and the Swing Line Lender in proportion to the respective amounts described in this clause First payable to them;

SECOND, to the payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (and to the extent applicable to Hedging Arrangements, the Swap Counterparties and to the extent applicable to Banking Services Obligations, the Lenders or its Affiliate that is owed such obligations) pro rata in accordance with such amounts owed to them on the date of any such distribution) under the Credit Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

THIRD, to the payment of all accrued and unpaid interest constituting part of the Secured Obligations (the amounts so applied to be distributed ratably among the Lenders (and to the extent applicable to Hedging Arrangements, the Swap Counterparties and to the extent applicable to Banking Services Obligations, the Lenders or their Affiliates that is owed such obligations) pro rata in accordance with the amounts of the Secured Obligations owed to them on the date of any such distribution);

FOURTH, to the payment of any then due and owing principal constituting part of the Secured Obligations (the amounts so applied to be distributed ratably among the Lenders (and to the extent applicable to Hedging Arrangements, the Swap Counterparties and to the extent applicable to Banking Services Obligations, the Lenders or their Affiliates that is owed such obligations) pro rata in accordance with the principal amounts of the Obligations owed to them on the date of any such distribution), and when applied to make distributions by the Administrative Agent to pay the principal amount of the outstanding Borrowings, pro rata to the Lenders;

FIFTH, to the Administrative Agent to deposit into the Cash Collateral Account for the account of the Issuing Lender, to cash collateralize any Letter of Credit Exposure then outstanding; and

SIXTH, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Credit Parties, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Credit Parties to preserve the allocation to Secured Obligations otherwise set forth above in this Section.

Section 7.7. Borrower’s Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 7.1, in the event of any Event of Default under the covenants set forth in Section 6.16 or Section 6.17, from the first day of the applicable fiscal quarter until the date on which financial statements are required to be delivered pursuant to Section 5.2(a) or (b) with respect to the applicable fiscal quarter hereunder, the Borrower may apply cash Equity Issuance Proceeds from an Equity Issuance of Equity Interests (other than Disqualified Stock) or cash equity contributions on account of Equity Interests (other than Disqualified Stock) and in an amount sufficient to bring Credit Parties into compliance with such provision and rounded up to the nearest $1,000,000 (a “Covenant Cure Payment” and such necessary minimum amount, the “Minimum Covenant Cure Amount”) in the manner set forth below in this Section 7.7. Solely for purposes of calculating the covenants set forth in Section 6.16 or Section 6.17 for a particular fiscal quarter end, the Borrower may apply the Covenant Cure Payment to increase its consolidated EBITDA for such fiscal quarter (and such four quarter periods containing such applicable fiscal quarter end), so long as (A) the Borrower actually receives such Covenant Cure Payment no earlier than the first day of the applicable fiscal quarter and no later than the date on which the applicable financial statements for such fiscal quarter end are due hereunder, and no later than the date on which the applicable financial statements for such fiscal quarter are due hereunder, the Administrative Agent receives evidence of such Covenant Cure Payment receipt from the Borrower, (B) each Lender’s Commitment is reduced as provided in the following sentence, and (C) on the date financial statements for the applicable fiscal quarter are due, the Borrower applies the proceeds of such Covenant Cure Payment as a prepayment of Advances (without the need for any notice of prepayment pursuant to Section 2.4(b) or otherwise) in an amount sufficient to cause the sum of (1) the Advances plus (2) the Letter of Credit Exposure to not exceed the aggregate

Commitments (after giving effect to the reduction required in the following sentence). On the date financial statements for the applicable fiscal quarter are due, the Lenders’ Commitments shall be ratably and permanently reduced (without the need for any prior notice of reduction pursuant to Section 2.1(b) or otherwise) by the Minimum Covenant Cure Amount, with no obligation of the Lenders to reinstate such Commitments, and the applicable Commitment Fees shall thereafter be computed on the basis of the Commitments, as so reduced. Subject to the terms set forth above and the terms in clauses (b) and (c) below, upon (x) application of the proceeds of such Covenant Cure Payment as provided in the immediately preceding sentence and (y) delivery of a Compliance Certificate executed by a Responsible Officer of the Borrower to the Administrative Agent reflecting compliance with Section 6.16 or Section 6.17, as applicable, such Events of Default shall be deemed cured and waived and no longer in existence.

(b) The Covenant Cure Payment shall only be taken into account when calculating EBITDA for purposes of the covenants contained in Section 6.16 or Section 6.17 as of a particular fiscal quarter end (the “Cured Quarter”) and any subsequent calculations of such covenants which contain such Cured Quarter as part of its two-quarter period, three-quarter period, trailing twelve month period or trailing four-quarter period (the “Test Period”). For the avoidance of doubt, the full amount of the Covenant Cure Payment (including any portion thereof that was necessary to round up to the nearest $1,000,000) shall be used in calculating the applicable covenant compliance as provided in this Section 7.7.

(c) The parties hereby acknowledge and agree that this Section 7.7 may not be relied on for purposes of calculating any financial ratios or other conditions or compliances other than the financial covenant set forth in Section 6.16 or Section 6.17, as applicable, and shall not result in any adjustment to any amounts (including any increase in “Operating Surplus” that is permitted to be distributed under Section 6.9) other than the amount of the consolidated EBITDA referred to in Section 7.7(a) above for purposes of determining the Borrower’s compliance with Section 6.16 or Section 6.17, as applicable.

ARTICLE 8

THE ADMINISTRATIVE AGENT

Section 8.1. Appointment, Powers, and Immunities. Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as its agent under this Agreement and the other Credit Documents with such powers and discretion as are specifically delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The Administrative Agent (which term as used in this sentence and in Section 8.5 and the first sentence of Section 8.6 shall include its Affiliates and its own and its Affiliates’ officers, directors, employees, and agents): (a) shall not have any duties or responsibilities except those expressly set forth in this Agreement and shall not be a trustee or fiduciary for any Lender; (b) shall not be responsible to the Lenders for any recital, statement, representation, or warranty (whether written or oral) made in or in connection with any Credit Document or any certificate or other document referred to or provided for in, or received by any of them under, any Credit Document, or for the value, validity, effectiveness, genuineness, enforceability, or sufficiency of any Credit Document, or any other document referred to or provided for therein or for any failure by any Credit Party or any other Person to perform any of its obligations thereunder; (c) shall not be responsible for or have any duty to ascertain, inquire into, or verify the performance or observance of any covenants or agreements by any Credit Party or the satisfaction of any condition or to inspect the Property (including the books and records) of any Credit Party or any of its Subsidiaries or Affiliates; (d) shall not be required to initiate or conduct any litigation or collection proceedings under any Credit Document unless requested by the Majority Lenders in writing and it receives indemnification satisfactory to it from the Lenders; and (e) shall not be responsible for any action taken or omitted to be taken by it under or in connection with any Credit Document, except for its own gross negligence or willful misconduct. The Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by the Administrative Agent with reasonable care.

Section 8.2. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon any certification, notice, instrument, writing, or other communication (including, without limitation, any thereof by telephone or electronic mail) believed by it to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (including counsel for any Credit Party), independent accountants, and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Notes as the holder thereof for all purposes hereof unless and until the Administrative Agent receives and accepts an Assignment and Acceptance executed in accordance with Section 9.7. As to any matters not expressly provided for by this Agreement, the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding on all of the Lenders; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to any Credit Document or applicable law or unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking any such action.

Section 8.3. Defaults. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default unless the Administrative Agent has received written notice from a Lender or the Borrower specifying such Default and stating that such notice is a “Notice of Default”. In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall (subject to Section 8.2) take such action with respect to such Default as shall reasonably be directed by the Majority Lenders, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Lenders.

Section 8.4. Rights as Lender. With respect to its Commitments and the Advances made by it, Amegy (and any successor acting as Administrative Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. Amegy (and any successor acting as Administrative Agent) and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, make investments in, provide services to, and generally engage in any kind of lending, trust, or other business with any Credit Party or any of its Subsidiaries or Affiliates as if it were not acting as Administrative Agent, and Amegy (and any successor acting as Administrative Agent) and its Affiliates may accept fees and other consideration from any Credit Party or any of its Subsidiaries or Affiliates for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

Section 8.5. Indemnification. THE LENDERS SEVERALLY AGREE TO INDEMNIFY THE ADMINISTRATIVE AGENT, THE ISSUING LENDER AND EACH OF THEIR RESPECTIVE AFFILIATES AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS (TO THE EXTENT NOT REIMBURSED BY THE BORROWER), RATABLY ACCORDING TO THE RESPECTIVE PRINCIPAL AMOUNTS OF THE REVOLVING ADVANCES THEN HELD BY EACH OF THEM (OR IF NO PRINCIPAL OF THE REVOLVING ADVANCES IS AT THE TIME OUTSTANDING, RATABLY ACCORDING TO THE RESPECTIVE AMOUNTS OF THE

COMMITMENTS THEN HELD BY EACH OF THEM, OR, IF NO SUCH PRINCIPAL AMOUNTS ARE THEN OUTSTANDING AND NO COMMITMENTS ARE THEN EXISTING, RATABLY ACCORDING TO THE COMMITMENTS HELD BY EACH OF THEM IMMEDIATELY PRIOR TO THE TERMINATION OR EXPIRATION THEREOF), FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THE ADMINISTRATIVE AGENT OR ISSUING LENDER IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY ACTION TAKEN OR OMITTED BY THE ADMINISTRATIVE AGENT OR THE ISSUING LENDER UNDER THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE ADMINISTRATIVE AGENT OR THE ISSUING LENDER), AND INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL LIABILITIES, PROVIDED THAT NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM THE ADMINISTRATIVE AGENT’S OR THE ISSUING LENDER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. WITHOUT LIMITATION OF THE FOREGOING, EACH LENDER AGREES TO REIMBURSE THE ADMINISTRATIVE AGENT AND THE ISSUING LENDER PROMPTLY UPON DEMAND FOR ITS RATABLE SHARE (DETERMINED AS SET FORTH ABOVE IN THIS PARAGRAPH) OF ANY OUT OF POCKET EXPENSES (INCLUDING COUNSEL FEES) INCURRED BY THE ADMINISTRATIVE AGENT OR THE ISSUING LENDER IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT, OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS, OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, TO THE EXTENT THAT THE ADMINISTRATIVE AGENT OR THE ISSUING LENDER IS NOT REIMBURSED FOR SUCH BY THE BORROWER.

Section 8.6. Non-Reliance on Administrative Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and the other Credit Parties and decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under the Credit Documents. Except for notices, reports, and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder and for other information in the Administrative Agent’s possession which has been requested by a Lender and for which such Lender pays the Administrative Agent’s expenses in connection therewith, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition, or business of any Credit Party or any of its Subsidiaries or Affiliates that may come into the possession of the Administrative Agent or any of its Affiliates.

Section 8.7. Resignation of Administrative Agent and Issuing Lender. The Administrative Agent or the Issuing Lender may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon receipt of notice of any such resignation, the Majority Lenders shall have the right to appoint a successor Administrative Agent or Issuing Lender with, so long as no Event of Default has occurred and is continuing, the consent of the Borrower, which consent shall not be unreasonably withheld. If no successor Administrative Agent or Issuing Lender shall have been so appointed by the Majority Lenders with the consent of the Borrower, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s or Issuing Lender’s giving of notice of resignation, then the retiring Administrative Agent or Issuing Lender may, on behalf of the Lenders and the Borrower (subject to consultation with the Borrower), appoint a successor Administrative Agent or Issuing Lender, which shall be, in the case of a successor agent, a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $250,000,000 and, in the case of the Issuing Lender, a Lender; provided that, if the Administrative Agent or Issuing Lender shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent or Issuing Lender shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that (i) in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and (ii) the retiring Issuing Lender shall remain the Issuing Lender with respect to any Letters of Credit outstanding on the effective date of its resignation or removal and the provisions affecting the Issuing Lender with respect to such Letters of Credit shall inure to the benefit of the retiring Issuing Lender until the termination of all such Letters of Credit) and (b) all payments, communications and determinations provided to be made by, to or through the retiring Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Majority Lenders appoint a successor Administrative Agent or Issuing Lender, as applicable, as provided for above in this paragraph. Upon the acceptance of any appointment as Administrative Agent or Issuing Lender by a successor Administrative Agent or Issuing Lender, such successor Administrative Agent or Issuing Lender shall thereupon succeed to and become vested with all the rights, powers, privileges, and duties of the retiring Administrative Agent or Issuing Lender, and the retiring Administrative Agent or Issuing Lender shall be discharged from its duties and obligations under this Agreement and the other Credit Documents, except that the retiring Issuing Lender shall remain the Issuing Lender with respect to any Letters of Credit outstanding on the effective date of its resignation or removal and the provisions affecting the Issuing Lender with respect to such Letters of Credit shall inure to the benefit of the retiring Issuing Lender until the termination of all such Letters of Credit. After any retiring Administrative Agent’s or Issuing Lender’s resignation as Administrative Agent or Issuing Lender, the provisions of this Article 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Issuing Lender under this Agreement and the other Credit Documents.

Section 8.8. Collateral Matters.

(a) The Administrative Agent is authorized on behalf of the Secured Parties, without the necessity of any notice to or further consent from such Secured Parties, from time to time, to take any actions with respect to any Collateral or Security Documents which may be necessary to perfect and maintain the Liens upon the Collateral granted pursuant to the Security Documents. The Administrative Agent is further authorized (but not obligated) on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take any action in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Secured Parties under the Credit Documents or applicable Legal Requirements. By accepting the benefit of the Liens granted pursuant to the Security Documents, each Secured Party hereby agrees to the terms of this paragraph (a).

(b) The Lenders hereby, and any other Secured Party by accepting the benefit of the Liens granted pursuant to the Security Documents, irrevocably authorize the Administrative Agent to (i) release any Lien granted to or held by the Administrative Agent upon any Collateral (A) upon termination of this Agreement, termination of all Hedging Agreements with such Persons (other than Hedging Agreements as to which arrangements satisfactory to the applicable counterparty in its sole discretion have been made), termination of all Letters of Credit (other than Letters of Credit as to which arrangements satisfactory to the Issuing Lender in its sole discretion have been made), and the payment in full of all outstanding Advances, Letter of Credit Obligations and all other Secured Obligations payable under this Agreement and under any other Credit Document; (B) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted under this Agreement or any other Credit Document; (C) constituting property in which no Credit Party owned an interest at the time the Lien was granted or at any time thereafter; or (D) constituting property leased to any Credit Party under a lease which has expired or has been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by such Credit Party to be, renewed or extended; and (ii) release a Guarantor from its obligations under a Guaranty and any other applicable Credit Document if such Person ceases to be a Subsidiary as a result of a transaction permitted under this Agreement. Upon the request of the Administrative Agent at any time, the Secured Parties will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 8.8.

(c) Notwithstanding anything contained in any of the Credit Documents to the contrary, the Credit Parties, the Administrative Agent, and each Secured Party hereby agree that no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under the Security Documents may be exercised solely by Administrative Agent on behalf of the Secured Parties in accordance with the terms hereof and the other Credit Documents. By accepting the benefit of the Liens granted pursuant to the Security Documents, each Secured Party not party hereto hereby agrees to the terms of this paragraph (c).

Section 8.9. No Other Duties, etc. Anything herein to the contrary notwithstanding, the Syndication Agent, Lead Arranger and Sole Bookrunner listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Lender hereunder.

Section 8.10. Flood Laws. The Administrative Agent has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and related legislation (the “Flood Laws”). Upon request of any Lender, the Administrative Agent will provide to such Lender any documents that the Administrative Agent receives in connection with the Flood Laws. Notwithstanding the foregoing, each Lender and participant is responsible for assuring its own compliance with requirements under Flood Laws.

Section 8.11. Credit Bidding.

(a) The Administrative Agent, on behalf of itself and the Secured Parties, shall have the right to credit bid and purchase for the benefit of the Administrative Agent and the Secured Parties, on terms acceptable to the Majority Lenders, all or any portion of Collateral at any sale thereof conducted by the Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the United States Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with applicable Legal Requirements. Such credit bid or purchase may be completed through one or more acquisition vehicles formed by the Administrative Agent to make such credit bid or purchase and, in connection therewith, the Administrative Agent is authorized, on behalf of itself and the other Secured Parties, to adopt documents providing for the governance of the acquisition vehicle or vehicles, and assign the applicable Secured Obligations to any such acquisition vehicle in exchange for Equity Interests and/or debt issued by the applicable acquisition vehicle (which shall be deemed to be held for the ratable account of the applicable Secured Parties on the basis of the Secured Obligations so assigned by each Secured Party).

(b) Each Lender hereby agrees, on behalf of itself and each of its Affiliates that is a Secured Party, that, except as otherwise provided in any Credit Document or with the written consent of the Administrative Agent and the Majority Lenders, it will not take any enforcement action, accelerate obligations under any of the Credit Documents, or exercise any right that it might otherwise have under applicable Legal Requirement to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.

ARTICLE 9

MISCELLANEOUS

Section 9.1. Costs and Expenses. The Borrower agrees to pay promptly (and in any event within ten (10) days after written demand therefor (accompanied by detailed invoices)):

(a) all reasonable and documented out-of-pocket costs and expenses of Administrative Agent (but not of other Lenders) in connection with the preparation, execution, delivery, administration, modification, and amendment of this Agreement, the Notes, and the other Credit Documents including costs associated with field examinations, appraisals, and the reasonable fees and out of pocket expenses of one outside counsel for Administrative Agent (but not of other Lenders) and one local counsel for Administrative Agent (but not of other Lenders) in each relevant jurisdiction, with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement, and

(b) all documented out-of-pocket costs and expenses, if any, of the Administrative Agent and each Lender (including fees and expenses of one outside counsel and, if reasonably necessary, one local counsel in each relevant jurisdiction for the Administrative Agent and the Lenders and, in the case of an actual or perceived conflict of interest, one additional counsel for each affected party) in connection with the enforcement (whether through negotiations, legal proceedings, or otherwise) of this Agreement, the Notes, and the other Credit Documents.

Section 9.2. Indemnification; Waiver of Damages.

(a) INDEMNIFICATION. EACH CREDIT PARTY HERETO AGREES TO, JOINTLY AND SEVERALLY, INDEMNIFY AND HOLD HARMLESS THE ADMINISTRATIVE AGENT, THE ISSUING LENDER AND EACH LENDER AND EACH OF THEIR AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS, PARTNERS, ADMINISTRATORS AND TRUSTEES (EACH, AN “INDEMNITEE”) FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES, LOSSES, LIABILITIES, COSTS, AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES) THAT MAY BE INCURRED BY OR ASSERTED OR AWARDED AGAINST ANY INDEMNITEE, IN EACH CASE ARISING OUT OF OR IN CONNECTION WITH OR BY REASON OF (INCLUDING, WITHOUT LIMITATION, IN CONNECTION WITH ANY INVESTIGATION, LITIGATION, OR PROCEEDING OR PREPARATION OF DEFENSE IN CONNECTION THEREWITH) (i) THE CREDIT DOCUMENTS, ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THE ACTUAL OR PROPOSED USE OF THE PROCEEDS OF THE ADVANCES OR (ii) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS SUBSTANCE ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR ANY ENVIRONMENTAL CLAIM RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS

SUBSIDIARIES, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE APPLICABLE INDEMNITEE, EXCEPT TO THE EXTENT SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST, OR EXPENSE IS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNITEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. IN THE CASE OF AN INVESTIGATION, LITIGATION OR OTHER PROCEEDING TO WHICH THE INDEMNITY IN THIS SECTION 9.2 APPLIES, SUCH INDEMNITY SHALL BE EFFECTIVE WHETHER OR NOT SUCH INVESTIGATION, LITIGATION OR PROCEEDING IS BROUGHT BY ANY CREDIT PARTY, ITS DIRECTORS, SHAREHOLDERS OR CREDITORS OR AN INDEMNITEE OR ANY OTHER PERSON OR ANY INDEMNITEE IS OTHERWISE A PARTY THERETO AND WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED HEREBY ARE CONSUMMATED. THE FOREGOING INDEMNITY AND HOLD HARMLESS PROVISIONS SHALL NOT APPLY TO ANY CLAIMS, DAMAGES, LOSSES, LIABILITIES, COSTS OR EXPENSES THAT IS INCURRED BY OR ASSERTED OR AWARDED AGAINST ANY INDEMNITEE DIRECTLY FOR, OR AS A DIRECT CONSEQUENCE OF, SUCH INDEMNITEE BEING A DEFAULTING LENDER UNDER CLAUSE (A) OR (B) OF THE DEFINITION OF “DEFAULTING LENDER”, WHETHER ASSERTED BY ANY CREDIT PARTY, THE ADMINISTRATIVE AGENT, THE SWING LINE LENDER OR THE ISSUING LENDER. NO CREDIT PARTY SHALL, WITHOUT THE PRIOR WRITTEN CONSENT OF EACH INDEMNITEE AFFECTED THEREBY (WHICH CONSENT WILL NOT BE UNREASONABLY WITHHELD), SETTLE ANY THREATENED OR PENDING CLAIM OR ACTION THAT WOULD GIVE RISE TO THE RIGHT OF ANY INDEMNITEE TO CLAIM INDEMNIFICATION HEREUNDER UNLESS SUCH SETTLEMENT (X) INCLUDES A FULL AND UNCONDITIONAL RELEASE OF ALL LIABILITIES ARISING OUT OF SUCH CLAIM OR ACTION AGAINST SUCH INDEMNITEE AND (Y) DOES NOT INCLUDE ANY STATEMENT AS TO OR AN ADMISSION OF FAULT, CULPABILITY OR FAILURE TO ACT BY OR ON BEHALF OF ANY INDEMNITEE. THIS SECTION 9.2(a) SHALL NOT APPLY WITH RESPECT TO TAXES OTHER THAN ANY TAXES THAT REPRESENT LOSSES, CLAIMS, DAMAGES, ETC. ARISING FROM ANY NON-TAX CLAIM.

(b) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Credit Party shall assert, agrees not to assert, and hereby waives, any claim against any Indemnitee on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (a) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(c) Payments. All payments required to be made under this Section 9.2 shall be made within 10 days of demand therefor.

(d) Survival. Without prejudice to the survival of any other agreement of the Credit Parties hereunder, the agreements and obligations of the Credit Parties contained in this Section 9.2 shall survive the termination of this Agreement, the termination of all Commitments, and the payment in full of the Advances and all other amounts payable under this Agreement.

Section 9.3. Waivers and Amendments. No amendment or waiver of any provision of this Agreement, the Notes, or any other Credit Document (other than the Fee Letter), nor consent to any departure by the Borrower or any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that:

(a) no amendment, waiver, or consent shall, unless in writing and signed by all the affected Lenders and the Borrower, do any of the following: (i) waive any of the conditions specified in Section 3.1 or Section 3.2, (ii) reduce any principal, interest, fees or other amounts payable hereunder or under any other Credit Document (provided that the waiver of default interest shall only require the consent of the Majority Lenders), (iii) postpone or extend any date fixed for any payment of any principal, interest, fees or other amounts payable hereunder, including, without limitation, the Scheduled Maturity Date (it being understood and agreed that a waiver of a mandatory prepayment shall only require the consent of the Majority Lenders), (iv) amend Section 2.11(e), Section 7.6, this Section 9.3 or any other provision in any Credit Document which expressly requires the consent of, or action or waiver by, all of the Lenders, amend the definition of “Majority Lenders”, or change the number of Lenders which shall be required for the Lenders to take any action hereunder or under any other Credit Document, or (v) except as specifically provided in the Credit Documents and as a result of transactions permitted by the terms of this Agreement, release any Guarantor from its obligation under any Guaranty or release all or a material portion of the Collateral;

(b) no Commitment of a Lender or any obligations of a Lender may be increased without such Lender’s written consent;

(c) no amendment, waiver, or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any other Credit Document;

(d) no amendment, waiver or consent shall, unless in writing and signed by an Issuing Lender in addition to the Lenders required above to take such action, affect the rights or duties of such Issuing Lender under this Agreement or any other Credit Document;

(e) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above to take such action, affect the rights or duties of the Swing Line Lender under this Agreement or any other Credit Document;

(f) notwithstanding any other provision set forth in this Agreement, Commitment Increases pursuant to Section 2.15 shall be effectuated with the consent of the parties required under Section 2.15.; and

(g) for the avoidance of doubt, changes to the definitions of “Eurodollar Base Rate”, “Eurodollar Rate” or “Daily One-Month Libor” to accommodate a new benchmark replacement rate may be made pursuant to agreement or agreements in writing entered into by the Borrower and the Majority Lenders or by the Borrower and the Administrative Agent with the consent of the Majority Lenders.

Section 9.4. Severability. In case one or more provisions of this Agreement or the other Credit Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality, and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

Section 9.5. Survival of Representations and Obligations. All representations and warranties contained in this Agreement or made in writing by or on behalf of the Credit Parties in connection herewith shall survive the execution and delivery of this Agreement and the other Credit Documents, the making of the Advances or the issuance of any Letters of Credit and any investigation made by or on behalf of the Lenders, none of which investigations shall diminish any Lender’s right to rely on such representations and warranties. All obligations of the Borrower or any other Credit Party provided for in Sections 2.9, 2.10, 2.12(c), 9.1 and 9.2 and all of the obligations of the Lenders in Section 8.5 shall survive any termination of this Agreement and repayment in full of the Obligations.

Section 9.6. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent, and when the Administrative Agent shall have, as to each Lender, either received a counterpart hereof executed by such Lender or been notified by such Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, and each Lender and their respective successors and permitted assigns, except that neither the Borrower nor any other Credit Party shall have the right to assign its rights or delegate its duties under this Agreement or any interest in this Agreement without the prior written consent of each Lender.

Section 9.7. Lender Assignments and Participations.

(a) Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Advances, its Notes, and its Commitments); provided, however, that (i) each such assignment shall be to an Eligible Assignee; (ii) except in the case of an assignment to another Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, any such partial assignment shall be in an amount at least equal to $5,000,000 unless the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents to a lower amount (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have consented to such lower amount unless it shall have objected thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; (iii) each assignment of a Lender’s rights and obligations with respect to Advances and its Commitments shall be of a constant, and not varying, percentage of all of its rights and obligations under this Agreement as a Lender and the Notes (other than rights of reimbursement and indemnity arising before the effective date of such assignment); and (iv) the parties to such assignment shall execute and deliver to the Administrative Agent for its acceptance an Assignment and Acceptance, together with any Notes subject to such assignment and the assignor or assignee Lender shall pay a processing fee of $3,500; provided that such processing fee shall not be required for the initial assignments made by Amegy as a Lender in connection with the initial syndication of its Commitments hereunder and such processing fee may be waived at the sole discretion of the Administrative Agent. Upon execution, delivery, and acceptance of such Assignment and Acceptance and payment of the processing fee, the assignee thereunder shall be a party hereto and, to the extent of such assignment, have the obligations, rights, and benefits of a Lender hereunder and the assigning Lender shall, to the extent of such assignment, relinquish its rights and be released from its obligations under this Agreement. Upon the consummation of any assignment pursuant to this Section 9.7, the assignor, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if requested, new Notes are issued to the assignor and the assignee. The assignee shall deliver to the Borrower and the Administrative Agent any applicable forms or certifications in accordance with Section 2.12(f).

(b) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower for Tax purposes, shall maintain at its address referred to in Section 9.9 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount (and stated interest) of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Credit Parties, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(c) Upon its receipt of an Assignment and Acceptance executed by the parties thereto, together with any Notes subject to such assignment and payment of the processing fee, the Administrative Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, and (iii) give prompt notice thereof to the parties thereto.

(d) Each Lender may sell participations to one or more Persons in all or a portion of its rights and/or obligations under this Agreement (including all or a portion of its Commitments or its Advances) provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participant shall be entitled to the benefit of the yield protection provisions contained in Sections 2.9, 2.10 and 2.12 (subject to the requirements and limitations therein, including the requirements under Section 2.12(f) (it being understood that the documentation required under Section 2.12(f) shall be delivered to the participating Lender)), but with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the participant acquired the applicable participation, and the right of set-off contained in Section 7.4, and (iv) the Borrower shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to its Advances and its Notes and to approve any amendment, modification, or waiver of any provision of this Agreement (other than amendments, modifications, or waivers decreasing the amount of principal of or the rate at which interest is payable on such Advances or Notes, extending any scheduled principal payment date or date fixed for the payment of interest on such Advances or Notes, or extending its Commitment). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Any Lender may furnish any information concerning the Borrower or any of its Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of the following Section 9.8.

Section 9.8. Confidentiality. The Administrative Agent, the Swing Line Lender, each Issuing Lender, and each Lender (each a “Lending Party”) agree to keep confidential any information furnished or made available to it by any Credit Party pursuant to this Agreement and identified by such Credit Party as proprietary or confidential; provided that nothing herein shall prevent any Lending Party from disclosing such information (a) to any other Lending Party or any Affiliate of any Lending Party, or any officer, director, employee, agent, or advisor of any Lending Party or Affiliate of any Lending Party for purposes of administering, negotiating, considering, processing, implementing, syndicating, assigning, or evaluating the credit facilities provided herein and the transactions contemplated hereby or any Hedging Arrangement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and will be instructed to keep such information confidential), (b) to any other Person if directly incidental to the administration of the credit facilities provided herein (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and will be instructed to keep such information confidential), (c) as required by any Legal Requirement (with, to the extent permitted by applicable law, prompt notice to the Borrower), (d) upon the order of any court or administrative agency (with, to the extent permitted by applicable law, prompt notice to the Borrower), (e) upon the request or demand of any regulatory agency or authority having jurisdiction or purporting to have jurisdiction over such Lending Party (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (f) that is or becomes available to the public (other than as a result of a breach of this Section by such Lending Party) or that is or becomes available to any Lending Party on a non-confidential basis as a result of a disclosure by any Person other than a Credit Party, (g) in connection with any litigation relating to this Agreement or any other Credit Document to which such Lending Party or any of its Affiliates may be a party (with, to the extent permitted by applicable law, prompt notice to the Borrower), (h) to the extent necessary in connection with the exercise of any right or remedy under this Agreement or any other Credit Document, (i) to any actual or proposed participant or Eligible Assignee, in each case, subject to provisions similar to those contained in this Section 9.8 and, in the event such participant or Eligible Assignee is a direct competitor of the Borrower or its Subsidiaries and no Event of Default has occurred and is continuing, with the prior written consent of the Borrower, (j) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided herein, (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided herein, or (iii) any credit insurer, (k) subject to an agreement containing provisions substantially the same as those of this Section, to any actual or prospective party (or such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement, or payments hereunder, and (l) with the consent of the Borrower. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, nothing in this Agreement shall (i) restrict any Lending Party from providing information to any bank or other regulatory or governmental authorities, including the Federal Reserve Board and its supervisory staff; (ii) require or permit any Lending Party to disclose to any Credit Party that any information will be or was provided to the Federal Reserve Board or any of its supervisory staff; or (iii) require or permit any Lending Party to inform any Credit Party of a current or upcoming Federal Reserve Board examination or any nonpublic Federal Reserve Board supervisory initiative or action. In the event that any of the terms of this Section 9.8 conflict with any non-disclosure agreement executed by a Lending Party prior to the date hereof, then the terms of this Section 9.8 shall govern and control.

Section 9.9. Notices, Etc.

(a) Except as provided in paragraph (b) below, all notices and other communications (other than Notices of Borrowing and Notices of Continuation or Conversion, which are governed by Article 2 of this Agreement) shall be in writing and hand delivered with written receipt, sent by a nationally recognized overnight courier, or sent by certified mail, return receipt requested as follows: if to a Credit Party, as specified on Schedule II, if to the Swing Line Lender, the Administrative Agent or the Issuing Lender, at its credit contact specified under its name on Schedule II, and if to any Lender at is credit contact specified in its Administrative Questionnaire. Each party may change its notice address by written notification to the other parties. All such notices and communications shall be effective when delivered, except that notices and communications to any Lender, the Swing Line Lender or the Issuing Lender pursuant to Article 2 shall not be effective until received Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effect as provided in said paragraph (b).

(b) Notices and other communications to the Administrative Agent and each Lender hereunder may be delivered or furnished by electronic communication (including e-mail, internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that (i) such communication is followed promptly by an original delivered in accordance with paragraph (a) above and (ii) the foregoing shall not apply to notices to the Administrative Agent or any Lender pursuant to Article 2 if such person has notified the Borrower that it is incapable of receiving notices under such article by electronic communication. Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon sender’s receipt of an acknowledgment from the recipient (such as by the “Return Receipt Requested” function, as available, return e-mail or other written acknowledgment), and (B) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (1) of notification that such notice or communication is available and identifying the website address therefor.

Section 9.10. Usury Not Intended. It is the intent of each Credit Party and each Lender in the execution and performance of this Agreement and the other Credit Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, governing the Advances of each Lender including such applicable laws of the State of Texas, if any, and the United States of America from time to time in effect. In furtherance thereof, the Lenders and the Credit Parties stipulate and agree that none of the terms and provisions contained in this Agreement or the other Credit Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate and that for purposes of this Agreement “interest” shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged or received under this Agreement; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Advances, include amounts which by applicable law are deemed interest which would exceed the Maximum Rate, then such excess shall be deemed to be a mistake and each Lender receiving same shall credit the same on the principal of its Notes (or if such Notes shall have been paid in full, refund said excess to the Borrower). In the event that the maturity of the Notes are accelerated by reason of any election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Maximum Rate, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the applicable Notes (or, if the applicable Notes shall have been paid in full, refunded to the Borrower of such interest). In determining whether or not the interest paid or payable under any specific contingencies exceeds the Maximum Rate, the Credit Parties and the Lenders shall to the maximum extent permitted under applicable law amortize, prorate, allocate and spread in equal parts during the period of the full stated term of the Notes all amounts considered to be interest under applicable law at any time contracted for, charged, received or reserved in connection with the Obligations. The provisions of this Section shall control over all other provisions of this Agreement or the other Credit Documents which may be in apparent conflict herewith.

Section 9.11. Usury Recapture. In the event the rate of interest chargeable under this Agreement at any time is greater than the Maximum Rate, the unpaid principal amount of the Advances shall bear interest at the Maximum Rate until the total amount of interest paid or accrued on the Advances equals the amount of interest which would have been paid or accrued on the Advances if the stated rates of interest set forth in this Agreement had at all times been in effect. In the event, upon payment in full of the Advances, the total amount of interest paid or accrued under the terms of this Agreement and the Advances is less than the total amount of interest which would have been paid or accrued if the rates of interest set forth in this Agreement had, at all times, been in effect, then the Borrower shall, to the extent permitted by applicable law, pay the Administrative Agent for the account of the Lenders an amount equal to the difference between (i) the lesser of (A) the amount of interest which would have been charged on its Advances if the Maximum Rate had, at all times, been in effect and (B) the amount of interest which would have accrued on its Advances if the rates of interest set forth in this Agreement had at all times been in effect and (ii) the amount of interest actually paid under this Agreement on its Advances. In the event the Lenders ever receive, collect or apply as interest any sum in excess of the Maximum Rate, such excess amount shall, to the extent permitted by law, be applied to the reduction of the principal balance of the Advances, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the Borrower.

Section 9.12. Governing Law; Service of Process. This Agreement, the Notes and the other Credit Documents (unless otherwise expressly provided therein) shall be deemed a contract under, and shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas without regard to conflicts of laws principles. Without limiting the intent of the parties set forth above, (a) Chapter 346 of the Texas Finance Code, as amended (relating to revolving loans and revolving tri-party accounts), shall not apply to this Agreement, the Notes, or the transactions contemplated hereby and (b) to the extent that any Lender may be subject to Texas law limiting the amount of interest payable for its account, such Lender shall utilize the indicated (weekly) rate ceiling from time to time in effect. Each Letter of Credit shall be governed by either (i) the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, or (ii) the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, in either case, including any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the Issuing Lender. The Borrower hereby agrees that service of copies of the summons and complaint and any other process which may be served in any such action or proceeding may be made by mailing or delivering a copy of such process to the Borrower at the address set forth for the Borrower in this Agreement. Nothing in this Section shall affect the rights of any Lender to serve legal process in any other manner permitted by the law or affect the right of any Lender to bring any action or proceeding against the Borrower or its Property in the courts of any other jurisdiction.

Section 9.13. Submission to Jurisdiction. Each party hereto hereby irrevocably submits to the jurisdiction of any Texas state or federal court sitting in Houston, Texas in any action or proceeding arising out of or relating to this Agreement or the other Credit Documents, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such court. Each party hereto hereby unconditionally and irrevocably waives, to the fullest extent it may effectively do so, any right it may have to the defense of an inconvenient forum to the maintenance of such action or proceeding. Each party hereto hereby agrees that service of copies of the summons and complaint and any other process which may be served in any such action or proceeding may be made by mailing or delivering a copy of such process to such Person at its address set forth in this Agreement. Each party hereto hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section shall affect the rights of the Administrative Agent or any Lender to serve legal process in any other manner permitted by the law or affect the right of the Administrative Agent or any Lender to bring any action or proceeding against any Credit Party or its Property in the courts of any other jurisdiction.

Section 9.14. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 9.15. Dispute Resolution. This Section contains a jury waiver, arbitration clause, and a class action waiver. READ IT CAREFULLY.

This dispute resolution provision shall supersede and replace any prior “Jury Waiver,” “Judicial Reference,” “Class Action Waiver,” “Arbitration,” “Dispute Resolution,” or similar alternative dispute agreement or provision between or among the parties.

(a) JURY TRIAL WAIVER; CLASS ACTION WAIVER. As permitted by applicable law, each party waives their respective rights to a trial before a jury in connection with any Dispute (as “Dispute” is hereinafter defined), and Disputes shall be resolved by a judge sitting without a jury. If a court determines that this provision is not enforceable for any reason and at any time prior to trial of the Dispute, but not later than 30 days after entry of the order determining this provision is unenforceable, the Administrative Agent or any Credit Party shall be entitled to move the court for an order compelling arbitration and staying or dismissing such litigation pending arbitration (“Arbitration Order”). If permitted by applicable law, each party also waives the right to litigate in court or an arbitration proceeding any Dispute as a class action, either as a member of a class or as a representative, or to act as a private attorney general.

(b) ARBITRATION. If a claim, dispute, or controversy arises with respect to this Agreement, related agreements, or any other agreement or business relationship whether or not related to the subject matter of this Agreement (all of the foregoing, a “Dispute”), and only if a jury trial waiver is not permitted by applicable law or ruling by a court, either party may require that the Dispute be resolved by binding arbitration before a single arbitrator. By agreeing to arbitrate a Dispute, each party gives up any right that party may have to a jury trial, as well as other rights that party would have in court that are not available or are more limited in arbitration, such as the rights to discovery and to appeal.

Arbitration shall be commenced by filing a petition with, and in accordance with the applicable arbitration rules of, JAMS or National Arbitration Forum (“Administrator”) as selected by the initiating party. If the parties agree, arbitration may be commenced by appointment of a licensed attorney who is selected by the parties and who agrees to conduct the arbitration without an Administrator. Disputes include matters (i) relating to a deposit account, application for or denial of credit, enforcement of any of the obligations any party has to another party, compliance with applicable laws and/or regulations, performance or services provided under any agreement by any party, (ii) based on or arising from an alleged tort, or (iii) involving any party’s employees, agents, affiliates, or assigns. However, Disputes do not include the validity, enforceability, meaning, or scope of this arbitration provision and such matters may be determined only by a court. If a third party is a party to a Dispute, each party consents to including the third party in the arbitration proceeding for resolving the Dispute with the third party. Venue for the arbitration proceeding shall be at a location determined by mutual agreement of the parties or, if no agreement, in Houston, Texas.

If a court orders arbitration of a Dispute, the party to the Dispute that did not seek the Arbitration Order shall commence arbitration. The party that sought the Arbitration Order may commence arbitration, but shall have no obligation to do so, and shall not in any way be adversely prejudiced by initiating or participating in litigation or electing not to commence arbitration. The arbitrator shall (A) hear and rule on appropriate dispositive motions for judgment on the pleadings, for failure to state a claim, or for full or partial summary judgment; (B) render a decision and any award applying applicable law; (C) give effect to any limitations period in determining any Dispute or defense; (D) enforce the doctrines of compulsory counterclaim, res judicata, and collateral estoppel, if applicable; (E) with regard to motions and the arbitration hearing, apply rules of evidence governing civil cases; and (F) apply the law of the state specified in the agreement giving rise to the Dispute. Filing of a petition for arbitration shall not prevent any party from (i) seeking and obtaining from a court of competent jurisdiction (notwithstanding ongoing arbitration) provisional or ancillary remedies including but not limited to injunctive relief, property preservation orders, foreclosure, eviction, attachment, replevin, garnishment, and/or the appointment of a receiver, (ii) pursuing non-judicial foreclosure, or (iii) availing itself of any self-help remedies such as setoff and repossession. The exercise of such rights shall not constitute a waiver of the right to submit any Dispute to arbitration.

Judgment upon an arbitration award may be entered in any court having jurisdiction, except that, if the arbitration award exceeds $4,000,000, any party shall be entitled to a de novo appeal of the award before a panel of three arbitrators. To allow for such appeal, if the award (including Administrator, arbitrator, and attorney’s fees and costs) exceeds $4,000,000, the arbitrator will issue a written, reasoned decision supporting the award, including a statement of authority and its application to the Dispute. A request for de novo appeal must be filed with the arbitrator within 30 days following the date of the arbitration award; if such a request is not made within that time period, the arbitration decision shall become final and binding. On appeal, the arbitrators shall review the award de novo, meaning that they shall reach their own findings of fact and conclusions of law rather than deferring in any manner to the original arbitrator. Appeal of an arbitration award shall be pursuant to the rules of the Administrator or, if the Administrator has no such rules, then the JAMS arbitration appellate rules shall apply.

Arbitration under this provision concerns a transaction involving interstate commerce and shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. This arbitration provision shall survive any termination, amendment, or expiration of this Agreement. If the terms of this provision vary from the Administrator’s rules, this arbitration provision shall control.

(c) RELIANCE. Each party (i) certifies that no one has represented to such party that any other party would not seek to enforce jury and class action waivers in the event of suit, and (ii) acknowledges that it and each other party have been induced to enter into this Agreement by, among other things, the mutual waivers, agreements, and certifications in this Section.

Section 9.16. Subordination Agreements. The Administrative Agent is hereby authorized on behalf of the Lenders, the Swing Line Lender and the Issuing Lender to enter into the Subordination Agreements. A copy of each such Subordination Agreement will be made available to each Secured Party upon request. Each Secured Party (by receiving the benefits thereunder and of the Collateral) acknowledges and agrees to the terms of each such Subordination Agreement and agrees that the terms thereof shall be binding on such Secured Party and its successors and assigns, as if it were a party thereto.

Section 9.17. Intercreditor Agreement. Each Secured Party, by its acceptance of the benefits of the Security Documents, (a) acknowledges that it has received a copy of the Intercreditor Agreement, (b) consents to the terms of the Intercreditor Agreement, (c) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (d) authorizes and instructs the Administrative Agent to enter into the Intercreditor Agreement (including any and all amendments, amendments and restatements, modifications, supplements and acknowledgements thereto permitted hereby) from time to time as Administrative Agent and on behalf of such Person, and by its acceptance of the benefits of the Security Documents, hereby acknowledges and agrees to be bound by such provisions. Notwithstanding anything herein to the contrary, each Secured Party, by its acceptance of the benefits of the Security Documents, acknowledges that the Lien and security interest granted to the Administrative Agent pursuant to the Security Documents and the exercise of any right or remedy by the Administrative Agent thereunder, are subject to the provisions of the Intercreditor Agreement. In the event of a conflict or any inconsistency between the terms of the Intercreditor Agreement and the Security Documents, the terms of the Intercreditor Agreement shall prevail.

Section 9.18. USA Patriot Act. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies such Credit Party, which information includes the name and address of such Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Credit Party in accordance with the Patriot Act.

Section 9.19. Business Loans. The Borrower warrants and represents that the Advances are and shall be for business, commercial, investment, or other similar purposes and not primarily for personal, family, household, or agricultural use, as such terms are used in Chapter One (“Chapter One”) of the Texas Credit Code. At all such times, if any, as Chapter One shall establish a Maximum Rate, the Maximum Rate shall be the “indicated rate ceiling” (as such term is defined in Chapter One) from time to time in effect.

Section 9.20. No Fiduciary or Agency Relationship. The Borrower acknowledges and agrees (a) that neither the Administrative Agent, the Issuing Lender, any Lender nor any Affiliate thereof has assumed, and neither the Administrative Agent, the Issuing Lender, any Lender nor any Affiliate thereof will assume, an agency or fiduciary responsibility in the Borrower’s, its Subsidiaries’ or their respective Affiliates’ favor with respect to the Credit Documents or any of the transactions contemplated thereby (irrespective of whether the Administrative Agent, the Issuing Lender, any Lender or any Affiliate thereof has advised or is currently advising the Borrower, its Subsidiaries or their respective Affiliates on other matters) and (b) the Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Administrative Agent, the Issuing Lender, the Arranger, or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship. The Borrower acknowledges and agrees that each Lender, the Arranger, and any Affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of the Borrower, any Affiliate thereof, or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender, Arranger, or Affiliate thereof were not a Lender or Arranger or an Affiliate thereof (or an agent or any other person with any similar role under this Agreement) and without any duty to account therefor to any other Lender, the Arranger, the Borrower, or any Affiliate of the foregoing.

Section 9.21. Keepwell. The Borrower hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under the Guaranty in respect of Swap Obligations (provided, however, that the Borrower shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under the Credit Documents, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The Borrower intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 9.22. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 9.23. Amendment and Restatement. The Borrower, the Lenders, the Issuing Lender, the Swing Line Lender and the Administrative Agent have agreed that this Agreement is an amendment and restatement of the Existing Credit Agreement in its entirety, and this Agreement is not a novation of the Existing Credit Agreement. All the rights, titles, liens, security interests, and assignments securing the Secured Obligations (as defined in the Existing Credit Agreement) shall secure the Secured Obligations, and all liens, security interests, and assignments against the Collateral securing the Secured Obligations (as defined in the Existing Credit Agreement) are hereby renewed, extended, and modified, as applicable, to secure the Secured Obligations.

Section 9.24. Integration. THIS WRITTEN AGREEMENT AND THE CREDIT DOCUMENTS, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND SUPERSEDE ALL PRIOR UNDERSTANDINGS AND AGREEMENTS, WHETHER WRITTEN OR ORAL, RELATING TO THE TRANSACTIONS PROVIDED FOR HEREIN AND THEREIN. ADDITIONALLY, THIS AGREEMENT AND THE CREDIT DOCUMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES.

IN EXECUTING THIS AGREEMENT, EACH CREDIT PARTY HEREBY WARRANTS AND REPRESENTS IT IS NOT RELYING ON ANY STATEMENT OR REPRESENTATION OTHER THAN THOSE IN THIS AGREEMENT AND IS RELYING UPON ITS OWN JUDGMENT AND ADVICE OF ITS ATTORNEYS.

[Remainder of this page intentionally left blank. Signature pages follow.]

EXECUTED as of the date first above written.

BORROWER:

HI-CRUSH PARTNERS LP

By:	Hi-Crush GP LLC, its general partner

By:	/s/ Laura C. Fulton
Name:	Laura C. Fulton
Title:	Chief Financial Officer

Signature Page to Second Amended and Restated Credit Agreement

(Hi-Crush Partners LP)

ADMINISTRATIVE AGENT/LENDERS:

ZB, N.A. DBA AMEGY BANK, as Administrative Agent, Issuing Lender, Swing Line Lender, and a Lender

By:	/s/ Authorized Person
Name:	Authorized Person
Title:	Authorized Officer

Signature Page to Second Amended and Restated Credit Agreement

(Hi-Crush Partners LP)

IBERIABANK,

as a Lender

By:	/s/ Authorized Person
Name:	Authorized Person
Title:	Authorized Officer

Signature Page to Second Amended and Restated Credit Agreement

(Hi-Crush Partners LP)

JPMORGAN CHASE BANK, N.A.,

as a Lender

By:	/s/ Authorized Person
Name:	Authorized Person
Title:	Authorized Officer

Signature Page to Second Amended and Restated Credit Agreement

(Hi-Crush Partners LP)

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as a Lender

By:	/s/ Authorized Person
Name:	Authorized Person
Title:	Authorized Officer

Signature Page to Second Amended and Restated Credit Agreement

(Hi-Crush Partners LP)

MORGAN STANLEY BANK, N.A.,

as a Lender

By:	/s/ Authorized Person
Name:	Authorized Person
Title:	Authorized Officer

Signature Page to Second Amended and Restated Credit Agreement

(Hi-Crush Partners LP)

BARCLAYS BANK PLC,

as a Lender

By:	/s/ Authorized Person
Name:	Authorized Person
Title:	Authorized Officer

Signature Page to Second Amended and Restated Credit Agreement

(Hi-Crush Partners LP)

ORIGIN BANK,

as a Lender

By:	/s/ Authorized Person
Name:	Authorized Person
Title:	Authorized Officer

Signature Page to Second Amended and Restated Credit Agreement

(Hi-Crush Partners LP)

SCHEDULE I

Pricing Schedule

The Applicable Margin with respect to Commitment Fee, Revolving Advances, and Swing Line Advances (if applicable) shall be determined in accordance with the following Table based on the Borrower’s Leverage Ratio as reflected in the Compliance Certificate delivered in connection with the Financial Statements most recently delivered pursuant to Section 5.2. Adjustments, if any, to such Applicable Margin shall be effective on the date the Administrative Agent receives the applicable Financial Statements and corresponding Compliance Certificate as required by the terms of this Agreement. If the Borrower fails to deliver the Financial Statements and corresponding Compliance Certificate to the Administrative Agent at the time required pursuant to Section 5.2, then effective as of the date such Financial Statements and Compliance Certificate were required to the delivered pursuant to Section 5.2, the Applicable Margin with respect to Commitment Fee, Revolving Advances, and Swing Line Advances (if applicable) shall be determined at Level III and shall remain at such level until the date such Financial Statements and corresponding Compliance Certificate are so delivered by the Borrower. Notwithstanding the forgoing, the Borrower shall be deemed to be at Level II until delivery of its audited Financial Statements and corresponding Compliance Certificate for the fiscal year ending December 31, 2017. Notwithstanding anything to the contrary contained herein, the determination of the Applicable Margin for any period shall be subject to the provisions of Section 2.7(c). For the avoidance of doubt, the levels on the pricing grid set forth below are set forth from highest (Level III) to the lowest (Level I).

Applicable Margin	Leverage Ratio	Eurodollar Advances	Base Rate Advances	Commitment Fee
Level III	Is equal to or greater than 2.00	3.25%	2.25%	0.500%
Level II	Is equal to or greater than 1.00 but less than 2.00	2.75%	1.75%	0.500%
Level I	Is less than 1.00	2.50%	1.50%	0.375%

Schedule I

SCHEDULE II

Commitments, Contact Information

ADMINISTRATIVE AGENT/ISSUING LENDER/SWING LINE LENDER
ZB, N.A. DBA Amegy Bank	Address for Notices:	1717 West Loop South, 23rd Floor
Houston, Texas 77027
	Attn:	Special Processing: Dana Chargois
	Telephone:	(713) 232-6395
Email: special.processing@amegybank.com

	With a copy to:	1717 West Loop South, 23rd Floor
Houston, Texas 77027
	Attn:	Wendy Schneider
	Telephone:	(713) 232-1564
Email: wendy.schneider@amegybank.com

	With a copy to:	1717 West Loop South, 23rd Floor
Houston, Texas 77027
	Attn:	Rachel Pletcher
	Telephone:	(713) 232-2434
Email: Rachel.Pletcher@amegybank.com

CREDIT PARTIES

Borrower/Guarantors	Address for Notices:	Three Riverway, Suite 1350
Houston, TX 77056
	Attn:	Laura C. Fulton
	Telephone:	(713) 980-6200
	Facsimile:	(713) 980-6202

-Schedule II

SCHEDULE III

Additional Conditions and Requirements for New Domestic Subsidiaries

Within 60 days (or such longer period of time as the Administrative Agent shall agree) of creating a new Domestic Subsidiary or acquiring a new Domestic Subsidiary, the Administrative Agent shall have received each of the following:

(a) Guaranty. A joinder and supplement to the Guaranty executed by such Subsidiary;

(b) Security Agreement. A joinder and supplement to the Security Agreement executed by such Subsidiary, in any event, together with stock certificates, stock powers executed in blank, UCC-1 financing statements, and any other documents, agreements, or instruments necessary to create and perfect an Acceptable Security Interest in the Collateral described in the Security Agreement, as so supplemented;

(c) Mortgages. If such Subsidiary owns any real property and if and as requested by the Administrative Agent, a fully executed Mortgage covering such real properties, together with (i) a copy of an existing owner’s policy of title insurance reflecting no Liens on such real property other than Permitted Liens, (ii) if such property is designated to be in a “flood hazard area” (as evidenced by a flood determination certificate issued by the appropriate Governmental Authority or third party obtained by the Administrative Agent, which such certificate shall be delivered at least five (5) Business Days prior to granting a Lien to the Administrative Agent on such real property), evidence of flood insurance on such property obtained by the applicable Credit Party in such total amount as required by Regulation H of the Federal Reserve Board, and all official rulings and interpretations thereunder or thereof, and otherwise in compliance with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, and (iii) such evidence of corporate authority to enter into such Guaranty, Security Agreement, and Mortgage as the Administrative Agent may reasonably request; provided that, the Borrower shall deliver, or cause to be delivered, to each Lender (unless otherwise waived by such Lender) each of the items in clauses (i) through (iii) at least (x) 15 days, for any real property located in a special flood hazard area, or (y) five Business Days, for any real property that is not located in a special flood hazard area, prior to the effective date of such Mortgage;

(d) Pledges. A pledge agreement executed by the equity holders of such Subsidiary pledging 100% of the Equity Interest owned by such equity holder of such Subsidiary and such evidence of corporate, limited liability company or partnership authority to enter into such pledge agreement as the Administrative Agent may reasonably request, along with share certificates pledged thereby and appropriately executed stock powers in blank, if applicable;

(e) Real Estate. (i) If and as requested by the Administrative Agent, a Responsible Officer’s certificate from such new Subsidiary certifying a complete listing of all real property owned or leased by such new Subsidiary and including a notation as to all locations where any equipment of such new Subsidiary is kept, and (ii) if and as requested by the Administrative Agent, lien waivers or subordination agreements in form and substance satisfactory to the Administrative Agent and executed by the landlords or lessors identified in, and covering each of the leased real properties listed on such officer’s certificate;

(f) Corporate Documents. A secretary’s certificate from such new Subsidiary certifying such Subsidiary’s (i) Responsible Officer’s incumbency, (ii) authorizing resolutions, (iii) organizational documents, (iv) necessary governmental approvals, and (v) certificate of good standing in such Subsidiary’s state of organization dated a date not earlier than 30 days prior to date of delivery or otherwise in effect on the date of delivery;

Schedule III

(g) Patriot Act. All documentation and other information that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act; and

(h) Opinion of Counsel. If reasonably requested by the Administrative Agent, an opinion of counsel in form and substance reasonably acceptable to the Administrative Agent related to such new Subsidiary and substantially similar to the legal opinion delivered at the Effective Date with respect to the other Domestic Subsidiaries in existence on the Effective Date.

Schedule III

EXHIBIT A

FORM OF ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, amended and restated, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the revolving facility identified below (including without limitation any letters of credit and guarantees included in such facility) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate Affiliate of [identify Lender]

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

Exhibit A – Form of Assignment and Acceptance

3.	Borrower:	HI-CRUSH PARTNERS LP

4.	Administrative Agent:	ZB, N.A. DBA AMEGY BANK, as administrative agent under the Credit Agreement

5.	Credit Agreement:	Second Amended and Restated Credit Agreement dated December 22, 2017, among Borrower, the Lenders party thereto from time to time, and ZB, N.A. DBA Amegy Bank, as Issuing Lender, Swing Line Lender and Administrative Agent.

6.	Assigned Interest[s]:

Assignor[s]	Assignee[s]	Aggregate Amount of Commitments /Advances for all Lenders	Amount of Commitment / Advances Assigned[5]	Percentage Assigned of Commitment / Advances[6]
		$	$	%
		$	$	%
		$	$	%

7.    Trade Date:                    7

Effective Date:                        , 20             [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[5]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[6]	Set forth, to at least 9 decimals, as a percentage of the Commitment / Advances of all Lenders thereunder.
[7]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit A – Form of Assignment and Acceptance

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR[S][8]
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE[S]
[NAME OF ASSIGNEE]

By:
Name:
Title:

[8]	Add additional signature blocks as needed.

Exhibit A – Form of Assignment and Acceptance

[Consented to and] [9] Accepted:

ZB, N.A. DBA AMEGY BANK, as Issuing Lender, Swing Line Lender and as Administrative Agent

By:
Name:
Title:

[Consented to:] [10]

HI-CRUSH PARTNERS LP

By: Hi-Crush GP LLC, its general partner

By:
Name:
Title:

[9]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[10]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

Exhibit A – Form of Assignment and Acceptance

Annex 1

To Exhibit A – Assignment and Acceptance

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby, and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, its Subsidiaries or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, its Subsidiaries or any other Person of any of its obligations under any Credit Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Eligible Assignee under the Credit Agreement (subject to such consents, if any, as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.2 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

Exhibit A – Form of Assignment and Acceptance

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of Texas.

Exhibit A – Form of Assignment and Acceptance

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

FOR THE PERIOD FROM                 , 201     TO                 , 201

This certificate dated as of                                ,                     is prepared pursuant to the Second Amended and Restated Credit Agreement dated as of December 22, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Hi-Crush Partners LP, a Delaware limited partnership (the “Borrower”), the lenders party thereto from time to time (the “Lenders”), and ZB, N.A. DBA Amegy Bank, as administrative agent for such Lenders (in such capacity, the “Administrative Agent”), as Issuing Lender and as Swing Line Lender. Unless otherwise defined in this certificate, capitalized terms that are defined in the Credit Agreement shall have the meanings assigned to them by the Credit Agreement.

The undersigned, on behalf of the Borrower, and not individually, certifies:

(a) that as of the date hereof, the attached Schedule A reflects the covenant calculations, for the periods covered by this certificate, of the Borrower’s (i) Leverage Ratio, (ii) Interest Coverage Ratio, and (iii) Asset Coverage Ratio;

[(b) that no Default or Event of Default has occurred or is continuing as of the date hereof; and]

[(b) the following Default[s] or Event[s] of Default exist[s] as of the date hereof, and the actions set forth below are being taken to remedy such circumstances:

                                                             ;]

(c) the Receivables included in the Asset Coverage Ratio as calculated in Schedule A (i) conform to the representations and warranties in Article IV of the Credit Agreement and the other Security Documents, to the extent such provisions are applicable to Receivables and (ii) are, otherwise, Receivables, as required under the Credit Agreement;

(d) the Inventory included in the Asset Coverage Ratio as calculated in Schedule A (i) consists of excavated sand, including work in progress, processed sand, and capital spare parts, (ii) is now owned by, and in the possession or under the control of, a Credit Party, (iii) is encumbered by an Acceptable Security Interest, and (iv) is, otherwise, Inventory, as required under the Credit Agreement; and

(e) that as of the date hereof, the following amounts and calculations included herein and in Schedule A, are true and correct in all material respects for the period set forth above:

Exhibit B – Form of Compliance Certificate

SCHEDULE A

I. Section 6.16 Leverage Ratio1. :

(a)	The consolidated Funded Debt of the Borrower as of the last day of such fiscal quarter		$____________

(b)	Borrower’s consolidated EBITDA for such four-fiscal quarter period then ended[23]

	(i) + [(ii) + (iii) + (iv) + (v) + (vi) + (vii) + (viii) + (ix) + (x) + (xi) + (xii) + (xiii)] – (xiv)[4] =		$____________

	(i)	consolidated Net Income	$____________

	(ii)	depletion, depreciation and amortization	$____________

	(iii)	Interest Expense	$____________

	(iv)	Income Tax Expense	$____________

	(v)	letter of credit fees	$____________

	(vi)	non-cash expenses[5]	$____________

	(vii)	customary non-capitalized expenses to occur on or prior to the Effective Date[6]	$____________

	(viii)	customary non-capitalized expenses[7]	$____________

	(ix)	any losses (or minus any gains) realized upon any disposition of property permitted under Section 6.8 of the Credit Agreement outside the ordinary course of business	$____________

	(x)	non-recurring charges[8]	$____________

[1]	Calculated as of each fiscal quarter end, for each fiscal quarter ending on or after December 31, 2017.
[2]	In accordance with the Credit Agreement, EBITDA shall be subject to pro forma adjustments for acquisitions and asset sales (including, without limitation, each Drop Down Acquisition) assuming that such transactions had occurred on the first day of the determination period.
[3]	If the Canadian Sub’s EBITDA for such period exceeds an amount equal to 10% of Borrower’s consolidated EBITDA for such period, such excess shall be excluded from the calculation of the Borrower’s consolidated EBITDA for such period.
[4]	Items (ii) – (xii) shall be included to the extent deducted in determining consolidated Net Income. Item (xiv) shall be included to the extent included in determining Net Income.
[5]	Non-cash expenses shall only include non-cash expenses resulting from any employee benefit or management compensation plan or the grant of Equity Interests to employees of the Borrower or any of its Subsidiaries pursuant to a written plan or agreement.
[6]	Customary non-capitalized expenses shall only include non-capitalized expenses incurred in connection with (x) any Equity Issuance on or prior to the Effective Date, (y) any Drop down Acquisition, and (z) the transactions contemplated by the Credit Agreement, to occur on the Effective Date.
[7]	Customary non-capitalized expenses shall only include customary non-capitalized expenses incurred in connection with any Investment permitted under Sections 6.3(j), (k) or (l) of the Credit Agreement, any Acquisition permitted by Section 6.4 of the Credit Agreement, any incurrence of Debt permitted by Section 6.1 of the Credit Agreement, or any Equity Issuance (in each case, whether or not consummated) in an aggregate amount not to exceed $5,000,000 in any fiscal year.
[8]	Non-recurring charges shall only include non-recurring charges with respect to relocation or severance arrangements between the Borrower or its Subsidiaries and their respective officers and employees in an aggregate amount not to exceed $2,000,000 in any fiscal year.

Exhibit B – Form of Compliance Certificate

(xi)	exploration expenses[9]	$____________

(xii)	non-cash charges[10]	$____________

(xiii)	cash dividends or distributions[11]	$____________

(xiv)	non-cash income[12]	$____________

Leverage Ratio = (a) divided by (b)		_____________

Maximum Leverage Ratio		3.25 to 1.00

Compliance		Yes No

[9]	Not to exceed $1,000,000 in the aggregate in any fiscal year.
[10]	Non-cash charges shall only include non-cash charges resulting from extraordinary, non-recurring events or circumstances for such period.
[11]	Cash dividends and distributions shall only include dividends or distributions received by the Credit Parties from any Permitted Investments pursuant to Section 6.3(k) or (l) of the Credit Agreement.
[12]	Non-cash income shall include (a) non-cash income resulting from extraordinary, non-recurring events or circumstances for such period and (b) all other non-cash items of income which were included in determining consolidated Net Income.

Exhibit B – Form of Compliance Certificate

II. Section 6.17 Interest Coverage Ratio.13

(a)	Borrower’s consolidated EBITDA (see I.(b) above) =	$____________

(b)	Borrower’s consolidated Net Interest Expense for such four-fiscal quarter period then ended (i) – (ii) =	$____________

	(i) Interest Expense	$____________

	(ii) interest income	$____________

Interest Coverage Ratio = (a) divided by (b) =

Minimum Interest Coverage Ratio 2.50 to 1.00

Compliance Yes No

[13]	Calculated as of each fiscal quarter end, for each fiscal quarter ending on or after December 31, 2017.

Exhibit B – Form of Compliance Certificate

III. Section 6.18 Asset Coverage Ratio. 14

A.	NET BOOK VALUE OF FIXED ASSETS

	1. Net book value of Fixed Assets[15]	$____________________

	2. 50% of III.A.1	$____________________

B.	RECEIVABLES

1. Receivables[16] of the Credit Parties[17]		$____________________

            minus

2.	(without duplication) the sum of Receivables which are:

a. Receivables to which a Credit Party does not have good and marketable title	$__________

b.      (i)(A) not created in the ordinary course of business of any Credit Party from the performance by such Credit Party of services which have been fully and satisfactorily performed or (B) created in the ordinary course of business of any Credit Party from the performance by such Credit Party of services which have been fully and satisfactorily performed but such services are subject to progress billing or are contingent upon any further performance;

or

(ii)(A) not from the absolute sale on open account by any Credit Party of goods (1) in which such Credit Party had sole and complete ownership and (2) which have been shipped or delivered to the Account Debtor, evidencing which such Credit Party has possession of shipping or delivery receipts or (B) are from the absolute sale on open account by any Credit Party of goods (1) in which such Credit Party had sole and complete ownership and (2) which have been shipped or delivered to the Account Debtor, evidencing which such Credit Party has possession of shipping or delivery receipts but such goods were sold on consignment, on approval or on a “sale or return” basis by such Credit Party

$__________

c. not a legal, valid and binding payment obligation of the Account Debtor thereof enforceable in accordance with its terms and arises from an enforceable contract	$__________

d. due from an Account Debtor which is a Credit Party, an Affiliate of a Credit Party, or a director, officer or employee of a Credit Party or Affiliate of a Credit Party	$__________

[14]	Calculated as of each fiscal quarter end, for each fiscal quarter ending on or after December 31, 2017.
[15]	Calculated as of the last day of the fiscal quarter.
[16]	“Receivables” means, as to each Credit Party, on a consolidated basis and without duplication with respect to each Credit Party, the unpaid portion of the obligation, as stated on the respective invoice or other writing of a customer of such Credit Party in respect of goods sold or services rendered by such Credit Party, in each case reflected on its books in accordance with GAAP.
[17]	Calculated as of the last day of the fiscal quarter.

Exhibit B – Form of Compliance Certificate

e.      (i) subject to any set-off, counterclaim, defense, allowance or adjustment

or

(ii) not subject to any set-off, counterclaim, defense, allowance or adjustment but there has been a dispute, objection or complaint by the Account Debtor concerning its liability for such Receivable or a claim for any such set-off, counterclaim, defense, allowance or adjustment by the Account Debtor thereof (provided, however, that the amount of any such Receivable subtracted pursuant to this clause (e)(ii) shall only be the amount of such set-off, counterclaim, allowance or adjustment or claimed set-off, counterclaim, allowance or adjustment)

$__________

f. subject to any third party’s rights (including Permitted Liens) which would be superior to the lien and rights of Administrative Agent created under the Credit Documents
TOTAL:	$__________

3. Total Receivables = (1) – (2) =	$	__________

4. 80% of III.B.3 =	$	__________

C.	INVENTORY

1.	Inventory[18] of the Credit Parties[19] $ ____________________

minus

2.	(without duplication) the sum of Inventory which is:

a. Inventory with respect to which a claim exists disputing the applicable Credit Party’s title or right to possession	$	__________

b. held for lease	$	__________

c. subject to any third party’s rights (including Permitted Liens) which would be superior to the lien and rights of Administrative Agent created under the Credit Documents	$	__________

TOTAL:	$	__________

3. Total Inventory = (1) – (2) =	$	__________

4. 50% of III.C.3 =	$	__________

D. FUNDED DEBT[20]	$	__________

[18]	“Inventory” means, at any date of determination thereof, inventory consisting of excavated sand, including work in progress, processed sand, and capital spare parts.
[19]	Calculated as of the last day of the fiscal quarter.
[20]	Calculated as of the last day of the fiscal quarter.

Exhibit B – Form of Compliance Certificate

E. ASSET COVERAGE RATIO =

Asset Coverage Ratio = [III.A.2 + III.B.4 + III.C.4]
divided by III.D	$__________

Minimum Asset Coverage Ratio	1.50 to 1.00

Compliance	Yes No

Exhibit B – Form of Compliance Certificate

IN WITNESS THEREOF, I have hereto signed my name to this Compliance Certificate as of                                     ,             .

HI-CRUSH PARTNERS LP

By: Hi-Crush GP LLC, its general partner

By:
Name:
Title:

Exhibit B – Form of Compliance Certificate

EXHIBIT C

FORM OF SECOND AMENDED AND RESTATED GUARANTY AGREEMENT

This Second Amended and Restated Guaranty Agreement dated as of December 22, 2017 (as amended, supplemented, amended and restated or otherwise modified from time to time, this “Guaranty”), is executed by each of the undersigned (individually a “Guarantor” and collectively, the “Guarantors”), in favor of ZB, N.A. DBA Amegy Bank, as administrative agent (in such capacity, the “Administrative Agent”) for the ratable benefit of the Secured Parties (as defined in the Credit Agreement referred to herein).

INTRODUCTION

A. Hi-Crush Partners LP, a Delaware limited partnership (the “Borrower”), the lenders party thereto from time to time, and the Administrative Agent are parties to that certain Amended and Restated Credit Agreement dated as of April 28, 2014 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Existing Credit Agreement”).

B. In connection with the Existing Credit Agreement, the Guarantors entered into that certain Amended and Restated Guaranty Agreement in favor of the Administrative Agent dated as of April 28, 2014 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Existing Guaranty Agreement”).

C. The Borrower, the lenders party thereto from time to time (the “Lenders”), Administrative Agent, and ZB, N.A. DBA Amegy Bank, as the issuing lender (in such capacity, the “Issuing Lender”) and as the swing line lender (in such capacity, the “Swing Line Lender”), are entering into that certain Second Amended and Restated Credit Agreement dated as of December 22, 2017 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”).

D. Each Guarantor is a Domestic Subsidiary (as defined in the Credit Agreement) of the Borrower and the transactions contemplated by the Credit Agreement and the other Credit Documents (as defined in the Credit Agreement), are (i) in furtherance of such Domestic Subsidiary’s business purposes, (ii) necessary or convenient to the conduct, promotion or attainment of such Domestic Subsidiary’s business purposes, and (iii) for such Domestic Subsidiary’s direct or indirect benefit.

E. Each Guarantor is executing and delivering this Guaranty (i) to induce the Lenders to provide and to continue to provide Advances under the Credit Agreement, (ii) to induce the Issuing Lender to provide and to continue to provide Letters of Credit under the Credit Agreement, and (iii) intending it to be a legal, valid, binding, enforceable and continuing obligation of such Guarantor.

NOW, THEREFORE, in consideration of the premises, each Guarantor hereby agrees as follows:

Section 1. Definitions. All capitalized terms not otherwise defined in this Guaranty that are defined in the Credit Agreement shall have the meanings assigned to such terms by the Credit Agreement.

Section 2. Guaranty.

(a) Each Guarantor hereby absolutely, unconditionally and irrevocably guarantees the punctual payment and performance, when due, whether at stated maturity, by acceleration or otherwise, of all Secured Obligations, whether absolute or contingent and whether for principal, interest (including, without limitation, interest that but for the existence of a bankruptcy, reorganization or similar

Exhibit C – Form of Second Amended and Restated Guaranty Agreement

proceeding would accrue), fees, amounts owing in respect of Letter of Credit Obligations, amounts required to be provided as collateral, indemnities, expenses or otherwise (collectively, the “Guaranteed Obligations”). Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower or any Subsidiary of the Borrower to the Administrative Agent, the Issuing Lender or any Lender under the Credit Documents and by the Borrower or any Subsidiary of the Borrower to the Swap Counterparty but for the fact that they are unenforceable or not allowable due to insolvency or the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower or any Subsidiary of the Borrower.

(b) In order to provide for just and equitable contribution among the Guarantors, the Guarantors agree that in the event a payment shall be made on any date under this Guaranty by any Guarantor (the “Funding Guarantor”), each other Guarantor (each a “Contributing Guarantor”) shall indemnify the Funding Guarantor in an amount equal to the amount of such payment, in each case multiplied by a fraction the numerator of which shall be the net worth of the Contributing Guarantor as of such date and the denominator of which shall be the aggregate net worth of all the Contributing Guarantors together with the net worth of the Funding Guarantor as of such date. Any Contributing Guarantor making any payment to a Funding Guarantor pursuant to this Section 2(b) shall be subrogated to the rights of such Funding Guarantor to the extent of such payment.

(c) Each Qualified ECP Guarantor (as defined below) hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor that is not a Qualified ECP Guarantor to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 2 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2, or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 2 shall remain in full force and effect until the Termination Date (as defined in Section 6(a) of this Guaranty). Each Qualified ECP Guarantor intends that this Section 2 constitute, and this Section 2 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. “Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

(d) Anything contained in this Guaranty to the contrary notwithstanding, the obligations of each Guarantor under this Guaranty on any date shall be limited to a maximum aggregate amount equal to the largest amount that would not, on such date, render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code of the United States or any applicable provisions of comparable laws relating to bankruptcy, insolvency, or reorganization, or relief of debtors (collectively, the “Fraudulent Transfer Laws”), but only to the extent that any Fraudulent Transfer Law has been found in a final non-appealable judgment of a court of competent jurisdiction to be applicable to such obligations as of such date, in each case:

(i) after giving effect to all liabilities of such Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws, but specifically excluding:

Exhibit C – Form of Second Amended and Restated Guaranty Agreement

(A) any liabilities of such Guarantor in respect of intercompany indebtedness to the Borrower or other Credit Parties to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder;

(B) any liabilities of such Guarantor under this Guaranty; and

(C) any liabilities of such Guarantor under each of its other guarantees of and joint and several co-borrowings of Debt, in each case entered into on the date this Guaranty becomes effective, which contain a limitation as to maximum amount substantially similar to that set forth in this Section 2(d) (each such other guarantee and joint and several co-borrowing entered into on the date this Guaranty becomes effective, a “Competing Guaranty”) to the extent such Guarantor’s liabilities under such Competing Guaranty exceed an amount equal to (1) the aggregate principal amount of such Guarantor’s obligations under such Competing Guaranty (notwithstanding the operation of that limitation contained in such Competing Guaranty that is substantially similar to this Section 2(d)), multiplied by (2) a fraction (i) the numerator of which is the aggregate principal amount of such Guarantor’s obligations under such Competing Guaranty (notwithstanding the operation of that limitation contained in such Competing Guaranty that is substantially similar to this Section 2(d)), and (ii) the denominator of which is the sum of (x) the aggregate principal amount of the obligations of such Guarantor under all other Competing Guaranties (notwithstanding the operation of those limitations contained in such other Competing Guaranties that are substantially similar to this Section 2(d)), (y) the aggregate principal amount of the obligations of such Guarantor under this Guaranty (notwithstanding the operation of this Section 2(d)), and (z) the aggregate principal amount of the obligations of such Guarantor under such Competing Guaranty (notwithstanding the operation of that limitation contained in such Competing Guaranty that is substantially similar to this Section 2(d)); and

(ii) after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of such Guarantor pursuant to applicable law or pursuant to the terms of any agreement (including any such right of contribution under Section 2(b)).

Section 3. Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Credit Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent, the Issuing Lender, the Swing Line Lender, any other Lender, any Banking Services Provider or any Swap Counterparty with respect thereto but subject to Section 2(d) above. The obligations of each Guarantor under this Guaranty are independent of the Guaranteed Obligations or any other obligations of any other Person under the Credit Documents or in connection with any Hedging Arrangement, and a separate action or actions may be brought and prosecuted against a Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower, any other Guarantor or any other Person or whether the Borrower, any other Guarantor or any other Person is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives, to the extent not prohibited by applicable law, any defenses (other than satisfaction in full of all of the Guaranteed Obligations) it may now or hereafter have in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Credit Document or any agreement or instrument relating thereto or any part of the Guaranteed Obligations being irrecoverable;

Exhibit C – Form of Second Amended and Restated Guaranty Agreement

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of any Person under the Credit Documents or any agreement or instrument relating to Hedging Arrangements with a Swap Counterparty, or any other amendment or waiver of or any consent to departure from any Credit Document or any agreement or instrument relating to Hedging Arrangements with a Swap Counterparty, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower or otherwise;

(c) any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d) any manner of application of Collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Guaranteed Obligations or any other obligations of any other Person under the Credit Documents or any other assets of the Borrower or any Guarantor;

(e) any change, restructuring or termination of the corporate structure or existence of the Borrower or any Guarantor;

(f) any failure of any Lender, the Administrative Agent, the Issuing Lender, the Swing Line Lender or any other Secured Party to disclose to the Borrower or any Guarantor any information relating to the business, condition (financial or otherwise), operations, properties or prospects of any Person now or in the future known to the Administrative Agent, the Issuing Lender, the Swing Line Lender, any Lender or any other Secured Party (and each Guarantor hereby irrevocably waives any duty on the part of any Secured Party to disclose such information);

(g) any signature of any officer of the Borrower or any Guarantor being mechanically reproduced in facsimile or otherwise; or

(h) any other circumstance or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, the Borrower, any Guarantor or any other guarantor, surety or other Person.

Section 4. Continuation and Reinstatement, Etc. Each Guarantor agrees that, to the extent that payments of any of the Guaranteed Obligations are made, or any Secured Party receives any proceeds of Collateral, and such payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, or otherwise required to be repaid, then to the extent of such repayment the Guaranteed Obligations shall be reinstated and continued in full force and effect as of the date such initial payment or collection of proceeds occurred.

Section 5. Waivers and Acknowledgments.

(a) Each Guarantor, to the extent not prohibited by applicable law, hereby waives promptness, diligence, presentment, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Secured Party protect, secure, perfect or insure any Lien or any property or exhaust any right or take any action against the Borrower or any other Person or any Collateral.

Exhibit C – Form of Second Amended and Restated Guaranty Agreement

(b) Each Guarantor, to the extent not prohibited by applicable law, hereby irrevocably waives any right to revoke this Guaranty, and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from (i) the financing arrangements involving the Borrower or any Guarantor contemplated by the Credit Documents, (ii) the Hedging Arrangements with a Swap Counterparty, and (iii) the Banking Services provided to the Borrower or any Guarantor, and that the waivers set forth in this Guaranty are knowingly made in contemplation of such benefits.

Section 6. Subrogation and Subordination.

(a) No Guarantor will exercise any rights that it may now have or hereafter acquire against the Borrower or any other Person to the extent that such rights arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this Guaranty or any other Credit Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Secured Party against the Borrower or any other Person, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower or any other Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations (other than (a) Letter of Credit Obligations which are not yet due and payable in connection with Letters of Credit that have been cash collateralized in accordance with the Credit Agreement and (b) contingent indemnification obligations which are not yet due and payable and which by their terms survive the termination or expiration of the Credit Agreement and the other Credit Documents) and any and all other amounts payable by the Guarantors under this Guaranty shall have been paid in full in cash, all Letters of Credit have been terminated or expired (or been cash collateralized to the satisfaction of the Issuing Lender), all Hedging Arrangements with Swap Counterparties have been terminated (other than Hedging Arrangements as to which arrangements satisfactory to the applicable counterparty in its sole discretion have been made) and all Commitments shall have terminated (such date being the “Termination Date”). If any amount shall be paid to a Guarantor in violation of the preceding sentence at any time prior to or on the Termination Date, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guaranteed Obligations and any and all other amounts payable by the Guarantors under this Guaranty, whether matured or unmatured, in accordance with the terms of the Credit Documents.

(b) Each Guarantor agrees that, until after the Termination Date, all Subordinated Guarantor Obligations (as hereinafter defined) are and shall be subordinate and inferior in rank, preference and priority to all obligations of such Guarantor in respect of the Guaranteed Obligations hereunder, and such Guarantor shall, if requested by the Administrative Agent, execute a subordination agreement reasonably satisfactory to the Administrative Agent to more fully set out the terms of such subordination. “Subordinated Guarantor Obligations” means any and all obligations and liabilities of a Guarantor owing to the Borrower or any other Guarantor, direct or contingent, due or to become due, now existing or hereafter arising, including, without limitation, all future advances, with interest, attorneys’ fees, expenses of collection and costs.

Section 7. Representations and Warranties. Each Guarantor hereby represents and warrants as follows:

(a) There are no conditions precedent to the effectiveness of this Guaranty. Such Guarantor benefits from executing this Guaranty.

Exhibit C – Form of Second Amended and Restated Guaranty Agreement

(b) Such Guarantor has, independently and without reliance upon the Administrative Agent or any Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty, and such Guarantor has established adequate means of obtaining from the Borrower and each other relevant Person on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the business, condition (financial and otherwise), operations, properties and prospects of the Borrower and each other relevant Person.

(c) The obligations of such Guarantor under this Guaranty are the valid, binding and legally enforceable obligations of such Guarantor, (except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws at the time in effect affecting the rights of creditors generally and (ii) general principles of equity whether applied by a court of law or equity), and the execution and delivery of this Guaranty by such Guarantor has been duly and validly authorized in all respects by all requisite corporate, limited liability company or partnership actions on the part of such Guarantor, and the Person who is executing and delivering this Guaranty on behalf of such Guarantor has full power, authority and legal right to so do, and to observe and perform all of the terms and conditions of this Guaranty on such Guarantor’s part to be observed or performed.

Section 8. Right of Set-Off. Upon the occurrence and during the continuance of any Event of Default, any Lender or the Administrative Agent is hereby authorized at any time, to the fullest extent permitted by law, to set-off and apply any deposits (general or special, time or demand, provisional or final) and other indebtedness owing by such Secured Party to the account of each Guarantor against any and all of the obligations of the Guarantors under this Guaranty, irrespective of whether or not such Secured Party shall have made any demand under this Guaranty and although such obligations may be contingent and unmatured. Such Secured Party shall promptly notify the affected Guarantor after any such set-off and application is made, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Secured Parties under this Section 8 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which any Secured Party may have.

Section 9. Amendments, Etc. No amendment or waiver of any provision of this Guaranty and no consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the affected Guarantor and the Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 10. Notices, Etc. All notices and other communications provided for hereunder shall be sent in the manner provided for in Section 9.9 of the Credit Agreement, if to a Guarantor, at its address for notices specified in Schedule II to the Security Agreement, and if to the Administrative Agent, the Issuing Lender, the Swing Line Lender or any Lender, at its address specified in or pursuant to the Credit Agreement.

Section 11. No Waiver: Remedies. No failure on the part of the Administrative Agent or any other Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 12. Continuing Guaranty: Assignments under the Credit Agreement. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the Termination Date, (b) be binding upon each Guarantor and its successors and assigns, (c) inure to the benefit of and be enforceable

Exhibit C – Form of Second Amended and Restated Guaranty Agreement

by the Administrative Agent, each Lender, the Swing Line Lender and the Issuing Lender and their respective successors, and, in the case of transfers and assignments made in accordance with the Credit Agreement, transferees and assigns, and (d) inure to the benefit of and be enforceable by a Swap Counterparty and each of its successors, transferees and assigns to the extent such successor, transferee or assign is a Lender or an Affiliate of a Lender. Without limiting the generality of the foregoing clause (c), subject to Section 9.7 of the Credit Agreement, any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitment, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, subject, however, in all respects to the provisions of the Credit Agreement. Each Guarantor acknowledges that upon any Person becoming a Lender, the Administrative Agent, the Swing Line Lender or the Issuing Lender in accordance with the Credit Agreement, such Person shall be entitled to the benefits hereof.

Section 13. Governing Law; Service of Process. This Guaranty shall be deemed a contract under, and shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas. Each Guarantor hereby agrees that service of copies of the summons and complaint and any other process which may be served in any such action or proceeding may be made by mailing or delivering a copy of such process to such Guarantor at the address set forth for such Guarantor in Schedule II to the Security Agreement. Nothing in this Section shall affect the rights of any Lender to serve legal process in any other manner permitted by the law or affect the right of any Lender to bring any action or proceeding against any Guarantor or its Property in the courts of any other jurisdiction.

Section 14. Submission to Jurisdiction. Each party hereto hereby irrevocably submits to the jurisdiction of any Texas state or federal court sitting in Houston, Texas in any action or proceeding arising out of or relating to this Guaranty or the other Credit Documents, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such court. Each party hereto hereby unconditionally and irrevocably waives, to the fullest extent it may effectively do so, any right it may have to the defense of an inconvenient forum to the maintenance of such action or proceeding. Each Guarantor hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 15. Waiver of Jury. THE GUARANTORS HEREBY ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED BY AND HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE, AND HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 16. INDEMNIFICATION. EACH GUARANTOR HEREBY INDEMNIFIES AND HOLDS HARMLESS THE ADMINISTRATIVE AGENT, THE ISSUING LENDER AND EACH LENDER AND EACH OF THEIR AFFILIATES AND EACH THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, AND ADVISORS (EACH, AN “INDEMNITEE”) FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES, LOSSES, LIABILITIES, COSTS, AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES) THAT MAY BE INCURRED BY OR ASSERTED OR AWARDED AGAINST ANY INDEMNITEE, IN EACH CASE ARISING OUT OF OR IN CONNECTION WITH OR BY REASON OF (INCLUDING, WITHOUT LIMITATION, IN CONNECTION WITH ANY INVESTIGATION, LITIGATION, OR PROCEEDING OR PREPARATION OF DEFENSE IN CONNECTION THEREWITH) THIS GUARANTY OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, IN ALL CASES,

Exhibit C – Form of Second Amended and Restated Guaranty Agreement

WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE APPLICABLE INDEMNITEE, EXCEPT TO THE EXTENT SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST, OR EXPENSE IS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNITEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Section 17. Additional Guarantors. Pursuant to Section 5.6 of the Credit Agreement, Domestic Subsidiaries of the Borrower that were not in existence on the date of the Credit Agreement are required to enter into this Guaranty as a Guarantor upon becoming a Domestic Subsidiary. Upon execution and delivery after the date hereof by the Administrative Agent and such Domestic Subsidiary of an instrument in the form of Annex 1, such Domestic Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any instrument adding an additional Guarantor as a party to this Guaranty shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Guaranty.

Section 18. USA Patriot Act. Each Secured Party that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any other Secured Party) hereby notifies each Guarantor that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001))(the “Act”), it is required to obtain, verify and record information that identifies such Guarantor, which information includes the name and address of such Guarantor and other information that will allow such Secured Party or the Administrative Agent, as applicable, to identify such Guarantor in accordance with the Act. Following a request by any Secured Party, each Guarantor shall promptly furnish all documentation and other information that such Secured Party reasonably requests in order to comply with its ingoing obligations under the applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

Section 19. Execution in Counterparts. This Guaranty may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 20. Amendment and Restatement. This Guaranty is an amendment and restatement of the Existing Guaranty in its entirety, and this Guaranty is not a novation of the Existing Guaranty. All obligations of the Guarantor under such Existing Guaranty shall continue in full force and effect as amended and restated by this Guaranty.

THIS GUARANTY AND THE OTHER CREDIT DOCUMENTS, AS DEFINED IN THE CREDIT AGREEMENT REFERRED TO IN THIS GUARANTY, REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES RELATED TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Remainder of this page intentionally left blank.]

Exhibit C – Form of Second Amended and Restated Guaranty Agreement

Each Guarantor has caused this Guaranty to be duly executed as of the date first above written.

GUARANTORS:

D & I SILICA, LLC.
HI-CRUSH AUGUSTA ACQUISITION CO. LLC
HI-CRUSH AUGUSTA LLC
HI-CRUSH BLAIR LLC
HI-CRUSH CANADA INC.
HI-CRUSH CHAMBERS LLC
HI-CRUSH FINANCE CORP.
HI-CRUSH INVESTMENTS INC.
HI-CRUSH LMS LLC
HI-CRUSH OPERATING LLC
HI-CRUSH PERMIAN SAND LLC
HI-CRUSH PODS LLC
HI-CRUSH RAILROAD LLC
HI-CRUSH WHITEHALL LLC
HI-CRUSH WYEVILLE LLC
PDQ PROPERTIES LLC

By:
Name:
Title:

Exhibit C – Form of Second Amended and Restated Guaranty Agreement

Annex 1 to the Second Amended and Restated

Guaranty Agreement

SUPPLEMENT NO.          dated as of [                    ] [            ], 201[    ] (this “Supplement”), to the Second Amended and Restated Guaranty Agreement dated as of December 22, 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Guaranty Agreement”), made by certain Subsidiaries party thereto (each a “Guarantor” and collectively, the “Guarantors”) of Hi-Crush Partners LP, a Delaware limited partnership (the “Borrower”) and ZB, N.A. DBA Amegy Bank, as Administrative Agent (in such capacity, the “Administrative Agent”) for the benefit of the Secured Parties (as defined in the Credit Agreement referred to herein).

A. Reference is made to the Second Amended and Restated Credit Agreement dated as of December 22, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders from time to time party thereto (the “Lenders”), the Administrative Agent, ZB, N.A. DBA Amegy Bank, as the issuing lender (the “Issuing Lender”) and as the swing line lender.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Guaranty Agreement and the Credit Agreement.

C. The Guarantors have entered into the Guaranty Agreement in order to induce the Lenders to make Advances and the Issuing Lender to issue Letters of Credit. Section 17 of the Guaranty Agreement provides that additional Domestic Subsidiaries of the Borrower may become Guarantors under the Guaranty Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Domestic Subsidiary of the Borrower (the “New Guarantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guaranty Agreement in order to induce the Lenders to make additional Advances and the Issuing Lender to issue additional Letters of Credit and as consideration for Advances previously made and Letters of Credit previously issued.

Accordingly, the Administrative Agent and the New Guarantor agree as follows:

SECTION 1. In accordance with Section 17 of the Guaranty Agreement, the New Guarantor by its signature below becomes a Guarantor under the Guaranty Agreement with the same force and effect as if originally named therein as a Guarantor and the New Guarantor hereby (a) agrees to all the terms and provisions of the Guaranty Agreement applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct in all material respects on and as of the date hereof. Each reference to a “Guarantor” in the Guaranty Agreement shall be deemed to include the New Guarantor. The Guaranty Agreement is hereby incorporated herein by reference.

SECTION 2. The New Guarantor represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it by all requisite corporate, limited liability company or partnership action and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

Exhibit C – Form of Second Amended and Restated Guaranty Agreement

SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Guarantor and the Administrative Agent. Delivery of an executed signature page to this Supplement by electronic mail shall be as effective as delivery of a manually executed counterpart of this Supplement.

SECTION 4. Except as expressly supplemented hereby, the Guaranty Agreement shall remain in full force and effect.

SECTION 5. This Supplement shall be deemed a contract under, and shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas. The New Guarantor hereby agrees that service of copies of the summons and complaint and any other process which may be served in any such action or proceeding may be made by mailing or delivering a copy of such process to the New Guarantor at the address set forth on the signature page to this Supplement. Nothing in this Section shall affect the rights of any Lender to serve legal process in any other manner permitted by the law or affect the right of any Lender to bring any action or proceeding against the New Guarantor or its Property in the courts of any other jurisdiction.

SECTION 6. Each party hereto hereby irrevocably submits to the jurisdiction of any Texas state or federal court sitting in Houston, Texas in any action or proceeding arising out of or relating to this Guaranty or the other Credit Documents, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such court. Each party hereto hereby unconditionally and irrevocably waives, to the fullest extent it may effectively do so, any right it may have to the defense of an inconvenient forum to the maintenance of such action or proceeding. Each Guarantor hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

SECTION 7. THE NEW GUARANTOR HEREBY ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED BY AND HAS CONSULTED WITH COUNSEL OF ITS CHOICE, AND HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 8. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guaranty Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision hereof in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9. All communications and notices hereunder shall be in writing and given as provided in Section 10 of the Guaranty Agreement.

THIS SUPPLEMENT, THE GUARANTY AGREEMENT AND THE OTHER CREDIT DOCUMENTS, AS DEFINED IN THE CREDIT AGREEMENT REFERRED TO IN THIS SUPPLEMENT, REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES RELATED TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

Exhibit C – Form of Second Amended and Restated Guaranty Agreement

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Remainder of this page intentionally left blank.]

Exhibit C – Form of Second Amended and Restated Guaranty Agreement

IN WITNESS WHEREOF, the New Guarantor and the Administrative Agent have duly executed this Supplement to the Guaranty Agreement as of the day and year first above written.

[Name of New Guarantor]

By:
Name:
Title:

Address for New Guarantor:

ZB, N.A. DBA AMEGY BANK, as Administrative Agent

By:
Name:
Title:

Exhibit C – Form of Second Amended and Restated Guaranty Agreement

EXHIBIT D

FORM OF NOTICE OF BORROWING

[Date]

ZB, N.A. DBA Amegy Bank, as Administrative Agent

1717 West Loop South, 23rd Floor

Houston, Texas 77027

Attn: Special Processing: Dana Chargois

Telephone: (713) 232-1564

Email: special.processing@amegybank.com; with a copy to wendy.schneider@amegybank.com, rachel.pletcher@amegybank.com, and Manda.Escorcia@zionsbancorp.com

Ladies and Gentlemen:

The undersigned, Hi-Crush Partners LP, a Delaware limited partnership (“Borrower”), refers to the Second Amended and Restated Credit Agreement dated as of December 22, 2017 (as the same may be amended, restated, amended and restated, supplement or otherwise modified from time-to-time, the “Credit Agreement,” the defined terms of which are used in this Notice of Borrowing as defined therein unless otherwise defined in this Notice of Borrowing) among the Borrower, the lenders party thereto (the “Lenders”), and ZB, N.A. DBA Amegy Bank, as administrative agent (in such capacity, the “Administrative Agent”), as issuing lender and as swing line lender, and hereby gives you irrevocable notice pursuant to Section 2.3(a) of the Credit Agreement that the undersigned hereby requests a Revolving Borrowing (the “Proposed Borrowing”), and in connection with that request sets forth below the information relating to such Proposed Borrowing as required by the Credit Agreement:

(a)	The Business Day of the Proposed Borrowing is , .

(b)	The Proposed Borrowing will be composed of [Base Rate Advances] [Eurodollar Advances].

(c)	The aggregate amount of the Proposed Borrowing is $ .

(d)	[The Interest Period for each Eurodollar Advance made as part of the Proposed Borrowing is [one][two][three][six] month(s)].

The Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(i)	the representations and warranties contained in the Credit Agreement each of the other Credit Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality in the text thereof), on and as of the date of the Proposed Borrowing, before and after giving effect to such Proposed Borrowing and to the application of the proceeds therefrom, as though made on the date of the Proposed Borrowing, except for those representations and warranties that are made as of a specified date, which shall be true and correct as such specified date;

Exhibit D – Form of Notice of Borrowing

(ii)	no Default has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom; and

(iii)	the Borrower and its Subsidiaries are in pro forma compliance with the financial covenants in Sections 6.16, 6.17, and 6.18 of the Credit Agreement as of the most recently ended fiscal quarter after giving pro forma effect to such Proposed Borrowing (which calculation, for the avoidance of doubt, uses outstanding Debt on the date of such Proposed Borrowing and EBITDA as of such fiscal quarter end) [and, upon the reasonable request of the Administrative Agent, the Borrower has delivered a pro forma compliance certificate setting forth a calculation of such compliance to the Administrative Agent with such supporting information that the Administrative Agent may request].

Very truly yours,

HI-CRUSH PARTNERS LP

By: Hi-Crush GP LLC, its general partner

By:
Name:
Title:

Exhibit D – Form of Notice of Borrowing

EXHIBIT E

FORM OF NOTICE OF CONTINUATION OR CONVERSION

[Date]

ZB, N.A. DBA Amegy Bank, as Administrative Agent

1717 West Loop South, 23rd Floor

Houston, Texas 77027

Attn: Special Processing: Dana Chargois

Telephone: (713) 232-1564

Email: special.processing@amegybank.com; with a copy to wendy.schneider@amegybank.com, rachel.pletcher@amegybank.com, and Manda.Escorcia@zionsbancorp.com

Ladies and Gentlemen:

The undersigned, Hi-Crush Partners LP, a Delaware limited partnership (“Borrower”), refers to the Second Amended and Restated Credit Agreement dated as of December 22, 2017 (as the same may be amended, restated, amended and restated, supplement or otherwise modified from time to time, the “Credit Agreement”; the defined terms of which are used in this Notice of Continuation or Conversion as defined therein unless otherwise defined in this Notice of Continuation or Conversion), among the Borrower, the lenders party thereto (the “Lenders”), and ZB, N.A. DBA Amegy Bank, as Administrative Agent, as Issuing Lender and as Swing Line Lender, and hereby gives you irrevocable notice pursuant to Section 2.3(b) of the Credit Agreement that the undersigned hereby requests a [Conversion][continuation] of outstanding Revolving Advances, and in connection with that request sets forth below the information relating to such [Conversion][continuation] (the “Requested [Conversion][Continuation]”) as required by Section 2.3(b) of the Credit Agreement:

1. The Business Day of the Requested [Conversion][Continuation] is                     ,             .

2. The aggregate amount of the existing Revolving Advances to be [Converted][continued] is $                     and is comprised of [Base Rate Advances][Eurodollar Advances] (“Existing Advances”).

3. The Requested [Conversion][Continuation] consists of [a Conversion of the Existing Advances to [Base Rate Advances] [Eurodollar Advances]] [a continuation of the Existing Advances].

[(4) The duration of the Interest Period for the Eurodollar Advances included in the Requested [Conversion][Continuation] is [one][two][three][six] month[s]].

The Borrower hereby certifies that no Event of Default has occurred and is continuing or would result from the Requested [Conversion][Continuation].

Exhibit E – Notice of Continuation or Conversion

Very truly yours,

HI-CRUSH PARTNERS LP

By: Hi-Crush GP LLC, its general partner

By:
Name:
Title:

Exhibit E – Notice of Continuation or Conversion

EXHIBIT F

FORM OF SECOND AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT

This Second Amended and Restated Pledge and Security Agreement, dated as of December 22, 2017 (as amended, supplemented, amended and restated or otherwise modified from time to time, this “Security Agreement”), is by and among Hi-Crush Partners LP, a Delaware limited partnership (the “Borrower”), certain subsidiaries of the Borrower party hereto from time to time (collectively with the Borrower, the “Grantors” and individually, a “Grantor”), and ZB, N.A. DBA Amegy Bank, as administrative agent (in such capacity, the “Administrative Agent”) for the ratable benefit of the Secured Parties (as defined in the Credit Agreement referred to herein).

W I T N E S S E T H:

WHEREAS, the Borrower, the lenders party thereto from time to time, and the Administrative Agent are parties to that certain Amended and Restated Credit Agreement dated as of April 28, 2014 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Existing Credit Agreement”); and

WHEREAS, in connection with the Existing Credit Agreement, the Grantors and Administrative Agent entered into that certain Amended and Restated Pledge and Security Agreement dated as of April 28, 2014 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Existing Security Agreement”); and

WHEREAS, the Borrower, the lenders party thereto from time to time (the “Lenders”), Administrative Agent, and ZB, N.A. DBA Amegy Bank, as issuing lender (in such capacity, the “Issuing Lender”) and as swing line lender, are entering into that certain Second Amended and Restated Credit Agreement, dated as of December 22, 2017 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”); and

WHEREAS, pursuant to the terms of the Credit Agreement, and in consideration of the credit extended by the Lenders to the Borrower and the letters of credit issued by the Issuing Lender for the account of the Borrower or any subsidiary of the Borrower, certain Grantors have executed and delivered that certain Second Amended and Restated Guaranty Agreement dated as of the date hereof (the “Guaranty”), guaranteeing the Guaranteed Obligations (as defined in the Guaranty Agreement); and

WHEREAS, as a condition precedent to the initial extension of credit under the Credit Agreement, each Grantor is required to execute and deliver this Security Agreement; and

WHEREAS, it is in the best interests of each Grantor to execute this Security Agreement inasmuch as each Grantor will derive substantial direct and indirect benefits from (i) the transactions contemplated by the Credit Agreement, (ii) the Hedging Arrangements (as defined in the Credit Agreement) entered into by the Borrower or any other Grantor with a Swap Counterparty (as defined in the Credit Agreement), and (iii) the Banking Services (as defined in the Credit Agreement) provided by any Banking Services Provider, and each Grantor is willing to execute, deliver and perform its obligations under this Security Agreement to secure the Secured Obligations (as defined in the Credit Agreement);

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor agrees, for the benefit of each Secured Party, as follows:

Exhibit F – Form of Second Amended and Restated Pledge and Security Agreement

ARTICLE I

DEFINITIONS

SECTION 1.1. Certain Terms. The following terms (whether or not underscored) when used in this Security Agreement, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

“Administrative Agent” has the meaning set forth in the preamble.

“Borrower” has the meaning set forth in the preamble.

“Certificated Equipment” means any Equipment the ownership of which is evidenced by, or under applicable Legal Requirement, is required to be evidenced by a certificate of title.

“Collateral” has the meaning set forth in Section 2.1.

“Collateral Account” has the meaning set forth in Section 4.3(b).

“Computer Hardware and Software Collateral” means (a) all computer and other electronic data processing hardware, integrated computer systems, central processing units, memory units, display terminals, printers, features, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories and all peripheral devices and other related computer hardware, including all operating system software, utilities and application programs in whatsoever form, (b) software programs (including both source code, object code and all related applications and data files), designed for use on the computers and electronic data processing hardware described in clause (a) above, (c) all firmware associated therewith, (d) all documentation (including flow charts, logic diagrams, manuals, guides, specifications, training materials, charts and pseudo codes) with respect to such hardware, software and firmware described in the preceding clauses (a) through (c), and (e) all rights with respect to all of the foregoing, including copyrights, licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications and any substitutions, replacements, improvements, error corrections, updates, additions or model conversions of any of the foregoing.

“Control Agreement” means an authenticated record in form and substance reasonably satisfactory to the Administrative Agent, that provides for the Administrative Agent (for the ratable benefit of the Secured Parties) to have “control” (as defined in the UCC) over certain Collateral.

“Copyright Collateral” means all copyrights of any Grantor, registered or unregistered and whether published or unpublished, now or hereafter in force throughout the world including all of such Grantor’s rights, titles and interests in and to all copyrights registered in the United States Copyright Office or anywhere else in the world, including without limitation those copyrights referred to in Item C of Schedule III hereto, and registrations and recordings thereof and all applications for registration thereof, whether pending or in preparation, all copyright licenses, the right to sue for past, present and future infringements of any of the foregoing, all rights corresponding thereto, all extensions and renewals of any thereof and all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages and Proceeds of suit, which are owned or licensed by such Grantor.

“Credit Agreement” has the meaning set forth in the third recital.

“Distributions” means all cash, cash dividends, stock dividends, other distributions, liquidating dividends, shares of stock resulting from (or in connection with the exercise of) stock splits, reclassifications, warrants, options, non-cash dividends, and all other distributions or payments (whether similar or dissimilar to the foregoing) on or with respect to, or on account of, any Pledged Share or Pledged Interest or other rights or interests constituting Collateral.

Exhibit F – Form of Second Amended and Restated Pledge and Security Agreement

“Equipment” has the meaning set forth in Section 2.1(a).

“Excluded Property” shall mean:

(a) any Property in any case to the extent (but only to the extent) (i) that by its terms forbids, prohibits or makes void or unenforceable any grant of security interests in such Property, or (ii) the assignment of which, or the grant of a security interest in, such Property is prohibited by any applicable law; provided however, that such Property shall cease to be Excluded Property and automatically be subject to the lien and security interests granted herein and to the terms and provisions of this Security Agreement as “Collateral,” to the extent that (A) either of the prohibitions in clauses (i) and (ii) above is ineffective or subsequently rendered ineffective under the UCC or any other Legal Requirement or is otherwise no longer in effect or (B) the applicable Grantor or the Administrative Agent has obtained the consent of the parties applicable to such Excluded Property necessary for the creation of a lien and security in, such Excluded Property;

(b) Equipment owned by any Grantor on the date hereof or hereafter acquired that is subject to a Lien securing a purchase money obligation or obligations under Capital Leases, in each case permitted to be incurred pursuant to the provisions of the Credit Agreement, if the contract or other agreement in which such Lien is granted (or the documentation providing for such purchase money obligation of Capital Lease obligation) validly prohibits the creation of any other Lien on such Equipment (but only for so long as such contract or other agreement in which such Lien is granted is in effect);

(c) Equity Interests in a First-Tier Foreign Subsidiary that are Voting Securities in excess of 66% of the then outstanding Voting Securities issued by such First-Tier Foreign Subsidiary;

(d) Equity Interests in Foreign Subsidiaries that are not First-Tier Foreign Subsidiaries; and

(e) deposit accounts, cash and/or securities subject to Liens (including escrow agreements) permitted under Section 6.2(h) of the Credit Agreement;

provided, however, that Excluded Property shall not include any Proceeds, substitutions or replacements of any Excluded Property referred to in clauses (a) through (e) above (unless such Proceeds, substitutions or replacements would constitute Excluded Property referred to in clauses (a) through (e)).

“General Intangibles” means all “general intangibles” and all “payment intangibles”, each as defined in the UCC, and shall include all interest rate or currency protection or hedging arrangements, all tax refunds, all licenses, permits, concessions and authorizations and all Intellectual Property Collateral (in each case, regardless of whether characterized as general intangibles under the UCC).

“Governmental Approval” has the meaning set forth in Section 2.1(f).

“Grantor” has the meaning set forth in the preamble.

“Indemnitee” has the meaning set forth in Section 6.3.

“Intellectual Property Collateral” means, collectively, the Computer Hardware and Software Collateral, the Copyright Collateral, the Patent Collateral, the Trademark Collateral and the Trade Secrets Collateral.

Exhibit F – Form of Second Amended and Restated Pledge and Security Agreement

“Inventory” has the meaning set forth in Section 2.1(b).

“Lenders” has the meaning set forth in the third recital.

“Obligor” means the Borrower or any other Grantor.

“Patent Collateral” means (a) all inventions and discoveries, whether patentable or not, all letters patent and applications for letters patent throughout the world, including without limitation those patents referred to in Item A of Schedule III hereto, and any patent applications in preparation for filing, (b) all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the items described in clause (a), (c) all patent licenses, and other agreements providing any Grantor with the right to use any items of the type referred to in clauses (a) and (b) above, and (d) all proceeds of, and rights associated with, the foregoing (including licenses, royalties income, payments, claims, damages and proceeds of infringement suits), the right to sue third parties for past, present or future infringements of any patent or patent application, and for breach or enforcement of any patent license.

“Pledged Interests” means all Equity Interests or other ownership interests (other than Pledged Shares) now owned or hereafter acquired by any Obligor (including without limitation all Equity Interests or other ownership interests (other than Pledged Shares) of any Pledged Interests Issuer described in Item A of Schedule I hereto); all registrations, certificates, articles, by-laws, regulations, limited liability company agreements or constitutive agreements governing or representing any such interests; and all options and other rights, contractual or otherwise, at any time existing with respect to such interests, as such interests are amended, modified, or supplemented from time to time, and together with any interests in any Pledged Interests Issuer taken in extension or renewal thereof or substitution therefor.

“Pledged Interests Issuer” means each issuer of Pledged Shares or Pledged Interests, including without limitation, each Person identified in Item A of Schedule I hereto as the issuer of the Pledged Shares or the Pledged Interests identified opposite the name of such Person.

“Pledged Note Issuer” means each Person identified in Item B of Schedule I hereto as the issuer of the Pledged Notes identified opposite the name of such Person.

“Pledged Notes” means all promissory notes of any Pledged Note Issuer evidencing Debt incurred pursuant to Section 6.1(b) of the Credit Agreement in form and substance reasonably satisfactory to the Administrative Agent delivered by any Grantor to the Administrative Agent as Pledged Property hereunder, as such promissory notes are amended, modified or supplemented from time to time and together with any promissory note of any Pledged Note Issuer taken in extension or renewal thereof or substitution therefor.

“Pledged Property” means all Pledged Notes, Pledged Interests, Pledged Shares, all assignments of any amounts due or to become due with respect to the Pledged Interests or the Pledged Shares, all other instruments which are now being delivered by any Grantor to the Administrative Agent or may from time to time hereafter be delivered by any Grantor to the Administrative Agent for the purpose of pledging under this Security Agreement or any other Credit Document, and all proceeds of any of the foregoing.

“Pledged Shares” means all Equity Interests now owned or hereafter acquired by any Obligor (including without limitation all Equity Interests of any Pledged Interests Issuer identified under Item A of Schedule I) which are delivered by any Grantor to the Administrative Agent as Pledged Property hereunder.

“Receivables” has the meaning set forth in Section 2.1(c).

Exhibit F – Form of Second Amended and Restated Pledge and Security Agreement

“Related Contracts” has the meaning set forth in Section 2.1(c).

“Security Agreement” has the meaning set forth in the preamble.

“Termination Date” means the date that all Secured Obligations (other than (a) Letter of Credit Obligations which are not yet due and payable in connection with Letters of Credit that have been cash collateralized in accordance with the Credit Agreement and (b) contingent indemnification obligations which are not yet due and payable and which by their terms survive the termination or expiration of the Credit Agreement and the other Credit Documents) have been paid in full in cash, all Letters of Credit have been terminated or expired (or been cash collateralized to the satisfaction of the Issuing Lender), all Hedging Arrangements with Swap Counterparties have been terminated (other than Hedging Arrangements as to which arrangements satisfactory to the applicable counterparty in its sole discretion have been made), and all Commitments shall have terminated.

“Trademark Collateral” means (a) (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, certification marks, collective marks, logos and other source or business identifiers, and all goodwill of the business associated therewith, now existing or hereafter adopted or acquired, including without limitation those trademarks referred to in Item B of Schedule III hereto, whether currently in use or not, all registrations and recordings thereof and all applications in connection therewith, whether pending or in preparation for filing, including registrations, recordings and applications in the United States Patent and Trademark Office or in any office or agency of the United States of America, or any State thereof or any other country or political subdivision thereof or otherwise, and all common-law rights relating to the foregoing, and (ii) the right to obtain all reissues, extensions or renewals of the foregoing (collectively referred to as the “Trademark”), (b) all trademark licenses for the grant by or to any Grantor of any right to use any trademark, (c) all of the goodwill of the business connected with the use of, and symbolized by the items described in, clause (a), and to the extent applicable clause (b), (d) the right to sue third parties for past, present and future infringements of any Trademark Collateral described in clause (a) and, to the extent applicable, clause (b), and (e) all Proceeds of, and rights associated with, the foregoing, including any claim by any Grantor against third parties for past, present or future infringement or dilution of any Trademark, Trademark registration or Trademark license, or for any injury to the goodwill associated with the use of any such Trademark or for breach or enforcement of any Trademark license and all rights corresponding thereto throughout the world.

“Trade Secrets Collateral” means all common law and statutory trade secrets and all other confidential, proprietary or useful information and all know-how obtained by or used in or contemplated at any time for use in the business of any Grantor, (all of the foregoing being collectively called a “Trade Secret”), including all Documents and things embodying, incorporating or referring in any way to such Trade Secret, all Trade Secret licenses, and including the right to sue for and to enjoin and to collect damages for the actual or threatened misappropriation of any Trade Secret and for the breach or enforcement of any such Trade Secret license.

“UCC” means the Uniform Commercial Code, as in effect in the State of Texas, as the same may be amended from time to time.

SECTION 1.2. Credit Agreement Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Security Agreement, including its preamble and recitals, have the meanings provided in the Credit Agreement.

Exhibit F – Form of Second Amended and Restated Pledge and Security Agreement

SECTION 1.3. UCC Definitions. Unless otherwise defined herein or the context otherwise requires, terms for which meanings are provided in the UCC are used in this Security Agreement, including its preamble and recitals, with such meanings.

SECTION 1.4. Miscellaneous. Article, Section, Schedule, and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Security Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements (including this Security Agreement) are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified and shall include all schedules and exhibits thereto unless otherwise specified. The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Security Agreement shall refer to this Security Agreement as a whole and not to any particular provision of this Security Agreement. The term “including” means “including, without limitation,”. Paragraph headings have been inserted in this Security Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Security Agreement and shall not be used in the interpretation of any provision of this Security Agreement.

ARTICLE II

SECURITY INTEREST

SECTION 2.1. Grant of Security Interest. Each Grantor hereby pledges, hypothecates, assigns, charges, mortgages, delivers, and transfers to the Administrative Agent, for the ratable benefit of each Secured Party, and hereby grants to the Administrative Agent, for the ratable benefit of each Secured Party, a continuing security interest in all of such Grantor’s right, title and interest in, to and under, all of the following, whether now owned or hereafter acquired by such Grantor, and wherever located and whether now owned or hereafter existing or arising (collectively, the “Collateral”):

(a) all equipment in all of its forms (including, but not limited to, trenchers and other equipment used by any Grantor, vehicles, motor vehicles, rolling stock, vessels, aircraft) of such Grantor, wherever located, and all surface or subsurface machinery, equipment, facilities, supplies, or other tangible personal property, including tubing, rods, pumps, pumping units and engines, pipe, pipelines, meters, apparatus, boilers, compressors, liquid extractors, connectors, valves, fittings, power plants, poles, lines, cables, wires, transformers, starters and controllers, machine shops, tools, machinery and parts, storage yards and equipment stored therein, buildings and camps, telegraph, telephone, and other communication systems, loading docks, loading racks, and shipping facilities, and any manuals, instructions, blueprints, computer software (including software that is imbedded in and part of the equipment), and similar items which relate to the above, and any and all additions, substitutions and replacements of any of the foregoing, wherever located together with all improvements thereon and all attachments, components, parts, equipment and accessories installed thereon or affixed thereto (any and all of the foregoing being the “Equipment”);

(b) all inventory in all of its forms of such Grantor, wherever located, including (i) all sand, all raw materials and work in process therefore, finished goods thereof, and materials used or consumed in the manufacture or production thereof, (ii) all documents of title covering any inventory, including, without limitation, work in process, materials used or consumed in any Grantor’s business, now owned or hereafter acquired or manufactured by any Grantor and held for sale in the ordinary course of its business (iii) all goods in which such Grantor has an interest in mass or a joint or other interest or right of any kind (including goods in which such Grantor has an interest or right as consignee), (iv) all goods which are returned to or repossessed by such Grantor, and all accessions thereto, products thereof and documents therefore, and (v) any other item constituting “inventory” under the UCC (any and all such inventory, materials, goods, accessions, products and documents being the “Inventory”);

Exhibit F – Form of Second Amended and Restated Pledge and Security Agreement

(c) all accounts, money, payment intangibles, deposit accounts (including the Collateral Accounts and all amounts on deposit therein and all cash equivalent investments carried therein and all proceeds thereof), contracts, contract rights, all rights constituting a right to the payment of money, chattel paper, documents, documents of title, instruments, letters of credit, letter of credit rights and General Intangibles of such Grantor, whether or not earned by performance or arising out of or in connection with the sale or lease of goods or the rendering of services, including all moneys due or to become due in repayment of any loans or advances, and all rights of such Grantor now or hereafter existing in and to all security agreements, guaranties, leases, agreements and other contracts securing or otherwise relating to any such accounts, money, payment intangibles, deposit accounts, contracts, contract rights, rights to the payment of money, chattel paper, documents, documents of title, instruments, letters of credit, letter of credit rights and General Intangibles (any and all such accounts, money, payment intangibles, deposit accounts, contracts, contract rights, rights to the payment of money, chattel paper, documents, documents of title, instruments, letters of credit, letter of credit rights and General Intangibles being the “Receivables”, and any and all such security agreements, guaranties, leases, agreements and other contracts being the “Related Contracts”);

(d) all Intellectual Property Collateral of such Grantor;

(e) all books, correspondence, credit files, records, invoices, tapes, cards, computer runs, writings, data bases, information in all forms, paper and documents and other property relating to, used or useful in connection with, evidencing, embodying, incorporating or referring to, any of the foregoing in this Section 2.1;

(f) all governmental approvals, permits, licenses, authorizations, consents, rulings, tariffs, rates, certifications, waivers, exemptions, filings, claims, orders, judgments and decrees and other Legal Requirements (each a “Governmental Approval”), to the extent a security interest may be granted therein; provided that any Governmental Approval that by its terms or by operation of law would be void, voidable, terminable or revocable if mortgaged, pledged or assigned hereunder is expressly excepted and excluded from the Liens and terms of this Security Agreement, including the grant of security interest in this Section 2.1;

(g) all interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements or arrangements designed to protect such Grantor against fluctuations in interest rates or currency exchange rates and all commodity hedge, commodity swap, exchange, forward, future, floor, collar or cap agreements, fixed price agreements and all other agreements or arrangements designed to protect such Grantor against fluctuations in commodity prices (including, without limitation, any Hedging Arrangement);

(h) to the extent not included in the foregoing, all bank accounts, investment property, fixtures, supporting obligations and goods;

(i) all Pledged Interests, Pledged Notes, Pledged Shares and any other Pledged Property whether now or hereafter delivered to the Administrative Agent in connection with this Security Agreement and all Distributions, interest, and other payments and rights with respect to such Pledged Property;

Exhibit F – Form of Second Amended and Restated Pledge and Security Agreement

(j) (i) all policies of insurance now or hereafter held by or on behalf of such Grantor, including casualty, liability, key man life insurance, business interruption, foreign credit insurance, and any title insurance, (ii) all proceeds of insurance, and (iii) all rights, now or hereafter held by such Grantor to any warranties of any manufacturer or contractor of any other Person;

(k) all accessions, substitutions, replacements, products, offspring, rents, issues, profits, returns, income and proceeds of and from any and all of the foregoing Collateral (including proceeds which constitute property of the types described in clauses (a), (b), (c), (d), (e), (f), (g), (h), (i) and (j) and proceeds deposited from time to time in any lock boxes of such Grantor, and, to the extent not otherwise included, all payments and proceeds under insurance (whether or not the Administrative Agent is the loss payee thereof), or any condemnation award, indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the Collateral);

(l) any and all Liens and security interests (together with the documents evidencing such security interests) granted to such Grantor by an obligor to secure such obligor’s obligations owing under any Instrument, Chattel Paper, or contract that is pledged hereunder or with respect to which a security interest in such Grantor’s rights in such Instrument, Chattel Paper, or contract is granted hereunder;

(m) any and all guaranties given by any Person for the benefit of such Grantor which guarantees the obligations of an obligor under any Instrument, Chattel Paper, or contract, which are pledged hereunder; and

(n) all of such Grantor’s other property and rights of every kind and description and interests therein, including without limitation, all other “Accounts”, “Certificated Securities”, “Chattel Paper”, “Commercial Tort Claims”, “Commodity Accounts”, “Commodity Contracts”, “Deposit Accounts”, “Documents”, “Equipment”, “Fixtures”, “General Intangibles”, “Goods”, “Instruments”, “Inventory”, “Investment Property”, “Letter of Credit Rights”, “Letters of Credit”, “Money”, “Payment Intangibles”, “Proceeds”, “Securities”, “Securities Account”, “Security Entitlements”, “Supporting Obligations” and “Uncertificated Securities” as each such terms are defined in the UCC.

Notwithstanding anything to the contrary contained in clause (a) through (n) above, the security interest created by this Security Agreement shall not extend to, and the term “Collateral” shall not include, any Excluded Property.

SECTION 2.2. Security for Obligations.

(a) This Security Agreement, and the Collateral in which the Administrative Agent for the benefit of the Secured Parties is granted a security interest hereunder by each Grantor, secures the prompt and indefeasible payment in full in cash and performance of all Secured Obligations (as defined in the Credit Agreement). Notwithstanding anything contained herein to the contrary, the term “Secured Obligations’ shall not include any Excluded Swap Obligations.

(b) Notwithstanding anything contained herein to the contrary, it is the intention of each Grantor, the Administrative Agent and the other Secured Parties that the amount of the Secured Obligation secured by each Grantor’s interests in any of its Property shall be in, but not in excess of, the maximum amount permitted by fraudulent conveyance, fraudulent transfer and other similar law, rule or regulation of any Governmental Authority applicable to such Grantor.

Exhibit F – Form of Second Amended and Restated Pledge and Security Agreement

Accordingly, notwithstanding anything to the contrary contained in this Security Agreement or in any other agreement or instrument executed in connection with the payment of any of the Secured Obligations, the amount of the Secured Obligations secured by each Grantor’s interests in any of its Property pursuant to this Security Agreement shall be limited to an aggregate amount equal to the largest amount that would not render such Grantor’s obligations hereunder or the Liens and security interest granted to the Administrative Agent hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provision of any other applicable law.

SECTION 2.3. Continuing Security Interest; Transfer of Advances; Reinstatement. This Security Agreement shall create continuing security interests in the Collateral and shall (a) remain in full force and effect until the Termination Date, (b) be binding upon each Grantor and its successors, permitted transferees and permitted assigns, and (c) inure, together with the rights and remedies of the Administrative Agent hereunder, to the benefit of the Administrative Agent and each other Secured Party and its respective successors, permitted transferees and permitted assigns, subject to the limitations as set forth in the Credit Agreement. Without limiting the generality of the foregoing clause (c), any Lender may assign or otherwise transfer (in whole or in part) any Note or any Advance held by it as provided in Section 9.7 of the Credit Agreement, and any successor or permitted assignee thereof shall thereupon become vested with all the rights and benefits in respect thereof granted to such Secured Party under any Credit Document (including this Security Agreement), or otherwise, subject, however, to any contrary provisions in such assignment or transfer, and as applicable to the provisions of Section 9.7 and Article 8 of the Credit Agreement. If at any time all or any part of any payment theretofore applied by the Administrative Agent or any other Secured Party to any of the Secured Obligations is or must be rescinded or returned by the Administrative Agent or any such Secured Party for any reason whatsoever (including, without limitation, the insolvency, bankruptcy, reorganization or other similar proceeding of any Grantor or any other Person), such Secured Obligations shall, for purposes of this Security Agreement, to the extent that such payment is or must be rescinded or returned, be deemed to have continued to be in existence, notwithstanding any application by the Administrative Agent or such Secured Party or any termination agreement or release provided to any Grantor, and this Security Agreement shall continue to be effective or reinstated, as the case may be, as to such Secured Obligations, all as though such application by the Administrative Agent or such Secured Party had not been made.

SECTION 2.4. Grantors Remain Liable. Anything herein to the contrary notwithstanding, (a) each Grantor shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein, and will perform all of its duties and obligations under such contracts and agreements to the same extent as if this Security Agreement had not been executed, (b) the exercise by the Administrative Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under any such contracts or agreements included in the Collateral, and (c) neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any contracts or agreements included in the Collateral by reason of this Security Agreement, nor shall the Administrative Agent nor any Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

SECTION 2.5. Delivery of Pledged Property.

(a) Subject to Sections 3.4(d), 3.6, and 4.1(d), all certificates or instruments representing or evidencing any Collateral, including all Pledged Shares and Pledged Notes, delivered to and held by or on behalf of (or in the case of the Pledged Notes, endorsed to the order of) the Administrative Agent pursuant hereto, shall be in suitable form for transfer by delivery, and shall be accompanied by all necessary endorsements or instruments of transfer or assignment, duly executed in blank.

Exhibit F – Form of Second Amended and Restated Pledge and Security Agreement

(b) To the extent any of the Collateral constitutes an “uncertificated security” (as defined in Section 8-102(a)(18) of the UCC) or a “security entitlement” (as defined in Section 8-102(a)(17) of the UCC), the applicable Grantor shall take and cause the appropriate Person (including any issuer, entitlement holder or securities intermediary thereof) to take all actions necessary to grant “control” (as defined in 8-106 of the UCC) to the Administrative Agent (for the ratable benefit of the Secured Parties) over such Collateral.

SECTION 2.6. Distributions on Pledged Shares. In the event that any Distribution with respect to any Pledged Shares or Pledged Interests pledged hereunder is permitted to be paid (in accordance with Section 6.9 of the Credit Agreement), such Distribution or payment may be paid directly to the applicable Grantor. If any Distribution is made in contravention of Section 6.9 of the Credit Agreement, the applicable Grantor shall hold the same segregated and in trust for the Administrative Agent until paid to the Administrative Agent in accordance with Section 4.1(e) or otherwise pursuant to the terms of the Intercreditor Agreement .

SECTION 2.7. Security Interest Absolute, etc. This Security Agreement shall in all respects be a continuing, absolute, unconditional and irrevocable grant of security interest, and shall remain in full force and effect until the Termination Date. All rights of the Secured Parties and the security interests granted to the Administrative Agent (for its benefit and the ratable benefit of each other Secured Party) hereunder, and all obligations of each Grantor hereunder, shall, in each case, be absolute, unconditional and irrevocable irrespective of (a) any lack of validity, legality or enforceability of any Credit Document, (b) the failure of any Secured Party (i) to assert any claim or demand or to enforce any right or remedy against any Grantor or any other Person under the provisions of any Credit Document or otherwise, or (ii) to exercise any right or remedy against any other guarantor of, or collateral securing, any Secured Obligations, (c) any change in the time, manner or place of payment of, or in any other term of, all or any part of the Secured Obligations, or any other extension, compromise or renewal of any Secured Obligations, (d) any reduction, limitation, impairment or termination of any Secured Obligations (except in the case of the occurrence of the Termination Date) for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and each Grantor hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Secured Obligations or otherwise, (e) any amendment to, rescission, waiver, or other modification of, or any consent to or departure from, any of the terms of any Credit Document, (f) any addition, exchange or release of any Collateral securing the Secured Obligations, or any surrender or non-perfection of any collateral, or any amendment to or waiver or release or addition to, or consent to or departure from, any other guaranty held by any Secured Party securing any of the Secured Obligations, or (g) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, any Grantor or any other Obligor, any surety or any guarantor.

SECTION 2.8. Waiver of Subrogation. Until the Termination Date, each Grantor hereby agrees not to exercise any claim or other rights which it may now or hereafter acquire against any Obligor that arise from the existence, payment, performance or enforcement of such Grantor’s obligations under this Security Agreement or any other Credit Document, including any right of subrogation, reimbursement, exoneration or indemnification, any right to participate in any claim or remedy of any Secured Party against any Obligor or any collateral which any Secured Party now has or hereafter acquires, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including the right to take or receive from any Obligor, directly or indirectly, in cash or other property or by set-off or

Exhibit F – Form of Second Amended and Restated Pledge and Security Agreement

in any manner, payment or security on account of such claim or other rights. If any amount shall be paid to any Grantor in violation of the preceding sentence and the Termination Date shall not have occurred, then such amount shall be deemed to have been paid to such Grantor for the benefit of, and held in trust for, the Administrative Agent (on behalf of the Secured Parties), and shall forthwith be paid to the Administrative Agent to be credited and applied upon the Secured Obligations, whether matured or unmatured. Each Grantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Credit Agreement and that the agreement set forth in this Section 2.8 is knowingly made in contemplation of such benefits.

SECTION 2.9. Election of Remedies. Except as otherwise provided in the Credit Agreement, if any Secured Party may, under applicable law, proceed to realize its benefits under any of this Security Agreement or the other Credit Documents giving any Secured Party a Lien upon any Collateral, either by judicial foreclosure or by non-judicial sale or enforcement, such Secured Party may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Security Agreement. If, in the exercise of any of its rights and remedies, any Secured Party shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Obligor or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Grantor hereby consents to such action by such Secured Party and waives any claim based upon such action, even if such action by such Secured Party shall result in a full or partial loss of any rights of subrogation that such Grantor might otherwise have had but for such action by such Secured Party.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

In order to induce the Secured Parties to enter into the Credit Agreement and make Advances thereunder and for the Issuing Lender to issue Letters of Credit thereunder, each Grantor represents and warrants unto each Secured Party as set forth in this Article III.

SECTION 3.1. Validity, etc. This Security Agreement and the other Credit Documents to which such Grantor is a party constitute the legal, valid and binding obligations of such Grantor, enforceable against such Grantor in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws at the time in effect affecting the rights of creditors generally and by general principles of equity whether applied by a court of law or equity.

SECTION 3.2. Ownership, No Liens, etc. Such Grantor is the legal and beneficial owner of, and has good and marketable title to (and has full right and authority to pledge, grant and assign) the Collateral, free and clear of all Liens, except for any Lien that is a Permitted Lien. No effective UCC financing statement or other filing similar in effect covering all or any part of the Collateral is on file in any recording office, except those filed in favor of the Administrative Agent relating to this Security Agreement, in respect of Permitted Liens or as to which a duly authorized termination statement relating to such UCC financing statement or other instrument has been delivered to the Administrative Agent on the Effective Date. This Security Agreement creates a valid security interest in the Collateral, securing the payment of the Secured Obligations, and, upon the proper filing of the applicable financing statements with the filing offices listed on Item A-1 of Schedule II attached hereto, all filings and other actions necessary to perfect and protect such security interest in the Collateral which may be perfected by such filings or other actions have been duly taken and such security interest shall be a first priority security interest.

SECTION 3.3. As to Equity Interests of the Subsidiaries, Investment Property.

Exhibit F – Form of Second Amended and Restated Pledge and Security Agreement

(a) With respect to the Pledged Shares issued by any Subsidiary of such Grantor, all such Pledged Shares are duly authorized and validly issued, fully paid and non-assessable, and represented by a certificate.

(b) With respect to the Pledged Interests issued by any Subsidiary of such Grantor, no such Pledged Interests (i) are dealt in or traded on securities exchanges or in securities markets, (ii) expressly provide that such Pledged Interests are securities governed by Article 8 of the UCC, or (iii) are held in a Securities Account, except, with respect to this clause (b), Pledged Interests (A) for which the Administrative Agent is the registered owner or (B) with respect to which the Pledged Interests Issuer has agreed in an authenticated record with such Grantor and the Administrative Agent to comply with any instructions of the Administrative Agent without the consent of such Grantor.

(c) Such Grantor has delivered all Certificated Securities constituting Collateral held by such Grantor on the Effective Date to the Administrative Agent, together with duly executed undated blank stock powers, or other equivalent instruments of transfer reasonably acceptable to the Administrative Agent.

(d) With respect to Uncertificated Securities constituting Collateral owned by such Grantor, such Grantor has caused each Pledged Interests Issuer that is a Subsidiary of such Grantor or used commercially reasonable efforts to cause each other issuer thereof either (i) to register the Administrative Agent as the registered owner of such security, or (ii) to agree in an authenticated record with such Grantor and the Administrative Agent that such Pledged Interests Issuer or other issuer will comply with instructions with respect to such security originated by the Administrative Agent without further consent of such Grantor.

(e) The percentage of the issued and outstanding Pledged Shares and Pledged Interests of each Pledged Interests Issuer that is a Subsidiary of such Grantor pledged by such Grantor hereunder on the Effective Date is as set forth on Schedule I and the percentage of the total membership, partnership and/or other Equity Interests in the Pledged Interest Issuer that is a Subsidiary of such Grantor is indicated on Schedule I. All of the Pledged Shares and Pledged Interests constitute one hundred percent (100%) of such Grantor’s interest in the applicable Pledged Interests Issuer, except in the case of outstanding Voting Securities that are issued by First-Tier Foreign Subsidiaries with respect to which such Grantor has pledged up to sixty-six percent (66%) of such outstanding Voting Securities issued by such First-Tier Foreign Subsidiaries as indicated on Schedule I.

(f) There are no outstanding rights, rights to subscribe, options, warrants or convertible securities outstanding or any other rights outstanding whereby any Person would be entitled to acquire shares, member interests or units of any Pledged Interest Issuer that is a Subsidiary of such Grantor.

(g) In the case of each Pledged Note made by a Subsidiary of the Borrower, all of such Pledged Notes have been duly authorized, executed, endorsed, issued and delivered, and are the legal, valid and binding obligation of the issuers thereof, and are not in default.

SECTION 3.4. Grantor’s Name, Location, etc.

(a) Other than as otherwise permitted pursuant to any Credit Document, (i) the jurisdiction in which such Grantor is located for purposes of Sections 9-301 and 9-307 of the UCC is set forth in Item A-1 of Schedule II hereto, (ii) the place of business of such Grantor or, if

Exhibit F – Form of Second Amended and Restated Pledge and Security Agreement

such Grantor has more than one place of business, the chief executive office of such Grantor and the office where such Grantor keeps its records concerning the Receivables, and all originals of all Chattel Paper which evidence Receivables, is set forth in Item A-2 of Schedule II hereto, and (iii) such Grantor’s federal taxpayer identification number is set forth in Item A-3 of Schedule II hereto.

(b) Within the five years prior to the date hereof, such Grantor has not been known by any legal name different from the one set forth on the signature page hereto, nor has such Grantor been the subject of any merger or other corporate reorganization, except as set forth in Item B of Schedule II hereto.

(c) Such Grantor does not, as of the date hereof, maintain any Deposit Accounts, Securities Accounts or Commodity Accounts with any Person, in each case, except as set forth on Item C of Schedule II.

(d) None of the Receivables is evidenced by a promissory note or other instrument, in each case which has a stated amount in excess of $500,000 individually or in the aggregate for all such promissory notes or other instruments, other than a promissory note or instrument that has been delivered to the Administrative Agent (in each case, with appropriate endorsements).

(e) Such Grantor is not the beneficiary of any Letters of Credit, except as set forth on Item D of Schedule II hereto (as such schedule may be amended or supplemented from time to time). Such Grantor has obtained a legal, valid and enforceable consent of each issuer to the assignment to the Administrative Agent of the Proceeds of any Letter of Credit which has a stated amount in excess of $500,000.

(f) Such Grantor does not have Commercial Tort Claims (i) in which a suit has been filed by such Grantor, and (ii) where the amount of damages reasonably expected to be claimed exceeds $500,000, except as set forth on Item E of Schedule II.

(g) The name set forth on the signature page attached hereto is the true and correct legal name (as defined in the UCC) of such Grantor as of the Effective Date.

(h) Such Grantor has not consented to, and is otherwise unaware of, any Person (other than the Administrative Agent pursuant hereto) having control (within the meaning of Section 9-104 or Section 8-106 of the UCC) over any Collateral, or any other interest in any of such Grantor’s rights in respect thereof.

SECTION 3.5. Possession of Inventory, Control; etc. Such Grantor (a) has exclusive possession and control, subject to Permitted Liens, of the Equipment and Inventory except as permitted under the Credit Agreement, and (b) is the sole entitlement holder of its Accounts and no other Person (other than the Administrative Agent pursuant to (i) this Security Agreement with respect to any Accounts maintained with the Administrative Agent or (ii) a Control Agreement with respect to any Accounts maintained with a bank other than the Administrative Agent) has “control” or “possession” of, or any other interest in, subject to Permitted Liens, any of its Accounts or any other securities or property credited thereto except as permitted pursuant to this Security Agreement.

SECTION 3.6. Negotiable Documents, Instruments and Chattel Paper. Such Grantor has, contemporaneously herewith, delivered to the Administrative Agent possession of all originals of all Documents, Instruments, promissory notes, Pledged Notes and tangible Chattel Paper owned or held by such Grantor (duly endorsed, in blank, if reasonably requested by the Administrative Agent), in the case

Exhibit F – Form of Second Amended and Restated Pledge and Security Agreement

of Documents which have a stated amount in excess of $500,000 individually or in the aggregate for all such Documents, in the case of Instruments, promissory notes, and Pledged Notes which have a stated amount in excess of $500,000 individually or in the aggregate for all such Instruments, promissory notes, and Pledged Notes, and in the case of tangible Chattel Paper which has a stated amount in excess of $500,000 individually or in the aggregate for all such tangible Chattel Paper.

SECTION 3.7. Intellectual Property Collateral. Such Grantor represents that except for any Patent Collateral, Trademark Collateral, and Copyright Collateral specified in Item A, Item B and Item C, respectively, of Schedule III hereto, and any and all Trade Secrets Collateral, such Grantor does not own and has no interests in any other material Intellectual Property Collateral as of the date hereof, other than the Computer Hardware and Software Collateral. Such Grantor further represents and warrants that, with respect to all Intellectual Property Collateral which is material to such Grantor’s business (a) such Intellectual Property Collateral is valid, subsisting, unexpired and enforceable and has not been abandoned or adjudged invalid or unenforceable, in whole or in part, (b) such Grantor is the sole and exclusive owner of the entire and unencumbered right, title and interest in and to such Intellectual Property Collateral, subject to Permitted Liens, and no claim has been made that the use of such Intellectual Property Collateral does or may, conflict with, infringe, misappropriate, dilute, misuse or otherwise violate any of the rights of any third party in any material respects, (c) such Grantor has made all necessary filings and recordations to protect its interest in such material Intellectual Property Collateral, including recordations of any of its interests in the Patent Collateral and Trademark Collateral in the United States Patent and Trademark Office and in corresponding offices throughout the world, and its claims to the Copyright Collateral in the United States Copyright Office and in corresponding offices throughout the world, and, to the extent necessary, has used proper statutory notice in connection with its use of any material patent, Trademark and copyright in any of the Intellectual Property Collateral, (d) such Grantor has taken all reasonable steps to safeguard its Trade Secrets and to its knowledge none of the Trade Secrets of such Grantor has been used, divulged, disclosed or appropriated for the benefit of any other Person other than such Grantor, (e) to such Grantor’s knowledge, no third party is infringing upon any material Intellectual Property Collateral owned or used by such Grantor in any material respect, or any of its respective licensees, (f) no settlement or consents, covenants not to sue, nonassertion assurances, or releases have been entered into by such Grantor or to which such Grantor is bound that adversely affects its rights to own or use any Intellectual Property, (g) such Grantor has not made a previous assignment, sale, transfer or agreement constituting a present or future assignment, sale or transfer of any Intellectual Property for purposes of granting a security interest or as Collateral that has not been terminated or released, (h) such Grantor uses adequate standards of quality in the manufacture, distribution, and sale of all products sold and in the provision of all services rendered under or in connection with any Trademarks and has taken all commercially reasonable action necessary to insure that any licensees of any Trademarks owned by such Grantor use such adequate standards of quality, (i) the consummation of the transactions contemplated by the Credit Agreement and this Security Agreement will not result in the termination or material impairment of any material portion of the Intellectual Property Collateral, and (j) such Grantor owns directly or is entitled to use by license or otherwise, any patents, trademarks, tradenames, Trade Secrets, copyrights, mask works, licenses, technology, know-how, processes and rights with respect to any of the foregoing used in, and necessary for the conduct of such Grantor’s business in any material respect.

SECTION 3.8. Authorization, Approval, etc. Except as have been obtained or made and are in full force and effect or as would reasonably be expected to result in a Material Adverse Change, no Governmental Approval, authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or any other third party is required either (a) for the grant by such Grantor of the security interest granted hereby or for the execution, delivery and performance of this Security Agreement by such Grantor, (b) for the perfection or maintenance of the security interests hereunder including the first priority (subject to Permitted Liens) nature of such security interest (except with respect to the

Exhibit F – Form of Second Amended and Restated Pledge and Security Agreement

financing statements or, with respect to Intellectual Property Collateral, the recordation of any agreements with the U.S. Patent and Trademark Office or the United States Copyright Office) or the exercise by the Administrative Agent of its rights and remedies hereunder, or (c) for the exercise by the Administrative Agent of the voting or other rights provided for in this Security Agreement, except, in each case, (i) with respect to any Pledged Shares or Pledged Interests, as may be required in connection with a disposition of such Pledged Shares or Pledged Interests by laws affecting the offering and sale of securities generally, the remedies in respect of the Collateral pursuant to this Security Agreement and (ii) any “change of control” or similar filings required by state licensing agencies.

SECTION 3.9. Best Interests. It is in the best interests of each Grantor to execute this Security Agreement in as much as such Grantor will, as a result of being the Borrower or a Subsidiary of the Borrower, derive substantial direct and indirect benefits from (a) the Advances and other extensions of credit (including Letters of Credit) made from time to time to the Borrower by the Lenders and the Issuing Lender pursuant to the Credit Agreement, (b) the Hedging Arrangements entered into with the Swap Counterparties, and (c) the Banking Services provided by the Lenders or their Affiliates, and each Grantor agrees that the Secured Parties are relying on this representation in agreeing to make such Advances and other extensions of credit pursuant to the Credit Agreement to the Borrower.

SECTION 3.10. Reaffirmation of Representations and Warranties. All of the representations and warranties made by the Borrower or any other Obligor regarding any Grantor in the Credit Agreement or in any other Credit Document are incorporated herein in their entirety and made by such Grantor.

ARTICLE IV

COVENANTS

Each Grantor covenants and agrees that, until the Termination Date, it will perform, comply with and be bound by the obligations set forth below.

SECTION 4.1. As to Investment Property, etc.

(a) Equity Interests of Subsidiaries. No Grantor shall allow or permit any of its Subsidiaries (i) that is a corporation, business trust, joint stock company or similar Person, to issue Uncertificated Securities constituting Collateral, unless such Person promptly takes the actions set forth in Section 4.1(b)(y) with respect to any such Uncertificated Securities, (ii) that is a partnership or limited liability company, to (A) issue Equity Interests constituting Collateral that are to be dealt in or traded on securities exchanges or in securities markets, (B) expressly provide in its organizational documents that its Equity Interests are securities governed by Article 8 of the UCC, or (C) place such Subsidiary’s Equity Interests constituting Collateral in a Securities Account, unless such Person promptly takes the actions set forth in Section 4.1(b)(y) with respect to any such Equity Interests, and (iii) to issue Equity Interests in addition to or in substitution for the Pledged Property or any other Equity Interests pledged hereunder, except for additional Equity Interests issued to such Grantor; provided that (A) such Equity Interests are immediately pledged and delivered to the Administrative Agent, and (B) such Grantor delivers a supplement to Schedule I to the Administrative Agent identifying such new Equity Interests as Pledged Property, in each case pursuant to the terms of this Security Agreement. No Grantor shall permit any of its Subsidiaries to issue any warrants, options, contracts or other commitments or other securities that are convertible to any of the foregoing or that entitle any Person to purchase any of the foregoing, and except for this Security Agreement or any other Credit Document, shall not, and shall not permit any of its Subsidiaries to, enter into any agreement creating any restriction or condition upon the transfer, voting or control of any Pledged Property.

Exhibit F – Form of Second Amended and Restated Pledge and Security Agreement

(b) Investment Property (other than Certificated Securities). With respect to any Deposit Accounts, Securities Accounts, Commodity Accounts, Commodity Contracts or Security Entitlements constituting Investment Property which is part of the Collateral owned or held by any Grantor, such Grantor will, unless otherwise permitted under the Credit Agreement, upon the Administrative Agent’s reasonable request either (i) cause the intermediary maintaining such Investment Property to execute a Control Agreement relating to such Investment Property pursuant to which such intermediary agrees to comply with the Administrative Agent’s instructions with respect to such Investment Property without further consent by such Grantor, or (ii) transfer such Investment Property to intermediaries that have or will agree to execute such Control Agreements. With respect to any Uncertificated Securities (other than Uncertificated Securities credited to a Securities Account) constituting Investment Property which is part of the Collateral owned or held by any Grantor, such Grantor will cause each Pledged Interests Issuer that is a Subsidiary of such Grantor or use commercially reasonable efforts to cause each other issuer of such securities to either (x) register the Administrative Agent as the registered owner thereof on the books and records of the issuer, or (y) execute a Control Agreement relating to such Investment Property pursuant to which the Pledged Interests Issuer or other issuer agrees to comply with the Administrative Agent’s instructions with respect to such Uncertificated Securities without further consent by such Grantor.

(c) Certificated Securities (Stock Powers). Each Grantor agrees that all Pledged Shares constituting Collateral that are Certificated Securities (and all other certificated shares of Equity Interests constituting Collateral) delivered by such Grantor pursuant to this Security Agreement will be accompanied by duly endorsed undated blank stock powers, or other equivalent instruments of transfer reasonably acceptable to the Administrative Agent. Each Grantor will promptly deliver to the Administrative Agent such stock powers, instruments and similar documents, reasonably satisfactory in form and substance to the Administrative Agent, with respect to the Collateral as the Administrative Agent may reasonably request and will, from time to time upon the reasonable request of the Administrative Agent during the occurrence of any Event of Default, promptly transfer any Pledged Shares, Pledged Interests or other shares of Equity Interests constituting Collateral into the name of any nominee designated by the Administrative Agent.

(d) Continuous Pledge. Each Grantor agrees that it will, promptly (but in any event no later than ten (10) Business Days) following receipt thereof, deliver to the Administrative Agent possession of all originals of Pledged Interests, Pledged Shares, Pledged Notes and any other Pledged Property, negotiable Documents, Instruments, promissory notes and Chattel Paper, in each case constituting Collateral and, in the case of Documents which have a stated amount in excess of $500,000 individually or in the aggregate for all such Documents, in the case of Instruments, promissory notes, and Pledged Notes which have a stated amount in excess of $500,000 individually or in the aggregate for all such Instruments, promissory notes, and Pledged Notes, and in the case of Chattel Paper which has a stated amount in excess of $500,000 individually or in the aggregate for all such Chattel Paper, that it acquires following the Effective Date and shall deliver to the Administrative Agent a supplement to Schedule I identifying any such new Pledged Interests, Pledged Shares, Pledged Notes or other Pledged Property.

(e) Voting Rights; Dividends, etc. Each Grantor agrees:

(i) that promptly upon receipt of notice of the occurrence and continuance of an Event of Default from the Administrative Agent and upon request therefor by the Administrative Agent, so long as such Event of Default shall continue, to deliver (properly endorsed where required hereby or requested by the Administrative Agent) to

Exhibit F – Form of Second Amended and Restated Pledge and Security Agreement

the Administrative Agent all Distributions with respect to Investment Property constituting Collateral, all interest principal and other cash payments on Payment Intangibles, the Pledged Property and all Proceeds of such Pledged Property or any other Collateral, in case thereafter received by such Grantor, all of which shall be held by the Administrative Agent as additional Collateral; and

(ii) if an Event of Default shall have occurred and be continuing and the Administrative Agent has notified such Grantor of the Administrative Agent’s intention to exercise its voting power under this Section 4.1(e)(ii),

(A) the Administrative Agent may exercise (to the exclusion of such Grantor) the voting power and all other incidental rights of ownership with respect to any Pledged Shares, Investment Property or other Equity Interests constituting Collateral. EACH GRANTOR HEREBY GRANTS THE ADMINISTRATIVE AGENT AN IRREVOCABLE PROXY (WHICH IRREVOCABLE PROXY SHALL CONTINUE IN EFFECT UNTIL SUCH EVENT OF DEFAULT SHALL HAVE BEEN CURED OR WAIVED) EXERCISABLE UNDER SUCH CIRCUMSTANCES, TO VOTE THE PLEDGED SHARES, PLEDGED INTERESTS, INVESTMENT PROPERTY AND SUCH OTHER COLLATERAL; AND

(B) promptly to deliver to the Administrative Agent such additional proxies and other documents as may be necessary to allow the Administrative Agent to exercise such voting power.

All Distributions, interest, principal, cash payments, Payment Intangibles and Proceeds that may at any time and from time to time be held by any Grantor but which such Grantor is then obligated to deliver to the Administrative Agent, shall, until delivery to the Administrative Agent, be held by such Grantor separate and apart from its other property in trust for the Administrative Agent. The Administrative Agent agrees that unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given the notice referred to in Section 4.1(e), each Grantor shall be entitled to receive and retain all Distributions and shall have the exclusive voting power, and is granted a proxy, with respect to any Equity Interests (including any of the Pledged Shares) constituting Collateral. Administrative Agent shall, upon the written request of any Grantor, promptly deliver such proxies and other documents, if any, as shall be reasonably requested by such Grantor which are necessary to allow such Grantor to exercise that voting power with respect to any such Equity Interests (including any of the Pledged Shares) constituting Collateral; provided, however, that no vote shall be cast, or consent, waiver, or ratification given, or action taken by such Grantor that would violate any provision of the Credit Agreement or any other Credit Document (including this Security Agreement).

SECTION 4.2. Organizational Documents; Change of Name, etc. No Grantor will change its state of incorporation, formation or organization or its name, identity, organizational identification number or corporate structure unless such Grantor shall have (a) given the Administrative Agent at least ten (10) days’ prior notice of such change and (b) taken all actions necessary or as requested by the Administrative Agent to ensure that the Liens on the Collateral granted in favor of the Administrative Agent for the benefit of the Secured Parties remain perfected, first-priority Liens (subject to Permitted Liens) subject to the terms hereof.

Exhibit F – Form of Second Amended and Restated Pledge and Security Agreement

SECTION 4.3. As to Accounts.

(a) Each Grantor shall have the right to collect all Accounts so long as no Event of Default shall have occurred and be continuing and delivery of notice in writing by the Administrative Agent.

(b) Upon (i) the occurrence and continuance of an Event of Default and (ii) the delivery of notice in writing by the Administrative Agent to each Grantor, all Proceeds of Collateral received by any Grantor shall be delivered in kind to the Administrative Agent for deposit in a Deposit Account of such Grantor (A) maintained with the Administrative Agent or (B) maintained at a depositary bank other than the Administrative Agent to which such Grantor, the Administrative Agent and the depositary bank have entered into a Control Agreement in form and substance acceptable to the Administrative Agent in its sole discretion providing that the depositary bank will comply with the instructions originated by the Administrative Agent directing disposition of the funds in the account without further consent by such Grantor (any such Deposit Accounts, together with any other Accounts pursuant to which any portion of the Collateral is deposited with the Administrative Agent, a “Collateral Account,” and collectively, the “Collateral Accounts”), and such Grantor shall not commingle any such Proceeds, and shall hold separate and apart from all other property, all such Proceeds in express trust for the benefit of the Administrative Agent until delivery thereof is made to the Administrative Agent. Upon the cure or waiver of all Events of Default, all funds in the Collateral Account shall be returned to the applicable Grantors.

(c) Following the delivery of notice pursuant to clause (b)(ii), the Administrative Agent shall have the right to apply any amount in the Collateral Account to the payment of any Secured Obligations which are due and payable or in accordance with the Credit Documents.

(d) With respect to each of the Collateral Accounts, it is hereby confirmed and agreed that (i) deposits in such Collateral Account are subject to a security interest as contemplated hereby, (ii) such Collateral Account shall be under the control of the Administrative Agent, provided that the Administrative Agent shall have entered into a Control Agreement with respect to any Accounts that are maintained with a bank other than the Administrative Agent and (iii) the Administrative Agent shall have the sole right of withdrawal over such Collateral Account; provided that withdrawals shall only be made during the existence of an Event of Default.

(e) No Grantor shall adjust, settle, or compromise the amount or payment of any Receivable, nor release wholly or partly any account debtor or obligor thereof, nor allow any credit or discount thereon; provided that, a Grantor may make such adjustments, settlements or compromises and release wholly or partly any account debtor or obligor thereof and allow any credit or discounts thereon so long as (i) no Event of Default has occurred and is continuing, (ii) such action is taken in the ordinary course of business and consistent with past practices, and (iii) such action is, in such Grantor’s good faith business judgment, commercially reasonable.

SECTION 4.4. As to Grantor’s Use of Collateral.

(a) Subject to clause (b), each Grantor (i) may in the ordinary course of its business, at its own expense, sell, lease or furnish under the contracts of service any of the Inventory normally held by such Grantor for such purpose, and use and consume, in the ordinary course of its business, any raw materials, work in process or materials normally held by such Grantor for such purpose, (ii) shall, at its own expense, endeavor to collect, as and when due, all amounts due

Exhibit F – Form of Second Amended and Restated Pledge and Security Agreement

with respect to any of the Collateral, including the taking of such action with respect to such collection as the Administrative Agent may reasonably request following the occurrence and during the continuance of an Event of Default or, in the absence of such request, as such Grantor may deem advisable, and (iii) may grant, in the ordinary course of business, to any party obligated on any of the Collateral, any rebate, refund or allowance to which such party may be lawfully entitled, and may accept, in connection therewith, the return of Goods, the sale or lease of which shall have given rise to such Collateral.

(b) At any time following the occurrence and during the continuance of an Event of Default, whether before or after the maturity of any of the Secured Obligations, the Administrative Agent may (i) revoke any or all of the rights of any Grantor set forth in clause (a), (ii) notify any parties obligated on any of the Collateral to make payment to the Administrative Agent of any amounts due or to become due thereunder, and (iii) enforce collection of any of the Collateral by suit or otherwise and surrender, release, or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder or evidenced thereby.

(c) Upon request of the Administrative Agent following the occurrence and during the continuance of an Event of Default, each Grantor will, at its own expense, notify any parties obligated on any of the Collateral to make payment to the Administrative Agent of any amounts due or to become due thereunder.

(d) At any time following the occurrence and during the continuation of an Event of Default, the Administrative Agent may endorse, in the name of the applicable Grantor, any item, howsoever received by the Administrative Agent, representing any payment on or other Proceeds of any of the Collateral.

SECTION 4.5. As to Equipment and Inventory and Goods. Each Grantor hereby agrees that it shall keep all of the Equipment and Inventory (other than Inventory sold in the ordinary course of business) and Goods material to the conduct of such Grantor’s business located in a jurisdiction within the United States of America or its offshore waters where all representations and warranties set forth in Article III shall be true and correct, and all action required pursuant to the second sentence of Section 4.12 shall have been taken with respect to the Equipment and Inventory and Goods. Notwithstanding the foregoing, the Grantors may continue to keep Equipment and Inventory and Goods located in a jurisdiction outside of the United States of America or its offshore waters as of the Effective Date but may not move any Collateral to a jurisdiction outside of the United States of America or its offshore waters without the written consent of the Administrative Agent. Each Grantor agrees to take such action (or cause its Subsidiaries to take such action), including endorsing certificates of title or executing applications for transfer of title, as is reasonably required by the Administrative Agent to enable it to properly perfect and protect its Lien on all Certificated Equipment (other than any such item of Certificated Equipment with a book value of less than $200,000 individually and $1,000,000 in the aggregate for all such Certificated Equipment) and to transfer the same.

SECTION 4.6. As to Intellectual Property Collateral. Each Grantor covenants and agrees to comply with the following provisions as such provisions relate to any Intellectual Property Collateral material to the operations or business of such Grantor:

(a) such Grantor will not (i) do or fail to perform any act whereby any material Patent Collateral may lapse or become abandoned or dedicated to the public or unenforceable, (ii) permit any of its licensees to (A) fail to continue to use any of the Trademark Collateral in order to maintain all of the Trademark Collateral in full force, free from any claim of abandonment for

Exhibit F – Form of Second Amended and Restated Pledge and Security Agreement

non-use, (B) fail to maintain as in the past the quality of products and services offered under all of the Trademark Collateral, (C) fail to employ all of the Trademark Collateral registered with any federal or state or foreign authority with an appropriate notice of such registration, (D) adopt or use any other Trademark which is confusingly similar or a colorable imitation of any of the Trademark Collateral, (E) use any of the Trademark Collateral registered with any federal, state or foreign authority except for the uses for which registration or application for registration of all of the Trademark Collateral has been made, or (F) do or permit any act or knowingly omit to do any act whereby any of the Trademark Collateral may lapse or become invalid or unenforceable, or (iii) do or permit any act or knowingly omit to do any act whereby any of the Copyright Collateral or any of the Trade Secrets Collateral may lapse or become invalid or unenforceable or placed in the public domain except upon expiration of the end of an unrenewable term of a registration thereof, unless, in the case of any of the foregoing requirements in clauses (i), (ii) and (iii), such Grantor shall reasonably and in good faith determine that any of such Intellectual Property Collateral is of negligible economic value to such Grantor;

(b) such Grantor shall promptly notify the Administrative Agent if it knows that any application or registration relating to any material item of the Intellectual Property Collateral may become abandoned or dedicated to the public or placed in the public domain or invalid or unenforceable, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any foreign counterpart thereof or any court) regarding such Grantor’s ownership of any of the Intellectual Property Collateral, its right to register the same or to keep and maintain and enforce the same;

(c) in no event will such Grantor or any of its agents, employees, designees or licensees file an application for the registration of any material Intellectual Property Collateral with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, unless it promptly informs the Administrative Agent, and upon request of the Administrative Agent (subject to the terms of the Credit Agreement), executes and delivers all agreements, instruments and documents as the Administrative Agent may reasonably request to evidence the Administrative Agent’s security interest in such Intellectual Property Collateral;

(d) such Grantor will take all necessary steps, including in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or (subject to the terms of the Credit Agreement) any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue any application (and to obtain the relevant registration) filed with respect to, and to maintain any registration of, each material Intellectual Property Collateral, including the filing of applications for renewal, affidavits of use, affidavits of incontestability and opposition, interference and cancellation proceedings and the payment of fees and taxes (except to the extent that dedication, abandonment or invalidation is permitted under the foregoing clause (a) or (b));

(e) upon obtaining an interest in any material Intellectual Property by such Grantor, such Grantor shall deliver a supplement to Schedule II identifying such new Intellectual Property; and

(f) upon obtaining an interest in any material Intellectual Property by such Grantor or, following the occurrence and during the continuance of an Event of Default, upon the request of the Administrative Agent, such Grantor shall deliver all agreements, instruments and documents the Administrative Agent may reasonably request to evidence the Administrative

Exhibit F – Form of Second Amended and Restated Pledge and Security Agreement

Agent’s security interest in such Intellectual Property Collateral and as may otherwise be required to acknowledge or register or perfect the Administrative Agent’s interest in any part of such item of Intellectual Property Collateral unless such Grantor shall determine in good faith (with the consent of the Administrative Agent) that any Intellectual Property Collateral is of negligible economic value to such Grantor.

SECTION 4.7. As to Letter of Credit Rights.

(a) Each Grantor, by granting a security interest in its Letter of Credit Rights to the Administrative Agent, intends to (and hereby does) collaterally assign to the Administrative Agent its rights (including its contingent rights ) to the Proceeds of all Letter of Credit Rights of which it is or hereafter becomes a beneficiary or assignee. Promptly following the date on which any Grantor obtains any Letter of Credit Rights after the date hereof, such Grantor shall (i) deliver a supplement to Schedule II identifying such new Letter of Credit Right and (ii) with respect to Letter of Credit Rights in excess of $500,000, cause the issuer of each Letter of Credit and each nominated person (if any) with respect thereto to consent to such assignment of the Proceeds thereof in a consent agreement in form and substance reasonably satisfactory to the Administrative Agent and deliver written evidence of such consent to the Administrative Agent.

(b) During the existence of an Event of Default, each Grantor will, promptly upon request by the Administrative Agent, (i) notify (and each Grantor hereby authorizes the Administrative Agent to notify) the issuer and each nominated person with respect to each of the Letters of Credit that the Proceeds thereof have been assigned to the Administrative Agent hereunder and that any payments due or to become due in respect thereof are to be made directly to the Administrative Agent and (ii) arrange for the Administrative Agent to become the transferee beneficiary of each Letter of Credit.

SECTION 4.8. As to Commercial Tort Claims. Each Grantor covenants and agrees that, until the Termination Date, with respect to any Commercial Tort Claim in excess of $500,000 individually or in the aggregate hereafter arising, it shall deliver to the Administrative Agent a supplement to Schedule II in form and substance reasonably satisfactory to the Administrative Agent, identifying such new Commercial Tort Claims.

SECTION 4.9. As to Electronic Chattel Paper and Transferable Records. If any Grantor at any time holds or acquires an interest in any electronic Chattel Paper or any “transferable record,” as that term is defined in Section 201 of the U.S. Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the U.S. Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, with a value in excess of $500,000 in the aggregate, such Grantor shall promptly notify the Administrative Agent thereof and, at the request of the Administrative Agent, shall take such action as the Administrative Agent may request to vest in the Administrative Agent control (for the ratable benefit of Secured Parties) under Section 9-105 of the UCC of such electronic Chattel Paper or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The Administrative Agent agrees with each Grantor that the Administrative Agent will arrange, pursuant to procedures reasonably satisfactory to the Administrative Agent and so long as such procedures will not result in the Administrative Agent’s loss of control, for such Grantor to make alterations to the electronic Chattel Paper or transferable record permitted under Section 9-105 of the UCC or, as the case may be, Section 201 of the U.S. Federal Electronic Signatures in Global and National Commerce Act or Section 16 of the U.S. Uniform Electronic Transactions Act for a party in control to allow without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Grantor with respect to such electronic Chattel Paper or transferable record.

Exhibit F – Form of Second Amended and Restated Pledge and Security Agreement

SECTION 4.10. As to Certificated Equipment. Each Grantor shall cause all Certificated Equipment to be properly titled in the name of the appropriate Grantor and to have the Administrative Agent’s Lien granted hereunder on such Certificated Equipment (other than any such item of Certificated Equipment with a book value of less than $200,000 individually and $1,000,000 in the aggregate for all such Certificated Equipment) properly noted on the certificate of title with respect thereof as required under the Credit Agreement.

SECTION 4.11. Transfers and Other Liens. No Grantor shall: (a) sell, assign (by operation of law or otherwise) or otherwise dispose of any of the Collateral, except Inventory in the ordinary course of business or as specifically permitted by the Credit Agreement, or (b) create or suffer to exist any Lien or other charge or encumbrance upon or with respect to any of the Collateral to secure Debt of any Person or entity, except for the security interest created by this Security Agreement and except for Liens specifically permitted by the Credit Agreement.

SECTION 4.12. Further Assurances, etc. Each Grantor shall warrant and defend the right and title herein granted unto the Administrative Agent in and to the Collateral (and all right, title and interest represented by the Collateral) against the claims and demands of all Persons whomsoever, subject to Permitted Liens. Each Grantor agrees that, from time to time at its own expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or that the Administrative Agent may reasonably request, in order to perfect, preserve and protect any security interest granted or purported to be granted hereby or to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral subject to the terms hereof. Each Grantor agrees that, upon the acquisition after the date hereof by such Grantor of any Collateral, with respect to which the security interest granted hereunder is not perfected automatically upon such acquisition, to take such actions with respect to such Collateral or any part thereof as required by the Credit Documents. Without limiting the generality of the foregoing, each Grantor will:

(a) from time to time upon the request of the Administrative Agent, promptly deliver to the Administrative Agent such stock powers, instruments and similar documents, reasonably satisfactory in form and substance to the Administrative Agent, with respect to such Collateral as the Administrative Agent may reasonably request and will, from time to time upon the request of the Administrative Agent, after the occurrence and during the continuance of any Event of Default, (i) promptly transfer any securities constituting Collateral into the name of any nominee designated by the Administrative Agent and (ii) if any Collateral shall be evidenced by an Instrument, negotiable Document, promissory note or tangible Chattel Paper, deliver and pledge to the Administrative Agent hereunder such Instrument, negotiable Document, promissory note, Pledged Note or tangible Chattel Paper duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Administrative Agent;

(b) file (and hereby authorize the Administrative Agent to file) such filing statements or continuation statements, or amendments thereto, and such other instruments or notices (including any assignment of claim form under or pursuant to the federal assignment of claims statute, 31 U.S.C. § 3726, any successor or amended version thereof or any regulation promulgated under or pursuant to any version thereof), as may be necessary or that the Administrative Agent may request in order to perfect and preserve the security interests and other rights granted or purported to be granted to the Administrative Agent hereby. The authorization contained in this Section 4.12 shall be irrevocable and continuing until the Termination Date;

Exhibit F – Form of Second Amended and Restated Pledge and Security Agreement

(c) deliver to the Administrative Agent and at all times keep pledged to the Administrative Agent pursuant hereto, on a first-priority, perfected basis (except for Permitted Liens), at the request of the Administrative Agent, all Investment Property constituting Collateral, all Distributions with respect thereto (which shall only be delivered to the Administrative Agent during the continuance of a Default), and all interest and principal with respect to promissory notes, and all Proceeds and rights from time to time received by or distributable to such Grantor in respect of any of the foregoing Collateral;

(d) not take or omit to take any action the taking or the omission of which would result in any impairment or alteration of any obligation of the maker of any Payment Intangible or other Instrument constituting Collateral, except as provided in Section 4.4;

(e) not create any tangible Chattel Paper without placing a legend on such tangible Chattel Paper reasonably acceptable to the Administrative Agent indicating that the Administrative Agent has a security interest in such Chattel Paper;

(f) furnish to the Administrative Agent, from time to time at the Administrative Agent’s request, statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Administrative Agent may reasonably request, all in reasonable detail; and

(g) do all things reasonably requested by the Administrative Agent in accordance with this Security Agreement in order to enable the Administrative Agent to have and maintain control over the Collateral consisting of Investment Property, Deposit Accounts, Letter of Credit Rights and Electronic Chattel Paper.

Each Grantor agrees that a carbon, photographic or other reproduction of this Security Agreement or any UCC financing statement covering the Collateral or any part thereof shall be sufficient as a UCC financing statement where permitted by law. Each Grantor hereby authorizes the Administrative Agent to file financing statements describing as the collateral covered thereby “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the Collateral described in this Security Agreement.

ARTICLE V

THE ADMINISTRATIVE AGENT

SECTION 5.1. Administrative Agent Appointed Attorney-in-Fact. Each Grantor hereby irrevocably appoints the Administrative Agent its attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time in the Administrative Agent’s discretion, following the occurrence and during the continuance of an Event of Default, to take any action and to execute any instrument which the Administrative Agent may deem necessary or advisable to accomplish the purposes of this Security Agreement, including (a) to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral, (b) to receive, endorse, and collect any drafts or other Instruments, Documents and Chattel Paper, in connection with clause (a) above, (c) to file any claims or take any action or institute any proceedings which the Administrative Agent may deem

Exhibit F – Form of Second Amended and Restated Pledge and Security Agreement

necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Administrative Agent with respect to any of the Collateral, and (d) to perform the affirmative obligations of such Grantor hereunder. EACH GRANTOR HEREBY ACKNOWLEDGES, CONSENTS AND AGREES THAT THE POWER OF ATTORNEY GRANTED PURSUANT TO THIS SECTION 5.1 IS IRREVOCABLE AND COUPLED WITH AN INTEREST AND SHALL BE EFFECTIVE UNTIL THE TERMINATION DATE.

SECTION 5.2. Administrative Agent May Perform. If any Grantor fails to perform any agreement contained herein the Administrative Agent may itself perform, or cause performance of, such agreement, and the expenses of the Administrative Agent incurred in connection therewith shall be payable by such Grantor pursuant to Section 9.1 of the Credit Agreement and the Administrative Agent may from time to time take any other action which the Administrative Agent reasonably deems necessary for the maintenance, preservation or protection of any of the Collateral or of its security interest therein.

SECTION 5.3. Administrative Agent Has No Duty. The powers conferred on the Administrative Agent hereunder are solely to protect its interest (on behalf of the Secured Parties) in the Collateral and shall not impose any duty on it to exercise any such powers. Except for reasonable care of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Administrative Agent shall have no duty as to any Collateral or responsibility for (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Investment Property and any other Pledged Property, whether or not the Administrative Agent has or is deemed to have knowledge of such matters, or (b) taking any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.

SECTION 5.4. Reasonable Care. The Administrative Agent is required to exercise reasonable care in the custody and preservation of any of the Collateral in its possession; provided, that the Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral (a) if such Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own personal property, or (b) if the Administrative Agent takes such action for that purpose as any Grantor reasonably requests in writing at times other than upon the occurrence and during the continuance of an Event of Default; provided, further, that failure of the Administrative Agent to comply with any such request at any time shall not in itself be deemed a failure to exercise reasonable care.

ARTICLE VI

REMEDIES

SECTION 6.1. Certain Remedies. If any Event of Default shall have occurred and be continuing, subject to the terms of the Intercreditor Agreement:

(a) The Administrative Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral) and also may (i) take possession of any Collateral not already in its possession without demand and without legal process, (ii) require any Grantor to, and each Grantor hereby agrees that it will, at its expense and upon request of the Administrative Agent forthwith, assemble all or part of the Collateral as directed by the Administrative Agent and make it available to the Administrative Agent at a place to be designated by the Administrative Agent that is reasonably convenient to both parties, (iii) subject to applicable law or agreements with

Exhibit F – Form of Second Amended and Restated Pledge and Security Agreement

landlords, enter onto the property where any Collateral is located and take possession thereof without demand and without legal process, and (iv) without notice except as specified below, lease, license, sell or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ prior notice to the applicable Grantor of the time and place of any public sale or the time of any private sale is to be made shall constitute reasonable notification; provided, however, that with respect to Collateral that is (x) perishable or threatens to decline speedily in value, or (y) is of a type customarily sold on a recognized market (including but not limited to, Investment Property), no notice of sale or disposition need be given. For purposes of this Article VI, notice of any intended sale or disposition of any Collateral may be given by first-class mail, hand-delivery (through a delivery service or otherwise), facsimile or email, and shall be deemed to have been “sent” upon deposit in the U.S. Mails with adequate postage properly affixed, upon delivery to an express delivery service or upon electronic submission through telephonic or internet services, as applicable. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b) Each Grantor that is or may become a fee estate owner of property where any Collateral is located agrees and acknowledges that (i) Administrative Agent may remove the Collateral or any part thereof from such property in accordance with statutory law appertaining thereto without objection, delay, hindrance or interference by such Grantor and in such case such Grantor will make no claim or demand whatsoever against the Collateral, (ii) it will (x) cooperate with Administrative Agent in its efforts to assemble and/or remove all of the Collateral located on the such property; (y) permit Administrative Agent and its agents to enter upon such property and occupy the property at any or all times to conduct an auction or sale, and/or to inspect, audit, examine, safeguard, assemble, appraise, display, remove, maintain, prepare for sale or lease, repair, lease, transfer, auction and/or sell the Collateral; and (z) not hinder Administrative Agent’s actions in enforcing its security interest in the Collateral.

(c) Each Grantor agrees and acknowledges that a commercially reasonable disposition of Inventory, Equipment, Goods, Computer Hardware and Software Collateral, or Intellectual Property may be by lease or license of, in addition to the sale of, such Collateral. Each Grantor further agrees and acknowledges that the following shall be deemed a reasonable commercial disposition: (i) a disposition made in the usual manner on any recognized market, (ii) a disposition at the price current in any recognized market at the time of disposition, and (iii) a disposition in conformity with reasonable commercial practices among dealers in the type of property subject to the disposition.

(d) All cash Proceeds received by the Administrative Agent in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral shall be applied by the Administrative Agent against, all or any part of the Secured Obligations as set forth in Section 7.6 of the Credit Agreement. The Administrative Agent shall not be obligated to apply or pay over for application noncash proceeds of collection or enforcement unless (i) the failure to do so would be commercially unreasonable, and (ii) the affected party has provided the Administrative Agent with a written demand to apply or pay over such noncash proceeds on such basis.

Exhibit F – Form of Second Amended and Restated Pledge and Security Agreement

(e) The Administrative Agent may do any or all of the following: (i) transfer all or any part of the Collateral into the name of the Administrative Agent or its nominee, with or without disclosing that such Collateral is subject to the Lien hereunder, (ii) notify the parties obligated on any of the Collateral to make payment to the Administrative Agent of any amount due or to become due thereunder, (iii) withdraw, or cause or direct the withdrawal, of all funds with respect to the Collateral Account, (iv) enforce collection of any of the Collateral by suit or otherwise, and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any obligations of any nature of any party with respect thereto, (v) endorse any checks, drafts, or other writings in the applicable Grantor’s name to allow collection of the Collateral, (vi) take control of any Proceeds of the Collateral, or (vii) execute (in the name, place and stead of the applicable Grantor) endorsements, assignments, stock powers and other instruments of conveyance or transfer with respect to all or any of the Collateral.

SECTION 6.2. Compliance with Restrictions. Each Grantor agrees that in any sale of any of the Collateral whenever an Event of Default shall have occurred and be continuing, the Administrative Agent is hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is necessary in order to avoid any violation of applicable law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications, and restrict such prospective bidders and purchasers to Persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral), or in order to obtain any required approval of the sale or of the purchaser by any Governmental Authority or official, and each Grantor further agrees that such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Administrative Agent be liable nor accountable to such Grantor for any discount allowed by the reason of the fact that such Collateral is sold in compliance with any such limitation or restriction.

SECTION 6.3. Indemnity. EACH GRANTOR HEREBY INDEMNIFIES AND HOLDS HARMLESS THE ADMINISTRATIVE AGENT, THE ISSUING LENDER AND EACH LENDER AND EACH OF THEIR AFFILIATES AND EACH THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, AND ADVISORS (EACH, AN “INDEMNITEE”) FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES, LOSSES, LIABILITIES, COSTS, AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES) THAT MAY BE INCURRED BY OR ASSERTED OR AWARDED AGAINST ANY INDEMNITEE, IN EACH CASE ARISING OUT OF OR IN CONNECTION WITH OR BY REASON OF (INCLUDING, WITHOUT LIMITATION, IN CONNECTION WITH ANY INVESTIGATION, LITIGATION, OR PROCEEDING OR PREPARATION OF DEFENSE IN CONNECTION THEREWITH) THIS SECURITY AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE APPLICABLE INDEMNITEE, EXCEPT TO THE EXTENT SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST, OR EXPENSE IS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNITEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

SECTION 6.4. Warranties. The Administrative Agent may sell the Collateral without giving any warranties or representations as to the Collateral. The Administrative Agent may disclaim any warranties of title or the like. Each Grantor agrees that this procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

Exhibit F – Form of Second Amended and Restated Pledge and Security Agreement

ARTICLE VII

MISCELLANEOUS PROVISIONS

SECTION 7.1. Credit Document. This Security Agreement is a Credit Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof, including Article 9 thereof.

SECTION 7.2. Binding on Successors, Transferees and Assigns; Assignment. This Security Agreement shall remain in full force and effect until the Termination Date has occurred, shall be binding upon each Grantor and its successors, permitted transferees and permitted assigns and, subject to the limitations set forth in the Credit Agreement, shall inure to the benefit of and be enforceable by each Secured Party and its successors, permitted transferees and permitted assigns; provided that, no Grantor shall assign any of its obligations hereunder (unless otherwise permitted under the terms of the Credit Agreement or this Security Agreement).

SECTION 7.3. Amendments, etc. No amendment to or waiver of any provision of this Security Agreement, nor consent to any departure by any Grantor from its obligations under this Security Agreement, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent (on behalf of the Lenders or the Majority Lenders, as the case may be, pursuant to Section 9.3 of the Credit Agreement) and such Grantor and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 7.4. Notices. Except as otherwise provided in this Security Agreement, all notices and other communications provided for hereunder shall be made in accordance with the terms of Section 9.9 of the Credit Agreement. Except as otherwise provided in this Security Agreement, all such notices and communications shall be effective when delivered.

SECTION 7.5. No Waiver; Remedies. In addition to, and not in limitation of Section 2.7, no failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 7.6. Headings. The various headings of this Security Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Security Agreement or any provisions thereof.

SECTION 7.7. Severability. Any provision of this Security Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Security Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 7.8. Counterparts. This Security Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart of a signature page to this Security Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Security Agreement.

SECTION 7.9. Consent as Holder of Equity and as Pledged Interest Issuer. Each Grantor hereby (a) consents to the execution by each other Grantor of this Security Agreement and grant by each other Grantor of a security interest, encumbrance, pledge and hypothecation in all Pledged Interests and other

Exhibit F – Form of Second Amended and Restated Pledge and Security Agreement

Collateral of such other Grantor to the Administrative Agent pursuant hereto, (b) without limiting the generality of the foregoing, consents to the transfer of any Pledged Interest to the Administrative Agent or its nominee following an Event of Default and to the substitution of the Administrative Agent or its nominee as a partner under the limited partnership agreement or as a member under the limited liability company agreement, in any case, as heretofore and hereafter amended, and (c) to the extent such Grantor is also a Pledged Interest Issuer, agrees to comply with instructions with respect to the applicable Pledged Interests originated by the Administrative Agent without further consent of any other Grantor without further consent of any other Grantor if an Event of Default has occurred and is continuing. Furthermore, each Grantor as the holder of any Equity Interests in a Pledged Interests Issuer that is a Subsidiary of such Grantor hereby (i) waives all rights of first refusal, rights to purchase, and rights to consent to transfer (to any Secured Party or to any purchaser resulting from the exercise of a Secured Party’s remedy provided hereunder or under applicable law) and (ii) if required by the organizational documents of such Pledged Interests Issuer, agrees to cause such Pledged Interests Issuer to register the Lien granted hereunder and encumbering such Equity Interests in the registry books of such Pledged Interests Issuer.

SECTION 7.10. Additional Grantors. Additional Domestic Subsidiaries of Borrower may from time to time enter into this Security Agreement as a Grantor. Upon execution and delivery after the date hereof by the Administrative Agent and such Subsidiary of an instrument in the form of Annex 1, such Subsidiary shall become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of any instrument adding an additional Grantor as a party to this Security Agreement shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Security Agreement.

SECTION 7.11. Conflicts with Credit Agreement. To the fullest extent possible, the terms and provisions of the Credit Agreement shall be read together with the terms and provisions of this Security Agreement so that the terms and provisions of this Security Agreement do not conflict with the terms and provisions of the Credit Agreement; provided, however, notwithstanding the foregoing, in the event that any of the terms or provisions of this Security Agreement conflict with any terms or provisions of the Credit Agreement, the terms or provisions of the Credit Agreement shall govern and control for all purposes; provided that the inclusion in this Security Agreement of terms and provisions, supplemental rights or remedies in favor of the Administrative Agent not addressed in the Credit Agreement shall not be deemed to be in conflict with the Credit Agreement and all such additional terms, provisions, supplemental rights or remedies contained herein shall be given full force and effect.

SECTION 7.12. Governing Law; Service of Process This Security Agreement shall be deemed a contract under, and shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas. Each Grantor hereby agrees that service of copies of the summons and complaint and any other process which may be served in any such action or proceeding may be made by mailing or delivering a copy of such process to such Grantor at its address set forth in this Security Agreement. Nothing in this Section shall affect the rights of any Secured Party to serve legal process in any other manner permitted by the law or affect the right of any Secured Party to bring any action or proceeding against any Grantor or its Property in the courts of any other jurisdiction.

SECTION 7.13. Submission to Jurisdiction. Each party hereto hereby irrevocably submits to the jurisdiction of any Texas state or federal court sitting in Houston, Texas in any action or proceeding arising out of or relating to this Guaranty or the other Credit Documents, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such court. Each party hereto hereby unconditionally and irrevocably waives, to the fullest extent it may effectively do so, any right it may have to the defense of an inconvenient forum to the maintenance of such action or proceeding. Each Grantor hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Exhibit F – Form of Second Amended and Restated Pledge and Security Agreement

SECTION 7.14. Waiver of Jury. THE GRANTORS HEREBY ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED BY AND HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE, AND HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 7.15. Amendment and Restatement. This Security Agreement is an amendment and restatement of the Existing Security Agreement, and this Security Agreement is not a novation of the Existing Security Agreement. The rights, titles, Liens, security interests, and assignments created and granted by the Existing Security Agreement are hereby renewed, continued, amended, restated and supplemented to the fullest extent legally permitted, and nothing contained herein is intended to impair or extinguish the Liens, security interests, assignments, privileges and priorities of the Existing Security Agreement, as hereby amended and restated, and such Liens, security interests, assignments and privileges are and will remain in full force and effect. The parties hereto expressly recognize and confirm their intent to continue the effectiveness and priority of the Liens, security interests, assignments and privileges granted under the Existing Security Agreement, as hereby renewed, extended, and modified to secure the Secured Obligations.

THIS SECURITY AGREEMENT AND THE OTHER CREDIT DOCUMENTS, AS DEFINED IN THE CREDIT AGREEMENT REFERRED TO IN THIS SECURITY AGREEMENT, REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

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Exhibit F – Form of Second Amended and Restated Pledge and Security Agreement

IN WITNESS WHEREOF, each of the parties hereto has caused this Security Agreement to be duly executed and delivered by its Responsible Officer as of the date first above written.

GRANTORS

HI-CRUSH PARTNERS LP

By: Hi-Crush GP LLC, its general partner

By:
Name:
Title:

D & I SILICA, LLC.

HI-CRUSH AUGUSTA ACQUISITION CO. LLC

HI-CRUSH AUGUSTA LLC

HI-CRUSH BLAIR LLC

HI-CRUSH CANADA INC.

HI-CRUSH CHAMBERS LLC

HI-CRUSH FINANCE CORP.

HI-CRUSH INVESTMENTS INC.

HI-CRUSH LMS LLC

HI-CRUSH OPERATING LLC

HI-CRUSH PERMIAN SAND LLC

HI-CRUSH PODS LLC

HI-CRUSH RAILROAD LLC

HI-CRUSH WHITEHALL LLC

HI-CRUSH WYEVILLE LLC

PDQ PROPERTIES LLC

By:
Name:
Title:

Exhibit F – Form of Second Amended and Restated Pledge and Security Agreement

ADMINISTRATIVE AGENT:

ZB, N.A. DBA AMEGY BANK

By:
Name:
Title:

Exhibit F – Form of Second Amended and Restated Pledge and Security Agreement

SCHEDULE I

to Second Amended and Restated

Pledge and Security Agreement

ITEM A – PLEDGED INTERESTS

Common Stock
Pledged Interests Issuer (corporate)	Cert. #	# of Shares	Authorized Shares	% of Shares Pledged

Limited Liability Company Interests
Pledgor	Pledged Interests Issuer (limited liability company)	Cert. #	% of Limited Liability Company Interests Owned	% of Limited Liability Company Interests Pledged	Type of Limited Liability Company Interests Pledged

Partnership Interests
Pledgor	Pledged Interests Issuer (partnership)	% of Partnership Interests Owned	% of Partnership Interests Pledged	Type of Partnership Interests Pledged

ITEM B – PLEDGED NOTES

1. Pledged Note Issuer Description:

Exhibit F – Form of Second Amended and Restated Pledge and Security Agreement

SCHEDULE II

to Second Amended and Restated

Pledge and Security Agreement

Item A-1.	Location of Grantor for purposes of UCC.

Item A-2.	Grantor’s place of business or principal office.

Item A-3.	Taxpayer ID number.

Item B.	Merger or other corporate reorganization.

Exhibit F – Form of Second Amended and Restated Pledge and Security Agreement

Item C.	Deposit Accounts and Securities Accounts.

Deposit Accounts:

Securities Accounts:

Item D.	Letter of Credit Rights.

Item E.	Commercial Tort Claims.

Exhibit F – Form of Second Amended and Restated Pledge and Security Agreement

SCHEDULE III – A

to Second Amended and Restated

Pledge and Security Agreement

INTELLECTUAL PROPERTY COLLATERAL

Item A. Patent Collateral.

Issued Patents

Pending Patent Applications

Patent Applications in Preparation

SCHEDULE III – B

to Second Amended and Restated

Pledge and Security Agreement

Item B. Trademark Collateral

Exhibit F – Form of Second Amended and Restated Pledge and Security Agreement

SCHEDULE III – C

to Second Amended and Restated

Pledge and Security Agreement

Item C. Copyright Collateral.

Exhibit F – Form of Second Amended and Restated Pledge and Security Agreement

Annex 1 to Second Amended and Restated

Pledge and Security Agreement

SUPPLEMENT NO.                      dated as of [            ] [        ], 201[        ] (this “Supplement”), to the Second Amended and Restated Pledge and Security Agreement dated as of December 22, 2017 (as amended, supplemented, restated, amended and restated, or otherwise modified from time to time, the “Security Agreement”), among HI-CRUSH PARTNERS LP, a Delaware limited partnership (the “Borrower”), and each subsidiary of the Borrower party thereto from time to time (collectively with the Borrower, the “Grantors” and individually, a “Grantor”), and ZB, N.A. DBA AMEGY BANK (“Amegy”), as administrative agent (in such capacity, the “Administrative Agent”) for the ratable benefit of the Secured Parties (as defined in the Credit Agreement referred to herein).

A. Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of December 22, 2017 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders party thereto from time to time (the “Lenders”), the Administrative Agent, ZB, N.A. DBA Amegy Bank, as the issuing lender and the swing line lender.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement and the Credit Agreement.

C. Section 7.10 of the Security Agreement provides that additional Subsidiaries of the Borrower may become Grantors under the Security Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary of the Borrower (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Grantor under the Security Agreement.

D. [Furthermore, pursuant to Section 5.6 of the Credit Agreement, the equity holder of each Domestic Subsidiary of the Borrower that was not in existence on the date of the Credit Agreement is required to enter into the Security Agreement as a Grantor, or supplement its Collateral (as defined in the Security Agreement), to pledge the equity of such new Domestic Subsidiary. [Equity holder of new Subsidiary] (the “Existing Grantor”; and together with the New Grantor, each a “Specific Grantor” and, collectively, the “Specific Grantors”), is executing this Supplement in accordance with the requirements of the Credit Agreement to supplement its Collateral under the Security Agreement.]

Accordingly, the Administrative Agent and the [New Grantor][Specific Grantors] agree as follows:

SECTION 1. [The Existing Grantor by its signature below (i) hereby agrees that, except as supplemented and renewed hereby, all of the terms, obligations, rights and conditions of the Security Agreement have not been amended in any way and are and will remain binding upon, and enforceable against the Existing Grantor (ii) reaffirms all the terms and provisions of the Security Agreement applicable to it as a Grantor thereunder and (iii) after giving effect to this Supplement, represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct on and as of the date hereof in all material respects.]

SECTION 2. [The Existing Grantor agrees that the terms “Pledged Property”, “Pledged Interests”, and “Pledged Shares” as used in the Security Agreement are hereby supplemented to include, and the Existing Grantor hereby pledges to the Administrative Agent, and grants to the Administrative Agent, for the benefit of the Secured Parties, a continuing security interest in and lien on all of the Existing Grantor’s right, title and interest in and to, all of its Equity Interests (as defined in the Security Agreement) or any other ownership interest described in, and set forth on, Schedule I, attached hereto and incorporated herein.]

Exhibit F – Form of Second Amended and Restated Pledge and Security Agreement

SECTION 3. In accordance with Section 7.10 of the Security Agreement, the New Grantor by its signature below becomes a Grantor under the Security Agreement with the same force and effect as if originally named therein as a Grantor and the New Grantor hereby agrees (a) to all the terms and provisions of the Security Agreement applicable to it as a Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, the New Grantor, as security for the payment and performance in full of the Secured Obligations, does hereby create and grant to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, their successors and permitted assigns as provided in the Security Agreement, a continuing security interest in and Lien on all of the New Grantor’s right, title and interest in and to the Collateral (as defined in the Security Agreement) of the New Grantor. Each reference to a “Grantor” in the Security Agreement shall be deemed to include the New Grantor. The Security Agreement is hereby incorporated herein by reference.

SECTION 4. [The New Grantor][Each Specific Grantor] represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

SECTION 5. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the [New Grantor][Specific Grantors] and the Administrative Agent. Delivery of an executed signature page to this Supplement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 6. [The New Grantor][Each Specific Grantor] hereby agrees that the schedules attached to the Security Agreement are hereby supplemented by the corresponding schedules attached to this Supplement. [The New Grantor][Each Specific Grantor] hereby represents and warrants that the information provided in the schedules attached hereto are true and correct as of the date hereof.

SECTION 7. [The New Grantor][Each Specific Grantor] hereby expressly acknowledges and agrees to the terms of Section 6.3. (Indemnity and Expenses) of the Security Agreement and expressly acknowledges the irrevocable proxy provided in Section 4.1(e) of the Security Agreement. In furtherance thereof, [NEW GRANTOR][EACH SPECIFIC GRANTOR] HEREBY GRANTS THE ADMINISTRATIVE AGENT AN IRREVOCABLE PROXY (WHICH IRREVOCABLE PROXY SHALL CONTINUE IN EFFECT UNTIL THE TERMINATION DATE) EXERCISABLE UNDER THE CIRCUMSTANCES PROVIDED IN SECTION 4.1 OF THE SECURITY AGREEMENT, TO VOTE THE PLEDGED SHARES, PLEDGED INTERESTS, INVESTMENT PROPERTY AND SUCH OTHER COLLATERAL.

SECTION 8. Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

Exhibit F – Form of Second Amended and Restated Pledge and Security Agreement

SECTION 9. This Supplement shall be deemed a contract under, and shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas. The New Grantor hereby agrees that service of copies of the summons and complaint and any other process which may be served in any such action or proceeding may be made by mailing or delivering a copy of such process to the New Grantor at its address set forth in this Supplement. Nothing in this Section shall affect the rights of any Secured Party to serve legal process in any other manner permitted by the law or affect the right of any Secured Party to bring any action or proceeding against the New Grantor or its Property in the courts of any other jurisdiction.

SECTION 10. Each party hereto hereby irrevocably submits to the jurisdiction of any Texas state or federal court sitting in Houston, Texas in any action or proceeding arising out of or relating to this Supplement or the Security Agreement, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such court. Each party hereto hereby unconditionally and irrevocably waives, to the fullest extent it may effectively do so, any right it may have to the defense of an inconvenient forum to the maintenance of such action or proceeding. Each party hereto hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

SECTION 11. [THE NEW GRANTOR][EACH SPECIFIC GRANTOR] HEREBY ACKNOWLEDGES THAT THEY HAVE BEEN REPRESENTED BY AND HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE, AND HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENT OR THE SECURITY AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 12. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, neither party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Security Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 13. All communications and notices hereunder shall be in writing and given as provided in the Security Agreement. All communications and notices hereunder to [the New Grantor][each Specific Grantor] shall be given to it at the address set forth under its signature hereto.

SECTION 14. [The New Grantor][Each Specific Grantor] agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Administrative Agent.

THIS SUPPLEMENT, THE SECURITY AGREEMENT AND THE OTHER CREDIT DOCUMENTS, AS DEFINED IN THE CREDIT AGREEMENT REFERRED TO IN THIS SUPPLEMENT, REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND SUPERSEDE ALL PRIOR UNDERSTANDINGS AND AGREEMENTS, WHETHER WRITTEN OR ORAL, RELATING TO THE TRANSACTIONS PROVIDED FOR HEREIN AND THEREIN. ADDITIONALLY, THIS SUPPLEMENT, THE SECURITY AGREEMENT AND THE CREDIT DOCUMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

[Remainder of this page intentionally left blank. Signature pages to follow.]

Exhibit F – Form of Second Amended and Restated Pledge and Security Agreement

IN WITNESS WHEREOF, the [New Grantor][Specific Grantors] and the Administrative Agent have duly executed this Supplement to the Security Agreement as of the day and year first above written.

[Name of New Grantor],

By:
Name:
Title:

Address:

ZB, N.A. DBA AMEGY BANK, as Administrative Agent

By:
Name:
Title:

Exhibit F – Form of Second Amended and Restated Pledge and Security Agreement

SCHEDULES TO SUPPLEMENT NO. 1

[AS APPROPRIATE]

Exhibit F – Form of Second Amended and Restated Pledge and Security Agreement

EXHIBIT G-1

FORM OF REVOLVING NOTE

$	,

For value received, the undersigned HI-CRUSH PARTNERS LP, a Delaware limited partnership (“Borrower”), hereby promises to pay to                      (“Payee”) the principal amount of                              No/100 Dollars ($                            ) or, if less, the aggregate outstanding principal amount of the Revolving Advances (as defined in the Credit Agreement referred to below) made by the Payee (or predecessor in interest) to the Borrower, together with interest on the unpaid principal amount of the Revolving Advances from the date of such Revolving Advances until such principal amount is paid in full, at such interest rates, and at such times, as are specified in the Credit Agreement (as hereunder defined). The Borrower may make prepayments on this Revolving Note in accordance with the terms of the Credit Agreement.

This Revolving Note is one of the Revolving Notes referred to in, and is entitled to the benefits of, and is subject to the terms of, the Second Amended and Restated Credit Agreement dated as of December 22, 2017 (as the same may be amended, restated, amended and restated, supplement or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders party thereto (the “Lenders”), and ZB, N.A. DBA Amegy Bank, as administrative agent (the “Administrative Agent”) for the Lenders, as Issuing Lender and as Swing Line Lender. Capitalized terms used in this Revolving Note that are defined in the Credit Agreement and not otherwise defined in this Revolving Note have the meanings assigned to such terms in the Credit Agreement. The Credit Agreement, among other things, (a) provides for the making of the Revolving Advances by the Payee to the Borrower in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Advance being evidenced by this Revolving Note, and (b) contains provisions for acceleration of the maturity of this Revolving Note upon the happening of certain events stated in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to the Administrative Agent at the location or address specified by the Administrative Agent to the Borrower in same day funds. The Payee shall record payments of principal made under this Revolving Note, but no failure of the Payee to make such recordings shall affect the Borrower’s repayment obligations under this Revolving Note.

This Revolving Note is secured by the Security Documents and guaranteed pursuant to the terms of the Guaranty.

This Revolving Note is made expressly subject to the terms of Section 9.10 and Section 9.11 of the Credit Agreement.

[This Revolving Note is given in renewal, extension, and modification, but not in discharge or novation, of that certain note dated [                    , 201    ] in the principal amount of $[                    ] made by the Borrower payable to the Payee.]

Except as specifically provided in the Credit Agreement and the other Credit Documents, the Borrower hereby waives presentment, demand, protest, notice of intent to accelerate, notice of acceleration, and any other notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder of this Revolving Note shall operate as a waiver of such rights.

This Revolving Note may not be assigned except in compliance with the Credit Agreement.

Exhibit G-1 – Form of Revolving Note

THIS REVOLVING NOTE SHALL BE DEEMED A CONTRACT UNDER, AND SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS (EXCEPT THAT CHAPTER 346 OF THE TEXAS FINANCE CODE SHALL NOT APPLY TO THIS REVOLVING NOTE).

THIS REVOLVING NOTE AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

HI-CRUSH PARTNERS LP

By: Hi-Crush GP LLC, its general partner

By:
Name:
Title:

Exhibit G-1 – Form of Revolving Note

EXHIBIT G-2

FORM OF SWING LINE NOTE

$10,000,000	,

For value received, the undersigned HI-CRUSH PARTNERS LP, a Delaware limited partnership (“Borrower”), hereby promises to pay to ZB, N.A. DBA AMEGY BANK (“Payee”) the principal amount of TEN MILLION AND No/100 Dollars ($10,000,000) or, if less, the aggregate outstanding principal amount of the Swing Line Advances (as defined in the Credit Agreement referred to below) made by the Payee (or predecessor in interest) to the Borrower, together with interest on the unpaid principal amount of the Swing Line Advances from the date of such Swing Line Advances until such principal amount is paid in full, at such interest rates, and at such times, as are specified in the Credit Agreement (as hereunder defined). The Borrower may make prepayments on this Swing Line Note in accordance with the terms of the Credit Agreement.

This Swing Line Note is one of the Swing Line Notes referred to in, and is entitled to the benefits of, and is subject to the terms of, the Second Amended and Restated Credit Agreement dated as of December 22, 2017 (as the same may be amended, restated, amended and restated, supplement or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders party thereto (the “Lenders”), and ZB, N.A. DBA Amegy Bank, as administrative agent (the “Administrative Agent”) for the Lenders, as Issuing Lender and as Swing Line Lender. Capitalized terms used in this Swing Line Note that are defined in the Credit Agreement and not otherwise defined in this Swing Line Note have the meanings assigned to such terms in the Credit Agreement. The Credit Agreement, among other things, (a) provides for the making of the Swing Line Advances by the Payee to the Borrower in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Swing Line Advance being evidenced by this Swing Line Note, and (b) contains provisions for acceleration of the maturity of this Swing Line Note upon the happening of certain events stated in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to the Administrative Agent at the location or address specified by the Administrative Agent to the Borrower in same day funds. The Payee shall record payments of principal made under this Swing Line Note, but no failure of the Payee to make such recordings shall affect the Borrower’s repayment obligations under this Swing Line Note.

This Swing Line Note is secured by the Security Documents and guaranteed pursuant to the terms of the Guaranty.

This Swing Line Note is made expressly subject to the terms of Section 9.10 and Section 9.11 of the Credit Agreement.

This Swing Line Note is given in renewal, extension, and modification, but not in discharge or novation, of that certain note dated April 28, 2014 in the principal amount of $10,000,000 made by the Borrower payable to the Payee.

Except as specifically provided in the Credit Agreement and the other Credit Documents, the Borrower hereby waives presentment, demand, protest, notice of intent to accelerate, notice of acceleration, and any other notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder of this Swing Line Note shall operate as a waiver of such rights.

This Swing Line Note may not be assigned except in compliance with the Credit Agreement.

Exhibit G-2 – Form of Swing Line Note

THIS SWING LINE NOTE SHALL BE DEEMED A CONTRACT UNDER, AND SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS (EXCEPT THAT CHAPTER 346 OF THE TEXAS FINANCE CODE SHALL NOT APPLY TO THIS SWING LINE NOTE).

THIS SWING LINE NOTE AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

HI-CRUSH PARTNERS LP

By: Hi-Crush GP LLC, its general partner

By:
Name:
Title:

Exhibit G-2 – Form of Swing Line Note

EXHIBIT H-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of December 22, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Hi-Crush Partners LP, a Delaware limited partnership (the “Borrower”), ZB, N.A. DBA Amegy Bank, as issuing lender, swing line lender and administrative agent (the “Administrative Agent”), and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.12(f)(ii)(B)(3) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Advance(s) (as well as any Note(s) evidencing such Advance(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-United States Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                     , 20[     ]

EXHIBIT H-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of December 22, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Hi-Crush Partners LP, a Delaware limited partnership (the “Borrower”), ZB, N.A. DBA Amegy Bank, as issuing lender, swing line lender and administrative agent (the “Administrative Agent”), and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.12(f)(ii)(B)(4) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Advance(s) (as well as any Note(s) evidencing such Advance(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Advance(s) (as well as any Note(s) evidencing such Advance(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Credit Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                     , 20[    ]

EXHIBIT H-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of December 22, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Hi-Crush Partners LP, a Delaware limited partnership (the “Borrower”), ZB, N.A. DBA Amegy Bank, as issuing lender, swing line lender and administrative agent (the “Administrative Agent”), and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.12(f)(ii)(B)(4) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-United States Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                 , 20[    ]

EXHIBIT H-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of December 22, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Hi-Crush Partners LP, a Delaware limited partnership (the “Borrower”), ZB, N.A. DBA Amegy Bank, as issuing lender, swing line lender and administrative agent (the “Administrative Agent”), and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.12(f)(ii)(B)(4) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                    , 20[    ]